As filed with the United States Securities and Exchange Commission on August 21, 2018.
Registration Statement No. 333-225121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
Post-Effective Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________
Realm Therapeutics plc
(Exact name of registrant as specified in its charter)
______________________________________________

England and Wales	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
______________________________________________
267 Great Valley Parkway
Malvern, PA 19355
United States of America
Tel: +1 484 321 2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________________________________
Realm Therapeutics, Inc.
267 Great Valley Parkway
Malvern, PA 19355
United States of America
Tel: +1 484 321 2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________
Copies to:

Joshua A. Kaufman Jeffrey P. Libson Divakar Gupta Cooley LLP 1114 Avenue of the Americas New York, New York 10036 +1 212 479 6000	Ed Lukins Ed Dyson Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 9355
______________________________________________
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this registration statement is declared effective.
______________________________________________
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☑
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DATED AUGUST 21, 2018
FINAL PROSPECTUS
126,857,901 Ordinary Shares
Represented by Approximately 5,074,316 American Depositary Shares
American Depositary Shares, or ADSs, each representing 25 ordinary shares of Realm Therapeutics plc, are listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “RLM”. Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange, under the ticker symbol “RLM”. The closing price of our ordinary shares on AIM on August 15, 2018 was £0.135 per share, which is equivalent to $0.17 per share based on the noon buying rate of the Federal Reserve Bank of New York on August 10, 2018, or $4.25 per ADS, after giving effect to the 25:1 ordinary share: ADS ratio. We have appointed Citibank, N.A. to act as the depositary for the ADSs representing our ordinary shares, including the Registered Shares, as defined below. Holders of ordinary shares registered hereby are able to deposit such shares with the depositary in exchange for ADSs representing such shares at the ratio referred to in the first sentence of this paragraph. ADSs representing the ordinary shares registered hereby became freely tradeable in the United States on the effective date of the registration statement of which this prospectus forms a part.
We have filed the registration statement of which this prospectus forms a part in part in respect of its obligations under a Registration Rights Agreement, dated September 21, 2017, concerning an aggregate of 66,396,485 ordinary shares (of which the registrant is hereby registering 66,254,529 of such ordinary shares) that we privately placed with investors on October 12, 2017 and an aggregate of 26,558,600 ordinary shares issuable upon the exercise of warrants issued on the same date to such investors. We also registered pursuant to the registration statement of which this prospectus forms a part an aggregate of 34,044,772 ordinary shares held by other shareholders identified herein. All such shareholders are identified in this prospectus and referred to as the Registered Holders. We refer to the aggregate 126,857,901 ordinary shares registered hereby as the Registered Shares. Any Registered Shares offered and sold in the United States by the Registered Holders will be in the form of ADSs. The Registered Holders are also permitted to sell ordinary shares not represented by ADSs in private transactions, including on AIM, a market operated by the London Stock Exchange, which resales are not covered by this prospectus. Unlike an initial public offering, any disposition by the Registered Holders of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Registered Holders may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. Such dispositions, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices. See the section entitled “Plan of Distribution.” We will not receive proceeds from any disposition of Registered Shares in the form of ADSs by Registered Holders.
We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Investing in ADSs representing our ordinary shares involves a high degree of risk. Before buying any ADSs representing our ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 9 of this prospectus.

We are responsible for the information contained in this prospectus and any free writing prospectus that we may prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we do not take any responsibility for any other information that others may give you. We are not making an offer to sell ADSs representing our ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs representing our ordinary shares.
For investors outside the United States: Neither we nor the Registered Holders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States.

i

We are incorporated under the laws of England and Wales. Under the rules of the U.S. Securities and Exchange Commission, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ii

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties such as investment banking analysts, industry, medical and general publications, government data and similar sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section entitled “Special Note Regarding Forward-Looking Statements.”
ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Realm,” “Realm Therapeutics,” “Realm Therapeutics plc,” “the company,” “we,” “us” and “our” refer to Realm Therapeutics plc together with its subsidiaries.
We own various trademark registrations and applications, and unregistered trademarks. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
PRESENTATION OF FINANCIAL INFORMATION
Our reporting currency is the U.S. dollar given the majority of our operations are located in the United States and transactions are denominated in U.S. dollars. The functional currency of Realm Therapeutics plc, the registrant, is pounds sterling, and its assets and liabilities are translated at the rate of exchange at year-end, while the statements of operations are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss). In this prospectus, we present our consolidated financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or FASB.
We are a public limited company incorporated and domiciled in the United Kingdom, and registered in England and Wales, with our shares publicly traded on the Alternative Investment Market of the London Stock Exchange, or AIM as well as on the Nasdaq Capital Market. As required by AIM, we also prepare and issue annual and interim financial statements in accordance with International Financial Reporting Standards, or IFRS, as adopted by the European Union. Readers of this prospectus should note that there may be certain differences between the presentation of our financial position, results of operations and cash flows under IFRS and U.S. GAAP accounting standards.

iii

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in ADSs representing our ordinary shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included in this prospectus before making an investment decision.
Overview
We are a clinical-stage biopharmaceutical company developing novel therapeutics that target the interplay between innate and adaptive immunity. Our programs seek to influence immune signalling and change the course of immune-mediated diseases in adults and children. Our lead drug development program utilizes our proprietary immunomodulatory technology - a high concentration, stabilized formulation of hypochlorous acid, or HOCl - for the treatment of Atopic Dermatitis, or AD, and we are exploring its efficacy in other dermatology indications which include Acne Vulgaris and Psoriasis, as well as other therapeutic areas.
HOCl is known as an anti-microbial molecule that is produced naturally in the body as part of the oxidative burst process, an innate immune response to infectious microbial agents. We have demonstrated that HOCl at higher concentrations acts as an immunomodulatory agent, capable of downregulating many key cytokines associated with inflammation and disease. Our proprietary technology includes a specialized method for manufacturing high purity HOCl, which yields high concentration formulations that are stabilized for certain periods of time within specific pH ranges. We possess significant know-how based in part on the four members of our research and development team who are experts in HOCl technology, with an average of 21 years of experience working with HOCl. We possess patents granted to us in the United States for composition of matter for the stabilized formulation of HOCl, methods of use and methods of manufacturing, as well as international patent protection and in-licensed HOCl technology related to our manufacturing process.
Our lead product candidate, PR022, is a non-alcohol based topical gel containing the active ingredient HOCl for the treatment of AD. AD affects an estimated 20 million people in the United States, including up to 20% of children and up to 3% of adults. Analysts estimate that this market will grow to approximately $5 billion, excluding steroids, in the United States by 2022 driven by recent market approvals of Eucrisa, Pfizer’s topical PDE-4 inhibitor for mild to moderate AD, and Dupixent, an injectable IL-4, IL-13 inhibitor for moderate to severe AD. Symptoms of AD can include rashes; dry, scaly, red skin; open, crusty and weepy sores, which can become infected; and severe and persistent pruritus, which is commonly known as itch. The current standard of care, when emollients and moisturizers no longer adequately control AD, is the use of topical steroids or injectable monoclonal antibodies for more severe cases. Steroids are known to have potentially harmful side effects.
On August 14, 2018, we announced top-line results from a Phase 2 clinical trial evaluating PR022 in patients with AD. This trial began in December 2017 and enrollment was completed in May 2018. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index, or EASI, versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD, and to evaluate the implications for our other programs including PR022 in Psoriasis and RLM023 for Acne.
Acne is the most common chronic skin condition in the United States, affecting approximately 45 million people, or 14% of the population, and is characterized by the formation of lesions on the face and neck but also extending to other parts of the body. Analysts value the prescription market for Acne at close to $4 billion in the United States in 2017, with continued growth expected. RLM023 is a topical formulation of HOCl that is optimized for Acne. We believe that a formulation based upon our proprietary

HOCl technology may offer a promising treatment for Acne due to HOCl’s anti-inflammatory and anti-microbial properties. Pre-clinical in vivo and in vitro studies using our HOCl formulation have demonstrated a reduction in the expression of pro-inflammatory cytokines such as TNF-á, IL 1â, IL-8 and IL-12, which have been reported to be key cytokines associated with Acne pathogenesis.
Psoriasis is a common skin disorder characterized by the formation of inflamed, raised plaques that shed scales derived from excessive growth of skin epithelial cells. Psoriasis is the largest indication in dermatology with, according to analyst estimates, approximately $6 billion in sales in the United States in 2017, which can largely be attributed to biologics. Research has identified key cellular and molecular pathways of inflammation that contribute to disease pathogenesis of Psoriasis.  Formulations of our proprietary platform technology have been shown in vitro and in vivo to downmodulate pro-inflammatory cytokines TNF-á, IL-6, and IL-12, which have been reported at elevated levels in patients with Psoriasis and correlated to disease severity.
While our initial clinical development focus has been on Dermatology, we are also exploring other potential applications in immune-mediated diseases generally. While the other indications are in the early stage of evaluation, we believe that the anti-inflammatory and immunomodulatory properties of our formulations demonstrated in pre-clinical studies to date provide scientific rationale for continuing to explore other indications and, subject to the full analysis of the PR022 results, intend to further evaluate the potential applications through pre-clinical models and other research. In addition, we are actively exploring opportunities to in-license new assets with potential in immune-mediated diseases to complement our portfolio.
We intend to update this prospectus as to our clinical and business development plans when we announce in September 2018 any further decisions with respect thereto that we have made following further analysis of the results of our Phase 2 clinical trial of PR022 in patients with AD discussed above.
We have a highly experienced and well-regarded management team that has gained significant industry know-how through experience at leading biopharmaceutical companies, including GSK, Johnson & Johnson, Novartis and Intercept. Additionally, our Chief Medical Officer is an immunologist with significant experience in studying immune-mediating diseases in various therapeutic areas (including oncology and hematological diseases) and has advanced several drug candidates from pre-clinical development through approval and commercialization.
Ophthalmic Program
In March 2018, we announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, PR013, a topical solution containing HOCl as its active ingredient, did not demonstrate efficacy.  As a result, we are no longer pursuing the clinical development of PR013. AC and AD have different disease pathologies. AC is caused by an allergen-induced rapid inflammatory response in which allergens interact. In contrast, AD is a complex inflammatory cutaneous disorder characterized by immune-mediated inflammation and epidermal barrier dysfunction. The design of our Phase 2 clinical trials for AC and AD were also materially different. In the AC trial, the response to the drug was measured at multiple points, all within 20 minutes of treatment, and in the AD trial, the response is measured after 28 days.
Corporate Information
We were initially formed as a private limited company under the laws of England and Wales in April 2006 under the name PuriCore plc. In December 2016, we changed our name to Realm Therapeutics plc to more accurately reflect our strategic focus and direction. Our ordinary shares were initially listed on the main market of the London Stock Exchange in June 2006. The listing was transferred to AIM, a market operated by the London Stock Exchange, in December 2014 and the ordinary shares currently trade thereon under the symbol “RLM”. ADSs representing our ordinary shares are now also listed on the Nasdaq Capital Market.

Our corporate headquarters are located at 267 Great Valley Parkway, Malvern, PA 19355, United States of America, where the telephone number is +1 484 321 2700. Our registered office is located at c/o CMS Cameron McKenna LLP, Cannon Place, 78 Cannon Street London EC4N 6AF, United Kingdom, where the telephone number is +44.207.367.3000. Our website address is www.realmtx.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Realm Therapeutics, Inc., 267 Great Valley Parkway, Malvern, PA 19355, United States of America.
On October 12, 2017, we announced that we completed a private placement of £19.3 million, comprising 66,396,485 ordinary shares and warrants to purchase an aggregate of 26,558,600 shares with U.S. and U.K. healthcare specialist funds including OrbiMed, BVF Partners, RA Capital Management, Abingworth BioEquities and Polar Capital, as well as certain existing investors. The placement included a registration rights agreement requiring us to register the resale of the shares representing the ordinary shares acquired in the private placement as well as the shares issuable upon exercise of warrants sold in conjunction therewith following the initial listing of our ordinary shares (in the form of ADSs) on a U.S. securities exchange. The registration statement of which this prospectus forms a part has been filed in part pursuant to such registration rights agreement.
In July 2018, the SEC declared effective the registration statement of which this prospectus forms a part as well as a registration statement registering ADSs representing our ordinary shares as a class of securities under the Securities Exchange Act of 1934, the ADSs were listed for trading on the Nasdaq Capital Market. The registration statements were filed in part to facilitate the creation of a trading market in the United States for such ADSs and in satisfaction of our obligations under a registration rights agreement that we entered into with investors who participated in the October 2017 private placement. We did not register any new issuance of securities at such time.
Risks Associated with Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in ADSs representing our ordinary shares. These important risks include, but are not limited to, the following:

•
Following our announcement of the preliminary top-line results from our Phase 2 clinical trial of our lead product candidate, PR022, for the treatment of AD, we may not pursue the clinical development of PR022 or, if we do, we may not be able to obtain marketing approval from the FDA or other regulatory agencies or to generate any revenues from PR022, and securing additional financing to advance the program may be more difficult.

•
We have no product candidates in clinical trials at this time and the recently announced results of Phase 2 study of PR022 in Atopic Dermatitis may have a real or perceived impact on the other candidates and indications in our development pipeline.

•	We have incurred significant losses and negative cash flow since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

•
We will be required to raise additional capital to support our drug development strategy, which may cause dilution to or adversely affect the rights of holders of ADSs representing our ordinary shares and our ordinary shares, restrict our operations or require us to relinquish rights to our technologies or product candidates. Additionally, we may not be able to access capital on favorable terms. The results of our Phase 2 trial of PR022 in Atopic Dermatitis and our declining share price is likely to have an impact on our ability to raise capital.

•
All of our current product candidates contain the same API, which is the API in PR022, which showed no difference from vehicle in the primary endpoint as recently announced in the results from the Phase 2 clinical trial of PR022 for the treatment of AD, and was also the API in our former product candidate PR013 for the treatment of Allergic Conjunctivitis, or AC, which did not demonstrate efficacy in its Phase 2 clinical trial.

•	HOCl is inherently unstable, which may affect the marketability of our product candidates.\

•	Our current product candidate pipeline is focused solely on dermatological indications.

•
We may not be successful in our efforts to increase our pipeline, including by pursuing additional indications for our current product candidates, identifying additional indications for our proprietary platform technology or in-licensing or acquiring additional product candidates for dermatological or other indications.

•	We are subject to significant competition in the indications which we are pursuing and also with respect to our underlying HOCl platform technology.

•	If we are unable to obtain or protect intellectual property rights related to any of our product candidates, we may not be able to compete effectively in our markets.

•	To date, there has been no public market for ADSs representing our ordinary shares, and an active market may not develop in which investors can resell such ADSs.

•
We currently qualify as a foreign private issuer and an emerging growth company. As a result, we will not be subject to the same level of reporting and corporate governance obligations applicable a U.S. domestic public company that is not an emerging growth company. We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and Nasdaq’s corporate governance requirements applicable to a domestic issuer, and cause us to incur significant incremental legal, accounting and other expenses.

•
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of ADSs representing our ordinary shares or our ordinary shares and the trading volume thereof could decline.

•
We believe that we will likely be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable year ended December 31, 2017, and we expect to continue to be a PFIC for our current taxable year resulting in potential adverse consequences to U.S. holders of ADSs representing our ordinary shares or our ordinary shares.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•
the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and

•
not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to irrevocably opt out of this extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.
We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2023; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three year period.
Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE REGISTERED SHARES

Nasdaq Stock Market listing	ADSs representing our ordinary shares have been approved for listing on the Nasdaq Stock Market under the symbol “RLM”.

AIM trading symbol for our ordinary shares	“RLM”.

Registered Shares being registered on behalf of the Registered Holders	126,857,901 ordinary shares, represented by an aggregate of approximately 5,074,316 ADSs.

Ordinary shares issued and outstanding immediately before and after the effectiveness of the registration statement of which this prospectus forms a part	116,561,917 ordinary shares.

American Depositary Shares
Each ADS represents 25 ordinary shares, nominal value £0.10 per share. Holders of ADSs have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement amongst us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of ADSs representing our ordinary shares, see the section entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	Citibank, N.A.

Use of proceeds	We will not receive proceeds from the disposition, if any, of Registered Shares in the form of ADSs by the Registered Holders.

Risk factors
See the section entitled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in ADSs representing our ordinary shares.

Unless otherwise stated in this prospectus, the number of our ordinary shares set forth herein is as of June 30, 2018 and is based on 116,561,917 ordinary shares issued and outstanding but excludes: 26,917,173 ordinary shares reserved for issuance pursuant to the terms of outstanding warrants, and 11,263,655 ordinary shares reserved for issuance upon the exercise of outstanding options under our Equity Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth, for the periods and as of the dates indicated, our summary consolidated financial data. The consolidated statements of operations data for the years ended December 31, 2016 and 2017 is derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our audited consolidated financial statements included in this prospectus have been prepared in accordance with U.S. GAAP as issued by the Financial Accounting Standards Board, or FASB. The statement of operations data for the six months ended June 30, 2017 and 2018 and the balance sheet data as of June 30, 2018 have been derived from our unaudited interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our results for any interim period are not necessarily indicative of the results to be expected for a full fiscal year.

	Years Ended December 31,		Six Months Ended June 30,
(in thousands except share and per share data)	2016	2017	2017	2018
Consolidated statement of operations data:
Revenues	$867	$1,121	$619	$—
Cost of revenues	121	—	—	—
	746	1,121	619	—
Operating expenses:
Research and development	4,805	8,189	2,968	7,376
General and administrative	3,248	3,622	1,602	3,518
	8,053	11,811	4,570	10,894
Loss from operations	(7,307)	(10,690)	(3,951)	(10,894)
Interest income	3	58	18	248
Loss from continuing operations before income taxes	(7,304)	(10,632)	(3,933)	(10,646)
Income tax benefit	2,230	108	—	—
Net loss from continuing operations	(5,074)	(10,524)	(3,933)	(10,646)
Net income from discontinued operations, net of tax expense	5,156	—	—	—
Net income (loss)	$82	$(10,524)	$(3,933)	$(10,646)

Net income (loss) per ordinary share - basic and diluted:
Loss from continuing operations	$(0.10)	$(0.16)	$(0.08)	$(0.09)
Income from discontinued operations	0.10	—	—	—
Net income (loss) per ordinary share	$0.00	$(0.16)	$(0.08)	$(0.09)

Weighted average ordinary shares - basic and diluted	50,139,121	65,081,903	50,165,432	116,561,917

As of June 30, 2018
(in thousands)
Consolidated balance sheet data:
Cash, cash equivalents and marketable securities	$23,669
Working capital	$22,180
Total liabilities	$2,449
Total shareholders’ equity	$24,282

RISK FACTORS
Investing in ADSs representing our ordinary shares involves a high degree of risk. Before deciding whether to invest, you should carefully consider the risks described below, and all other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of ADSs representing our ordinary shares or our ordinary shares could decline and you may lose all or part of your investment.
Risks Relating to Our Business and Drug Development Strategy
Following our announcement of the preliminary top-line results from our Phase 2 clinical trial of our lead product candidate, PR022, for the treatment of Atopic Dermatitis (AD), we may not pursue the clinical development of PR022 or, if we do, we may not be able to obtain marketing approval from the U.S. Food and Drug Administration (FDA) or other regulatory agencies or to generate any revenues from PR022, and securing additional financing to advance the program may be more difficult.
On August 14, 2018, we announced that in our Phase 2 clinical trial of PR022 in subjects with AD, PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index (EASI) versus baseline. We do not yet have full data from the study, and we are currently working with the Clinical Research Organization (CRO) to analyze the EASI results and all of the data from the study. However following these preliminary clinical results, we are uncertain as to whether we will pursue the clinical development of PR022 for the treatment of AD and we have communicated that we will update the market as to our plans in September 2018. In addition if we pursue the clinical development of PR022 for AD, we have not determined what trials would be required in order to assess the safety and efficacy of PR022 for the treatment of AD, the costs of those trials, and whether we would be able to obtain regulatory approval to market PR022 for AD from the U.S. Food and Drug Administration (FDA) or other regulatory agencies or to generate any revenues from PR022. We are uncertain as to whether the results of the Phase 2 clinical trial imply that the underlying active pharmaceutical ingredient (API), HOCl, is ineffective for the treatment of AD, or whether the results have broader implications for the clinical efficacy of HOCl for the indications in our pipeline including Acne and Psoriasis or otherwise. Additionally, after similar negative results, other companies in our industry have found it more difficult to raise capital and, when they have been able to raise capital, it has typically been on less favorable terms than they otherwise might have been able to attain had the results been favorable. In light of the foregoing, we are also currently assessing our clinical development plan for AD and our other indications and product candidates in light of our levels of cash on hand and clinical priorities. If we delay the development of our other products or decline to pursue their development, our business and financial results may suffer, and we may not achieve revenue and/or profitability on the same timeline that we otherwise would have or at all. This could have a material adverse effect on the trading value of our ordinary shares and ADSs representing our ordinary shares.
We have no product candidates in clinical trials at this time.
Following the completion of the Phase 2 clinical trial of our lead product candidate, PR022, for the treatment of AD, we have no products currently in clinical trials. Clinical development of product candidates can be a time-consuming and extended pathway, and the fact that we have no other product candidates in clinical trials means that any potential revenue opportunity from marketed products is likely to be further out than one would have anticipated prior to our receipt of the Phase 2 results. Even if we pursue the clinical development of PR022, we may be required to complete certain clinical trials or supplemental testing activities that could extend the pathway to regulatory approval, if such approval is in fact received. This could have a material adverse effect on the trading value of our ordinary shares and ADSs representing our ordinary shares.

We have incurred significant losses and negative cash flow since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.
We are a clinical stage drug development company. Since inception, we have incurred significant net losses and negative cash flows from operations. We incurred net losses from continuing operations of $5.1 million, $10.5 million and $10.6 million, and negative cash flows from continuing operations of $6.7 million, $9.5 and $10.1 million for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018 respectively. As of June 30, 2018, we had an accumulated deficit of $198.0 million. We have no pharmaceutical products approved for commercialization from which to generate revenue. We expect to continue to incur significant expenses and operating losses over the next several years. Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially:

•	if and to the extent that we continue ongoing clinical trials evaluating PR022 for the treatment of AD, or initiate and complete additional clinical trials of PR022 in such indication, as needed;

•	if and to the extent that we continue development of and pursue regulatory approvals for our product candidates for the treatment of Acne and Psoriasis;

•	if we seek to develop additional product candidates based upon our proprietary technology;

•
if we ultimately establish a commercialization infrastructure and scale up external manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

•	if we seek to in-license or acquire additional product candidates for development to expand or diversify our product pipeline;

•	if we are required to adapt our regulatory compliance efforts to incorporate requirements applicable to any marketed products for which we may obtain regulatory approval;

•	as we maintain and protect, and to the extent that we expand, our intellectual property portfolio;

•	if we hire additional clinical, manufacturing, scientific, operational, financial, information technology or other personnel; and

•	as we incur incremental legal, accounting and other expenses operating as a public company in both the United States (U.S.) and the United Kingdom (UK).
To become and remain profitable, we must succeed in developing and eventually commercializing product candidates that generate significant revenue. This will require us to be successful in a range of challenging activities, including successfully completing pre-clinical testing and clinical trials of our product candidates, obtaining regulatory approval, and manufacturing, marketing and selling any product candidates for which we may obtain regulatory approval, as well as discovering, developing and / or acquiring additional product candidates. However following our recent announcement regarding the results from our Phase 2 clinical trial of our lead product candidate, PR022, for the treatment of AD, we may not be able to obtain marketing approval for PR022 from the FDA or other regulatory agencies or to generate any revenues from PR022. It is possible that we may never succeed in being able to market our other product candidates as well and, even if we are successful in obtaining regulatory approval, we may never be able generate revenue that is significant enough to achieve profitability.
In cases where we are successful in obtaining regulatory approval to market one or more of our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, our label claims, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.
Because of the numerous risks and uncertainties associated with product development, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform studies in addition to those expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase.
Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain product approvals, diversify our offerings or continue our operations. A decline in the value of our Company could also cause you to lose all or part of your investment in our ordinary shares and or your ADSs representing our ordinary shares.
We will be required to raise additional capital to support our drug development strategy, which may cause dilution to or adversely affect the rights of holders of ADSs representing our ordinary shares and our ordinary shares, restrict our operations or require us to relinquish rights to our technologies or product candidates.
We had cash, cash equivalents and marketable securities of $23.7 million at June 30, 2018. The costs associated with developing, testing and obtaining regulatory approval for drugs are significant, and the timelines for obtaining regulatory approvals for drugs are lengthy and uncertain. We expect to continue to incur significant expenses and operating losses over the next several years associated to support our clinical development program, the costs of which are subject to the factors set forth in the preceding risk factor. The following factors, among others, may cause our future funding requirements to be greater than anticipated or to accelerate the need for funds:

•
recently announced results from our Phase 2 clinical trial of PR022 for the treatment of AD, which may require us to expend additional funds on testing the safety and efficacy of that product candidate to obtain regulatory approval, if and to the extent that we determine to pursue the clinical development of PR022 for the treatment of AD;

•	unforeseen developments during pre-clinical trials, including toxicology studies;

•	unfavorable or unexpected events related to or the outcomes of clinical trials, including delays in enrollment;

•	delays in the timing of receipt of required regulatory approvals or clearances for next phases of clinical trials;

•	broader than anticipated safety or efficacy trials imposed by regulators;

•	unanticipated expenses in research and development;

•	unanticipated expenses or delays in the manufacture of clinical trial material;

•	the success or failure of existing or potential new therapies for the treatment of diseases being targeted by us;

•	unanticipated expenses in defending or fortifying intellectual property rights;

•	lack of financial resources to adequately support operations;

•	the need to respond to technological changes and competition;

•	unforeseen problems in attracting and retaining qualified personnel;

•	claims that might be brought in excess of our insurance coverage;

•	warranty claims related to the sale of our Supermarket Retail business in October 2016; or

•	imposition of penalties for failure to comply with regulatory guidelines.
Until such time, if ever, as we can generate substantial product revenues, we may finance our cash needs through securities offerings, debt financings, license and collaboration agreements, or other capital raising transactions. If we raise capital through equity securities offerings, your equity interest ownership in our Company will be diluted, and the terms of the securities that we issue in such transaction may include liquidation or other preferences that adversely affect your rights as a holder of ADSs representing our ordinary shares or of our ordinary shares. Debt financing, if available, could result in fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, to acquire, sell or license intellectual property rights, to make capital expenditures, to declare dividends, or other operating restrictions. If we raise additional funds through collaboration or licensing agreements, we may have to relinquish valuable rights to our technologies, future revenue streams, or product candidates or grant licenses on terms that may not be favorable to us. In addition, we could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. Raising additional capital through any of these or other means could adversely affect our business and the holdings or rights of our security holders, and may cause the market price of ADSs representing our ordinary shares or our ordinary shares to decline. Further, the recently announced results from our Phase 2 clinical study could negatively impact the value of our Company and result in a higher cost of capital or higher level of dilution than otherwise might be incurred in the event of a dilutive financing.
All of our current product candidates contain the same API, which is the API in PR022, which showed no difference from vehicle in the primary endpoint as recently announced in the results from the Phase 2 clinical trial of PR022 for the treatment of AD, and was also the API in our former product candidate PR013 for the treatment of Allergic Conjunctivitis, or AC, which did not demonstrate efficacy in its Phase 2 clinical trial.
HOCl, based on our proprietary platform technology, is the API in all of our current product candidates. Since our current pipeline does not contain product candidates other than those with HOCl as the API, we may be limited in our future product development efforts unless we in-license or acquire additional product candidates, products or technologies, which in any such case could be costly and / or unsuccessful. On August 14, 2018, we announced that in our Phase 2 clinical trial of PR022 in subjects with AD, PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index (EASI) versus baseline. In March 2018, we announced that our Phase 2 clinical trial of PR013, a product candidate designed as a topical solution for Allergic Conjunctivitis, an ophthalmic disease, did not demonstrate efficacy. As a result, we are uncertain as to whether we intend to pursue the clinical development of PR022 for the treatment of AD and we are no longer pursing the clinical development of PR013. PR022 and PR013 contain the same API as our other product candidates. There could be an actual or perceived impact on the likelihood of our other product candidates to be successful in their clinical trials. If the failure of our AD Phase 2 trial or AC Phase 2 clinical trial is indicative of an underlying inefficacy of HOCl for indications other than AD and AC, respectively, it could have a material adverse effect on the other product candidates in our pipeline and our clinical development plan related thereto and on our business, more generally.

HOCl is inherently unstable, which may affect the marketability of our product candidates.
HOCl is formed from the dissolution of chlorine in water. The form of chlorine changes from Cl2 to HOCl to OCL- depending on the pH of its environment. HOCl is the form in which chlorine predominantly exists at a pH range of 4.0 to 6.5. This presents a challenge to the stability, and therefore the marketability, of our product candidates. While we have been granted patents regarding the stabilization of HOCl, there can be no assurance that we will be able to develop and manufacture one or more formulations of HOCl that provide a sufficient shelf-life for the commercialization of product candidates based on such technology. To achieve a commercially viable shelf-life for such product candidates may require a significant investment of money and resources, as well as time to develop, test and potentially patent, new formulations and packaging designs. Cold-chain maintenance may also be required to be instituted in the drug supply chain in order to maintain the necessary shelf life in order for our product candidates, if and when approved, to be competitive in the marketplace. Additionally, we may not be able to achieve a shelf-life comparable to the products of our competitors, which could result in higher costs to manufacture and distribute our products.
Our current product candidate pipeline is focused solely on dermatological indications.
All of the candidates currently in our clinical development pipeline are targeted topical treatments for dermatological conditions. This focus on a particular subset of indications may not be sufficiently diversified to manage the risk that the failure of any specific clinical trial may implicate the prospective viability of the other product candidates in our clinical development pipeline. For example, our preliminary results from our Phase 2 clinical trial of our lead product candidate, PR022, for the treatment of AD, may actually impact or may be perceived to impact the potential for our other product candidates to be safe and effective for any or all dermatological indications. Furthermore, we may not be able to identify other therapeutic areas for which our platform technology has potential utility. If our efforts to develop our HOCl platform technology in dermatology are unsuccessful, and we are not able to pursue alternate indications, our business will be materially adversely affected.
In addition, we are aware of recent high profile failures of products in clinical trials for AD and Acne, which could negatively influence investor confidence in the ability of companies to develop new drugs for these indications and, therefore, their willingness to further invest in products being developed to treat AD or Acne.
It is not uncommon in any trial, but particularly in dermatology trials, for the placebo/vehicle to demonstrate some level of efficacy, making it more difficult to demonstrate a clinically meaningful or statistically significant difference between the drug and placebo response, which is one of the key measures for determining success in a clinical trial. In our Phase 2 clinical trial of PR022 for the treatment of AD, PR022 did not show a difference versus vehicle in the primary endpoint. If we are not able to determine clinically meaningful or statistically significant responses in clinical trials of our product candidates, it will have a material adverse effect on our ability to obtain regulatory approvals to market our product candidates, including PR022.
Clinical product development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.
In clinical development, the risk of failure for product candidates is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete pre-clinical testing and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans.
The results of pre-clinical studies and early-stage clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. The recently announced results of our Phase 2 clinical trial of PR022 for the treatment of AD indicated that PR022 did not in fact create a different effect versus vehicle. A number of companies in the biopharmaceutical industry have suffered similar significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials or pre-clinical studies. Our future clinical trial results, if any, may not be successful.
Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of pre-clinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.
We have not completed all clinical trials required for the approval of any of our product candidates and we cannot assure you that any clinical trial that we may conduct in the future, will demonstrate adequate efficacy and safety to obtain regulatory approval to market our product candidates. We may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
delays in reaching, or failure to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•
our Phase 2 clinical trial of PR022 for the treatment of AD produced, and future clinical trials of our product candidates may produce negative or inconclusive results, including failure to demonstrate statistical significance, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs, including with respect to PR022;

•
the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•
our product candidates may have undesirable side effects, cause adverse events, or AEs, or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials and in the case of AEs for us to incur losses as a result of claims, actions or settlements;

•	our current or future third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•
regulators or institutional review boards may require that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate; and

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient, delayed or inadequate.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the institutional review boards of the institutions in which such trials are being conducted, by the data safety monitoring board for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly.
There are also a number of factors particular to the clinical development of our product candidate pipeline that could affect the timing and cost of development of our product candidates. The toxicology studies necessary to support the submission of a New Drug Application, or NDA, for all of our product candidates have not yet been conducted and there is no certainty as to the outcome of these studies. In addition, the toxicology studies necessary to support the submission of an IND for certain of our product candidates, have not all been completed and there is no certainty as to the outcome of these studies. Our pipeline candidates are under review in order to consider the implication of the Phase 2 AD trial results on such candidates or indications. Many of the therapeutic areas being targeted by our pipeline candidates have a significant pediatric patient population. Clinical trials and commercialization of products involving a pediatric population carry a higher degree of risk than they otherwise would, given the potential liability associated with AEs involving children.
In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate (including due to the recently announced results from our Phase 2 clinical trial of PR022 for the treatment of AD), if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not favorable or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.
Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our pre-clinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant pre-clinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize, or receive approval for, our product candidates.

Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success.
If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the label claims and target patient populations for our product candidates;

•	the efficacy, safety and potential advantages of any of our product candidates compared to alternative treatments;

•	our ability to offer our products for sale at competitive prices;

•	the stability, shelf life, convenience and ease of storage and administration compared to alternative treatments;

•	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;

•	our ability to hire and retain a sales force in the U.S., or to engage one or more third party distributors for our products;

•	the strength of marketing and distribution support;

•	the availability of third party coverage and adequate reimbursement for any product candidates;

•	the prevalence and severity of any side effects; and

•	any restrictions on the use of our products together with other medications.
If we are unable to establish sales, marketing and distribution capabilities for our product candidates that may receive regulatory approval, we may not be successful in commercializing those product candidates if and when they are approved.
We do not have sales or marketing infrastructure. To achieve commercial success for any product candidate for which we may obtain marketing approval, we will need to establish a sales and marketing organization or to engage one or more third party distributors for our products. In the future, we expect to build a focused sales and marketing infrastructure to market or co-promote some of our product candidates in the U.S., if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. If we are unable to establish our own sales, marketing and distribution capabilities and are forced to enter into arrangements with, and rely on, third parties to perform these services, our revenue and our profitability, if any, are likely to be lower than if we had developed such capabilities ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.
Even if we obtain regulatory approval for any of our product candidates, such product candidate(s) will remain subject to ongoing regulatory oversight.
Even if we obtain any regulatory approval for any of our product candidates, such product candidate(s) will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for any of our product candidates may also be subject to Risk Evaluation and Mitigation Strategies, or REMS, limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 trials, and surveillance to monitor the quality, safety and efficacy of the drug.
In addition, drug manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with Current Good Manufacturing Practices, or cGMP, requirements and adherence to commitments made in the NDA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a drug, such as Adverse Events, or AEs, of unanticipated severity or frequency, or problems with the facility where the drug is manufactured or if a regulatory authority disagrees with the promotion, marketing or labelling of that drug, a regulatory authority may impose restrictions relative to that drug, the manufacturing facility or us, including requesting a recall or requiring withdrawal of the drug from the market or suspension of manufacturing.
If we fail to comply with applicable regulatory requirements following approval of any of our product candidates, a regulatory authority may:

•	issue an untitled letter or warning letter asserting that we are in violation of the law;

•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending NDA or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;

•	restrict the marketing or manufacturing of the drug;

•	seize or detain the drug or otherwise require the withdrawal of the drug from the market;

•	refuse to permit the import or export of product candidates; or

•	refuse to allow us to enter into supply contracts, including government contracts.
Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize PR022 or any other product candidates and harm our business, financial condition, results of operations and prospects.
We may not be successful in our efforts to increase our pipeline, including by pursuing additional indications for our current product candidates, identifying additional indications for our proprietary platform technology or in-licensing or acquiring additional product candidates for dermatological or other indications.
A key element of our strategy is to build and expand our pipeline of product candidates, including by developing our HOCl platform technology for the treatment of additional indications. The recently announced results of our Phase 2 trial of PR022 in Atopic Dermatitis may have a real or perceived impact on the ability of our HOCl technology to be effective in other dermatology indications or non-dermatology indications, thus limiting our ability to leverage the technology and expand our product portfolio. In addition, we are seeking to in-license or acquire additional product candidates potentially for dermatological and other indications. We may not be able to develop or identify product candidates that are safe, tolerable and effective. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify, in-license or acquire may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. Additionally, the failures of our recent Phase 2 trials may negatively impact our Company’s reputation or negotiating position in in-licensing or acquiring assets under competitive circumstances.
The success of our product candidates will depend significantly on adequate reimbursement.
Our product candidates have neither been approved for reimbursement, nor have reimbursement rates for our product candidates been determined by commercial or government payors in the U.S. or elsewhere, since all of our product candidates remain in clinical development. Our success will depend in part on adequate reimbursement by such payors for our product candidates for their respective indications. Third party payors determine which treatments they will cover and establish reimbursement levels. Even if a third party payor covers a particular treatment, the reimbursement rate therefor may not be adequate. Reimbursement by a third party payor may depend upon a number of factors including whether a treatment is appropriate for the specific patient; is cost-effective; is supported by peer-reviewed medical journals; and is included in clinical practice guidelines. In addition, since we are pursuing clinical development of product candidates in AD, Acne and Psoriasis and given that low-cost, and often generic, steroids are one of the standards of care in each of the these three indications, payors could require step-through therapy with steroids before reimbursing a patient for our product candidates, if and when they are approved for marketing, or the low price point of these alternative steroid treatments could result in pricing pressure on our product candidates, which would have a material adverse effect on our business and financial results. Furthermore, the payor reimbursement, competition and pricing in these three indications are different. Since our product candidates are all based on the same API, we may not be able to develop products for the three different indications that are sufficiently differentiated in their formulation such that we would be able to market and price them differently or, even if we did, that clinicians won’t prescribe the least-cost formulation for their patients among these different indications. This could result in price pressures across our planned portfolio of products, which would have a material adverse effect on our business and financial results.
Healthcare legislative reform measures may have a negative impact on our business and results of operations.
In the U.S., there have been, and continue to be, legislative and regulatory developments regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Additionally, there has been heightened governmental scrutiny in the U.S. of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that they will continue to seek new legislative and / or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or successfully commercialize our drugs.
We are subject to significant competition in the indications that we are pursuing and also with respect to our underlying HOCl platform technology.
In view of our recently announced results in our Phase 2 trial of PR022 in Atopic Dermatitis, other companies may have more potentially efficacious formulations.
We currently rely on our HOCl technology platform as the source of the product candidates in our clinical development pipeline. Our HOCl technology platform is subject to competition from other companies whose technology may offer advantages in terms of safety, efficacy or cost. Competitors may also precede us in commercializing, developing and receiving regulatory approval for products developed based on such technology. As a result, our products may not be competitive or available in the market in a timely manner, which could have a material adverse effect on our business by limiting the potential for sales of our products or creating pricing pressure for our products, if and when they are approved for marketing.
We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical and specialty pharmaceutical companies, academic institutions and governmental agencies and public and private research institutions. We are aware of a significant number of commercialized products as well as products in development in each of the three therapeutic areas that we are currently targeting in our clinical development pipeline, which could result in a significantly greater field of competition by the time our products are approved and thereafter commercialized. We consider PR022’s prospective competitors for the treatment of AD to be topical steroids; Crisaborole topical PDE-4 inhibitor; and Dupilumab, an injectable IL-4 and IL-13 inhibitor for moderate to severe AD. Certain calcineurin inhibitors, such as Elidel, are also prescribed for the treatment of AD. Standard treatments for Acne include antibiotics, antibacterials, retinoids and oral contraceptives. There are a number of treatments for Psoriasis on the market, including biologics, topical therapies such as corticosteroids or vitamin D, as well as systemic immunosuppressive drugs, or phototherapy.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our product, which could result in our competitors establishing a strong market position before we are able to enter the market or could result in the approval of our product being delayed until the expiration of any new chemical entity exclusivity or other regulatory exclusivity received by such competitor.
We are also aware of other companies that manufacture, market and / or sell HOCl or chlorine based products at different concentrations and formulations and for different indications than we target. Some of these products are sold over-the-counter, or OTC. If we demonstrate clinical efficacy in our trials with our HOCl based products, these other companies could use our results to promote their products as having the same or similar efficacy as our products. If successful, they may offer their products at a lower cost for the same indications, or they may seek to convince clinicians, patients or payors that their products are a good alternative to our products. If these OTC companies are successful in such efforts, our ability to market our products, if and when approved, may be limited.
Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development,

manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.
We are dependent on third parties to support our drug development efforts.
We currently utilize one contract manufacturer for our API and a separate contract manufacturer for PR022. We do not have long-term supply agreements in place with these contract manufacturers. These contract manufacturers may not be able to scale-up sufficiently to meet our requirements for material needed for our pre-clinical studies and clinical trials and potentially for the commercialization of our product candidates, and they may not be have the capacity, ability or willingness to manufacture multiple product candidates within our required timeframe. In addition, like many development stage drug companies with small internal teams, we have partnered with third parties in relation to development efforts, clinical trial material manufacturing, pre-clinical / safety studies, analytical studies and regulatory support. As such, we are dependent on a few key partners to deliver equipment, services and products on specified timelines and costs in order to meet our development plans. In some cases, it may be necessary to dual source goods and services in order to meet timelines or other requirements, resulting in additional costs. Finally, we source a critical element of our manufacturing equipment from one supplier, so if a replacement or additional part is needed, we are reliant on that supplier to provide the component on a timely basis and in the required timeframe. The supplier’s inability to meet these requirements could have a material adverse effect on the timeline, cost and viability of our clinical development program.
We rely on a small team of key management and scientists to execute our business strategy.
We rely on small management and research and development teams. In particular, we rely on the efforts of our Chief Executive Officer, Alex Martin, our Chief Financial Officer and Chief Operating Officer, Marella Thorell, and our Chief Medical Officer, Dr. Christian Peters. While we have entered into employment agreements with certain executive officers, each of these employees may terminate their employment with us at any time. We do not maintain “key person” insurance for either of these executive officers. Our scientific staff, including our Chief Medical Officer, possesses a significant amount of unregistered intellectual property or know-how regarding chlorine in general and our product candidates specifically which, if these team members were to leave our Group, it could take a significant amount of time and money to re-build. The loss of key members of either our management or research and development teams could result in a delay of our business and strategic plans and operations or require us to incur additional costs to recruit and / or train replacements, any of which could have a material adverse effect on our business.
We may become subject to claims in connection with past asset dispositions.
We sold our Supermarket Retail business in October 2016. In connection with this transaction, we provided customary representations, warranties and covenants and related indemnities to counterparties. Although we are not aware of any outstanding matters that would reasonably form a basis for a claim related to this transaction, circumstances may arise that could result in a claim against us by counterparties pursuant to our indemnification obligations thereunder and the underlying representations, warranties and covenants. If we become subject to liability based upon such contractual obligations or otherwise and we are required to indemnify the counterparties, it could have a material adverse effect on our business and financial position.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or drugs caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or drugs that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards paid to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.
We currently hold $10 million in product liability insurance coverage in the aggregate, with a per incident limit of $10 million, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
Our business and operations would suffer in the event of computer system failures, cyberattacks or a deficiency in our cybersecurity.
Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidates could be delayed.
Risks Relating to Intellectual Property Matters
If we are unable to obtain or protect intellectual property rights related to any of our product candidates, we may not be able to compete effectively in our markets.
We rely upon a combination of patents, trade secret protection, and confidentiality agreements to protect the intellectual property related to our product candidates. The issuance, scope, validity, enforceability, strength and commercial value of patents in the pharmaceutical field involves complex legal and scientific questions and can be uncertain. Some patent applications that we own may fail to result in issued patents with claims that cover the product candidates in the U.S. or in foreign jurisdictions. If this were to occur, early generic competition could be expected against our product candidates in development. There may be relevant prior art relating to our current or future patents and patent applications which could invalidate a patent or prevent a patent from issuing based on a pending patent application.
We have in-licensed certain intellectual property, including patents, from Dr. Vitold Bakhir relating to electrochemical cell devices for production of HOCl. While our licenses are exclusive at least within our field and require cooperation from the licensor to enforce the licensed patents, there is no guarantee that these patents will be successfully enforced against competitors, or that the licensor will fully comply with the terms of the license, including obligations relating to patent enforcement and defense of the patents. Further, we have sublicensed certain intellectual property licensed from Dr. Bakhir to Chemstar Corp. for certain unrelated fields, including rights to enforce this intellectual property in these fields. Enforcement of the intellectual property in the sublicensed fields could compromise or result in invalidation of some or all of the intellectual property sublicensed to Chemstar Corp.
The patent prosecution process is expensive and time consuming. We may not be able to prepare, file, and prosecute all necessary or desirable patent applications for a commercially reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Further, there are other companies pursuing HOCl related technologies. These third parties may file patent applications or disclose concepts relevant to our technology before we are able to file our patent applications, and thus these third party patents and disclosures may constitute prior art against our patents and applications. Moreover, depending on the terms of any future in licenses to which we may become a party, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain or enforce the patents, covering technology in licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how, information, or technology that is not patentable or is difficult to patent, including processes and information relating to our manufacturing and drug development programs for which patents are difficult to enforce or would not provide a competitive advantage in our market. Although we generally require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed, or that our trade secrets and other confidential proprietary information will not be disclosed, or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements, or security measures may be breached, and we may not have adequate remedies for any breach. Also, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA is considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future. Furthermore, we have sold certain of our businesses over the past few years, pursuant to which licenses were granted to the acquirers of such businesses to utilize certain of our intellectual property rights, including rights to produce and market HOCl for particular purposes. We have also out-licensed our intellectual property to certain third parties. If the licensees do not respect the terms of such agreements, including limitations as to the field of use, then we could be adversely affected due to the loss of potential business opportunities outside the scope of those granted to the licensees, or we could be subject to non-contractual disclosure of such information. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.
We may enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property rights throughout the world.
Filing and prosecuting patent applications and defending patents covering our product candidates in all countries throughout the world would be prohibitively expensive. While we have filed patent applications in jurisdictions that we believe are important to our business, our patent position in these jurisdiction may not be the same as our position in the U.S. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement rights are not as strong as those in the U.S. or Europe. These products may compete with our product candidates, and our future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
In addition, we may decide to abandon national and regional patent applications before grant. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the U.S., but may issue as patents with claims of different scope or may even be refused in other jurisdictions. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.
While we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.
The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the U.S. and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property rights, which could make it difficult for us to stop the infringement of our future patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing as patents, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.
Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future patents.
Our ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the U.S. and the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific, and factual issues. Changes in either patent laws or interpretations of patent laws in the U.S. and other jurisdictions or countries may diminish the value of our intellectual property or narrow the scope of our patent protection.
Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have owned or licensed or that we might obtain in the future. An inability to obtain, enforce, and defend patents covering our proprietary technologies would materially and adversely affect our business prospects and financial condition.
Similarly, changes in patent laws and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we may obtain in the future. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and abroad. For example, if the issuance to us, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims, or the written description or enablement, in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the U.S. and other jurisdictions or countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and / or applications, including certain in-licensed patents, will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of our patents and / or applications and patent rights we may obtain or apply for in the future. We rely on our outside counsel to coordinate payment of these fees. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with procedural and formal requirements relating to our patents. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patents or patent applications, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market, and this circumstance could harm our business.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidate is invalid and / or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and / or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review, or IPR, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could be more expeditious or cost-effective for plaintiffs than a standard court proceeding, and could result in revocation of or amendment to our patents in such a way that they no longer cover our product candidates or similar products of our competitors. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and / or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse effect on our business.
Interference or derivation proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patent applications. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares and ADSs representing our ordinary shares.
Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which could have a material adverse effect on our business.
As our current and future product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. There can be no assurance that our current and future product candidates do not infringe other parties’ patents or other proprietary rights, and competitors or other parties may assert that we infringe their proprietary rights in any event. For instance, we are aware of a significant patent estate around HOCl. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and future product candidates, including interference or derivation proceedings before the USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. There are third parties that hold significant patent estates relating to HOCl. While we do not believe these third party patent estates cover any of our technology, if we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us. If we fail to obtain a required license, we may be unable to effectively market product candidates based on our technology, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Alternatively, we may need to redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. Under certain circumstances, we could be forced, including by court orders, to cease commercializing our product candidates. In addition, in any such proceeding or litigation, we could be found liable for substantial monetary damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.
The cost to us in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations.
We may be subject to claims challenging the inventorship or ownership of our future patents and other intellectual property.
We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patent applications, our future patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Risks Relating to our Ordinary Shares and our ADSs Representing Ordinary Shares
The price of ADSs representing our ordinary shares or our ordinary shares may be volatile and may fluctuate due to factors beyond our control.
The trading market for publicly traded clinical stage drug development companies has been highly volatile and is likely to remain highly volatile in the future. The market price of ADSs representing our ordinary shares or our ordinary shares may fluctuate significantly due to a variety of factors, including:

•	positive or negative results from, or delays in, testing or clinical trials conducted by us or our competitors;

•	technological innovations or commercial product introductions by us or competitors;

•	changes in U.S. and international government regulations;

•	developments concerning proprietary rights, including patents and litigation matters;

•	public concern relating to the commercial value or safety of our product candidates;

•	financing events, or our inability to obtain financing, or other corporate transactions;

•	publication of research reports or comments by securities or industry analysts;

•	general market conditions in the biopharmaceutical and pharmaceutical industries or in the economy as a whole; or

•	other events and factors, many of which are beyond our control.
In addition, we cannot assure investors that our ordinary shares will continue to be traded on AIM. If such trading were to cease, certain investors may decide to sell their ordinary shares, which could have an adverse impact on the price of the ordinary shares and the ADSs representing our ordinary shares. For so long as our ordinary shares are traded on AIM and Nasdaq, it is possible that relatively small trades on AIM or Nasdaq could disproportionately affect the trading price of our ordinary shares on AIM and of ADSs representing our ordinary shares on Nasdaq due to the current limited trading volume of our ordinary shares on AIM and Nasdaq.
These and other market and industry factors may cause the market price and demand for ADSs representing our ordinary shares or our ordinary shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs representing our ordinary shares or ordinary shares and may otherwise negatively affect the liquidity of ADSs representing our ordinary shares or our ordinary shares. In addition, the U.S. and UK stock markets in general, and the equities of emerging companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past in the U.S., when the market price of a security has been volatile, holders of that security have sometimes instituted securities class action litigation against the issuer. If any of the holders of ADSs representing our ordinary shares or our ordinary shares were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our senior management would be diverted from the operation of our business. Any adverse determination in litigation could also subject us to significant liabilities.
We are incuring increased costs as a result of operating as a company with securities listed in the U.S. in addition to the UK, and our senior management is required to devote substantial time to new compliance initiatives and corporate governance practices.
As a company with securities listed in the U.S. in addition to the UK, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, insurance and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting beginning with our second annual report to be filed with the U.S. Securities and Exchange Commission, or SEC. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. We anticipate that the process to document and evaluate our internal control over financial reporting will be both costly and challenging.

To date, there has been no public market for ADSs representing our ordinary shares, and an active market may not develop in which investors can resell such ADSs.
To date, there has been no public market for ADSs representing our ordinary shares although our ordinary shares have traded on AIM since 2014 and prior to that on the main market of the London Stock Exchange since 2006. We cannot predict the extent to which an active market for ADSs representing our ordinary shares will develop or be sustained or how the development of such a market might affect the market price for our ordinary shares on AIM..
Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may increase the risk of holding the ADSs.
Our share price is quoted on AIM in pounds sterling, while the ADSs will trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in temporary differences between the value of the ADSs representing our ordinary shares and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, the U.S. dollar equivalent of the proceeds that a holder of the ADSs representing our ordinary shares would receive upon the sale in the UK of any shares withdrawn from the depositary receipts facility, and the U.S. dollar equivalent of any cash dividends paid, if any, in pounds sterling on our ordinary shares represented by the ADSs, could also decline.
Future sales, or the possibility of future sales, of a substantial number of ADSs representing our ordinary shares or our ordinary shares could adversely affect the price of such securities.
Future sales of a substantial number of ADSs representing our ordinary shares or our ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of ADSs representing our ordinary shares and our ordinary shares. As of August 13, 2018, we had 116,561,917 ordinary shares issued and outstanding and 1,653,112 ADSs representing our ordinary shares outstanding. All of our ordinary shares are freely tradeable on AIM. Holders of all of our ordinary shares are able to deposit such ordinary shares with the depositary in exchange for ADSs representing such shares at the ratio of 25 ordinary shares to 1 ADS, which ADSs are freely tradeable.
If holders sell substantial amounts of ADSs representing our ordinary shares or ordinary shares in the respective public markets therefor, or if the market perceives that such sales may occur, the market price of ADSs representing our ordinary shares and our ordinary shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.
Because we do not anticipate paying any cash dividends on our ordinary shares which underlie our ADSs in the foreseeable future, capital appreciation, if any, will be the sole source of gains on such securities and you may never receive a return on your investment.
Under the laws of England and Wales, a company’s accumulated realized profits must exceed its accumulated realized losses on a non-consolidated basis before dividends can be paid. Therefore, we must have distributable profits before issuing a dividend. We have not paid dividends in the past on our ordinary shares. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, on ADSs representing our ordinary shares or our ordinary shares are expected to be the sole source of gains on such securities for the foreseeable future.
Securities traded on AIM may carry a higher risk than securities traded on certain other exchanges, which may impact the value of your investment.
Our ordinary shares are currently traded on AIM. Investment in equities traded on AIM is sometimes perceived to carry a higher risk than an investment in equities quoted on exchanges with more stringent listing requirements, such as the main market for listed securities of the London Stock Exchange. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements than these other exchanges. In addition, AIM requires only half-yearly financial reporting, rather than the quarterly financial reporting required for U.S.-listed companies that are domestic registrants. You should be aware that the value of our ordinary shares may be influenced by many factors, some of which may be specific to us and some of which may affect AIM-quoted companies generally, including the depth and liquidity of the market, our performance, a large or small volume of trading in our ordinary shares, legislative changes, and general economic, political, or regulatory conditions, and that prices may be volatile and subject to significant fluctuations. Therefore, the market price of ADSs representing our ordinary shares and our ordinary shares may not reflect the underlying value of our company.
Holders of ADSs may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.
Except as described in this prospectus, holders of ADSs representing our ordinary shares will not be able to exercise voting rights attaching to the underlying ordinary shares on an individual basis. Holders of ADSs representing our ordinary shares must appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares underlying such ADSs. Holders of ADSs representing our ordinary shares may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold such ADSs representing our ordinary shares through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary may not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of ADSs representing our ordinary shares may not be able to exercise voting rights and may lack recourse if such ADSs representing our ordinary shares are not voted as requested. In addition, holders of ADSs representing our ordinary shares will not be able to call a shareholders’ meeting.
Holders of ADSs representing our ordinary shares may not receive distributions on our ordinary shares underlying our ADSs or any value for them if it is illegal or impractical to make them available to such holders.
The depositary for ADSs representing our ordinary shares has agreed to pay to holders of such ADSs cash dividends or other distributions that it or the custodian receives on our ordinary shares after deducting its fees and expenses. Holders of ADSs representing our ordinary shares will receive these distributions in proportion to the number of our ordinary shares underlying their ADSs. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical for the depositary to make a distribution available to holders of ADSs representing our ordinary shares. We have no obligation to take any other action to permit the distribution of ADSs representing our ordinary shares, ordinary shares themselves, rights or anything else to holders of ADSs representing our ordinary shares. This means that holders of ADSs representing our ordinary shares may not receive any distributions that we make on our ordinary shares or any value from them if it is unlawful or impractical to make such distributions available to holders. These restrictions may negatively impact the trading value of ADSs representing our ordinary shares.
Holders of ADSs may be subject to limitations on transfer of their ADSs.
ADSs representing our ordinary shares are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs representing ordinary shares generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.
ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our ordinary shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor's negligence in failing to liquidate collateral upon a guarantor's demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
The rights accruing to holders of our ordinary shares may differ from the rights typically accruing to shareholders of a U.S. corporation.
We are incorporated under the law of England and Wales. The rights of holders of ordinary shares are governed by the laws of England and Wales, including the provisions of the U.K. Companies Act 2006, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See the sections entitled “Description of Share Capital and Articles of Association — Differences in Corporate Law” and “Description of Share Capital and Articles of Association — Articles of Association — Other U.K. Law Considerations — City Code on Takeovers and Mergers” in this prospectus for a description of the principal differences between the provisions of the U.K. Companies Act 2006 applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.
Claims of U.S. civil liabilities may not be enforceable against us.
We are incorporated under the law of England and Wales. Certain of our directors reside outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. The U.S. and the UK do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the U.S., whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the UK. In addition, uncertainty exists as to whether English courts would entertain original actions brought in the UK against us or our directors predicated upon the securities laws of the U.S. or any state in the U.S. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of the UK as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain requirements are met. Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. As a result, U.S. investors may not be able to enforce against us or our certain of our directors, or certain experts named herein who are residents of the UK or countries other than the U.S., any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.
We currently qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to reporting obligations under the Exchange Act, that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the effectiveness of our registration statement in July 2018, we now report under the Exchange Act, as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, holders of ADSs representing our ordinary shares or holders of our ordinary shares may not have the same protections afforded to shareholders of companies that are not foreign private issuers.
As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we may follow UK corporate governance rules instead of certain corporate governance requirements of Nasdaq.
As a foreign private issuer, we may follow our home country corporate governance rules instead of certain corporate governance requirements of Nasdaq. For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•	have a majority of the board of directors consist of independent directors as such term is defined by Nasdaq;

•	promptly disclose any waivers of the code for directors or executive officers that should address certain specified items;

•	have a nominating committee that is fully independent, as defined by Nasdaq;

•	solicit proxies and provide proxy statements for all shareholder meetings; and

•	seek shareholder approval for the implementation of certain equity compensation plans and issuances of ordinary shares.
For an overview of our corporate governance principles, including those which comply with certain of the requirements above, see the section entitled “Description of Share Capital and Articles of Association — Articles of Association.”

In accordance with our Nasdaq listing, our Audit Committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Exchange Act, both of which also are applicable to Nasdaq-listed U.S. companies. Because we are a foreign private issuer, however, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent” using more stringent criteria than those applicable to us as a foreign private issuer.
To the extent we determine to follow UK corporate governance practices instead of Nasdaq governance requirements, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq requirements.
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and Nasdaq’s corporate governance requirements applicable to a domestic issuer, and cause us to incur significant incremental legal, accounting and other expenses.
A significant portion of our shares are owned by U.S. residents and, following the effectiveness of our Nasdaq registration statement, an increased number of ordinary shares are expected to be beneficially owned by U.S. residents. Although we currently qualify as a foreign private issuer, in order to maintain this status, either (a) a majority of our ordinary shares, including ordinary shares represented by ADSs, must be either directly or indirectly owned of record by non-residents of the U.S. or (b)(i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50 percent of our assets must be located outside of the U.S and (iii) our business must be administered principally outside of the U.S. If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We would also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer will be significantly higher than the costs that we would incur as a foreign private issuer. As a result, we expect that the loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make ADSs representing our ordinary shares or our ordinary shares less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we are required to report only two years of financial results and selected financial data in this prospectus compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of ADSs representing our ordinary shares and our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an emerging growth company as of the following December 31 (our fiscal year-end). We cannot predict if investors will find ADSs representing our ordinary shares or our ordinary shares less attractive because we may rely on these exemptions. If some investors find such securities less attractive as a result, there may be a less active trading market for ADSs representing our ordinary shares or our ordinary shares and the price of such securities may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of ADSs representing our ordinary shares or our ordinary shares.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of ADSs representing our ordinary shares or our ordinary shares.
Management will be required to assess the effectiveness of our internal controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements requiring us to incur the expense of remediation and could also result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of ADSs representing our ordinary shares or our ordinary shares and the trading volume thereof could decline.
The trading market for ADSs representing our ordinary shares and our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Since we did not undertake an initial public offering of ADSs representing our ordinary shares in connection with the listing of ADSs representing our ordinary shares on Nasdaq, we do not anticipate that many or any industry analysts in the U.S. will publish such research and reports in the U.S. about our ordinary shares or ADSs representing our ordinary shares. Additionally, the results of our Phase 2 trial of PR022 in Atopic Dermatitis increase the likelihood that no industry analysts will commence coverage on us. If no or too few securities or industry analysts commence or continue coverage on us, the trading price for ADSs representing our ordinary shares and our ordinary shares could be affected. If one or more of the analysts who cover us downgrade such ADSs representing our ordinary shares or ordinary shares or publish inaccurate or unfavorable research about our business, the trading price of ADSs representing our ordinary shares or our ordinary shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for ADSs representing our ordinary shares or our ordinary shares could decrease, which might cause the price of such securities and the trading volume thereof to decline.
Changes to tax laws could materially adversely affect our company.
On December 22, 2017 new legislation was signed into law (H.R. 1 "An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018," or the Tax Cuts and Jobs Act) that significantly revised the U.S. Internal Revenue Code of 1986, as amended, or the Code. The Tax Cuts and Jobs Act, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), implementation of a “base erosion anti-abuse tax” which requires U.S. corporations to make an alternative determination of taxable income without regard to tax deductions for certain payments to affiliates, taxation of certain non-U.S. corporations’ earnings considered to be “global intangible low taxed income,” or GILTI, repeal of the alternative minimum tax, or AMT, for corporations and changes to a taxpayer’s ability to either utilize or refund the AMT credits previously generated, changes to the limitation on deductions for certain executive compensation particularly with respect to the removal of the previously allowed performance based compensation exception, changes in the attribution rules relating to shareholders of certain “controlled foreign corporations,” limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the U.S. corporate income tax rate, the overall impact of the Tax Cuts and Jobs Act is uncertain and our business and financial condition could be adversely affected. The impact of the Tax Cuts and Jobs Act on holders of our ordinary shares or ADSs representing our ordinary shares is also uncertain and could be adverse. For example, recent changes in U.S. federal income tax law resulting in additional taxes owed by U.S. Holders (as defined below under “Material Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders”) under the new GILTI tax rules or related to “controlled foreign corporations” may discourage U.S. investors from owning or acquiring 10% or greater of our outstanding ordinary shares (directly or in the form of ADSs representing our ordinary shares), which other shareholders may have viewed as beneficial or may otherwise negatively impact the trading price of our ordinary shares or ADSs representing our ordinary shares.
The tax treatment of the company is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Co-Operation and Development’s, or OECD, Base Erosion and Profit Shifting, or BEPS, Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.
We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our effective tax rates in the future in countries where we have operations and have an adverse effect on our overall tax rate in the future, along with increasing the complexity, burden and cost of tax compliance. We urge our shareholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our ordinary shares or ADSs representing our ordinary shares.
If we are a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, the consequences to U.S. holders of ADSs representing our ordinary shares or our ordinary shares may be adverse.
Based on our analysis of our income, assets, activities and market capitalization, we believe that we will likely be classified as a "passive foreign investment company," or PFIC, for the taxable year ended December 31, 2017, and we expect to continue to be a PFIC for our current taxable year. Under the Code, a non-U.S. company will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income consists of passive income or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets and received directly its proportionate share of the income of such other corporation. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our ordinary shares or ADSs representing our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs representing our ordinary shares, regardless of whether we continue to meet the PFIC test described above, unless the U.S. Holder makes a specified election once we cease to be a PFIC. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs representing our ordinary shares, the U.S. Holder may be subject to adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements. For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see the section entitled “Material Income Tax Considerations - Material U.S. Federal Income Tax Considerations For U.S. Holders.”
If a U.S. person is treated as owning at least 10% of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.
If a U.S. Holder is treated as owning, directly, indirectly or constructively, at least 10% of the value or voting power of our ordinary shares (directly or in the form of ADSs representing our ordinary shares), such U.S. Holder may be treated as a “U.S. shareholder” with respect to each “controlled foreign corporation” in our corporate group, if any. If such group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations, regardless of whether we are treated as a controlled foreign corporation. A U.S. shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a U.S shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder's U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist our investors in determining whether any of our non-U.S. subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a U.S. shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any U.S. shareholder information that may be necessary to comply with the reporting and tax paying obligations described in this risk factor. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our ordinary shares or ADSs representing our ordinary shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•
the future plans for PR022 or any other product candidates in light of the recently announced results of the Phase 2 trial of PR022 in Atopic Dermatitis, the impact of such results on our development plans for other potential product candidates or indications, and our plans to research, develop, manufacture and commercialize our product candidates more generally;

•	our ability to develop or acquire products not based on our API HOCl or outside of dermatology;

•	potential material differences between top-line and final data in clinical trials;

•
our ability to obtain and maintain regulatory approval of our product candidates, including PR022, in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•	the lengthy and expensive process of drug development and its uncertain outcomes;

•	the timing of our regulatory filings for our product candidates;

•	the size and growth potential of the markets for our product candidates;

•	our ability to raise additional capital;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our expectations regarding our ability to obtain and maintain intellectual property protection;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third party suppliers and manufacturers and their ability to perform adequately;

•	our history of operating losses and our estimates regarding future revenue, expenses and needs for additional financing;

•
our belief that our existing cash, cash equivalents and marketable securities as of June 30, 2018 will be sufficient to fund our operating expenses and capital expenditure requirements for at least the twelve months following the date of issuance of the financial statements included in this prospectus; and

•	regulatory developments in the United States, European Union and other jurisdictions.
You should refer to the section entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive proceeds from the disposition, if any, of Registered Shares in the form of ADSs by Registered Holders.

DIVIDEND POLICY
We have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. At present, we intend to retain all available funds and any future earnings to fund the development and expansion of our business, but we are evaluating this in light of recent developments. Under the laws of England and Wales, among other things, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital. There are provisions under the laws of England and Wales that could provide us with the ability to pay a dividend upon completion of recapitalization. However, we do not anticipate utilizing such provisions.

PRICE RANGE OF OUR ORDINARY SHARES
Our ordinary shares have been trading on AIM under the symbol “RLM” since December 23, 2014. The following table presents, for the periods indicated, the reported high and low sale prices, including intra-day sales, of our ordinary shares on AIM in pounds sterling and U.S. dollars. For the convenience of the reader, we have translated pound sterling amounts in the table below into U.S. dollars at the rate of £1.00 to $1.2769, which was the noon buying rate of the Federal Reserve Bank of New York on August 10, 2018. On August 15, 2018, the last reported sale price of our ordinary shares on AIM was £0.135 per ordinary share, or $0.17 per ordinary share based on the exchange rate set forth above.

	Price Per Ordinary Share (£)		Price Per Ordinary Share ($)
	High	Low	High	Low
Year Ended December 31:
2014 (beginning December 23)	£0.33	£0.32	$0.42	$0.40
2015	0.39	0.17	0.50	0.22
2016	0.31	0.19	0.40	0.24
2017	0.45	0.27	0.57	0.35
Quarterly:
First Quarter 2016	0.29	0.20	0.37	0.25
Second Quarter 2016	0.26	0.20	0.33	0.26
Third Quarter 2016	0.31	0.19	0.40	0.24
Fourth Quarter 2016	0.31	0.25	0.40	0.32
First Quarter 2017	0.37	0.29	0.47	0.37
Second Quarter 2017	0.33	0.30	0.41	0.38
Third Quarter 2017	0.33	0.27	0.41	0.35
Fourth Quarter 2017	0.45	0.30	0.57	0.38
First Quarter 2018	0.49	0.33	0.63	0.42
Second Quarter 2018	0.40	0.33	0.51	0.42
Third Quarter 2018 (through August 15, 2018)	0.40	0.13	0.51	0.16
Most Recent Six Months:
February 2018	0.49	0.42	0.63	0.54
March 2018	0.48	0.33	0.62	0.42
April 2018	0.35	0.33	0.45	0.42
May 2018	0.40	0.33	0.51	0.42
June 2018	0.40	0.37	0.50	0.47
July 2018	0.40	0.37	0.51	0.47
August 2018 (through August 15, 2018)	0.40	0.13	0.51	0.16

SELECTED CONSOLIDATED FINANCIAL DATA
This section should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. We derived the selected consolidated statements of operations data for the years ended December 31, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2016 and 2017 from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements included in this prospectus have been prepared in accordance with U.S. GAAP as issued by the FASB. The statement of operations data for the six months ended June 30, 2017 and 2018 and the balance sheet data as of June 30, 2018 have been derived from our unaudited interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of the results to be expected for a full fiscal year.

	Years Ended December 31,		Six Months Ended June 30,
(in thousands except share and per share data)	2016	2017	2017	2018
Consolidated statement of operations data:
Revenues	$867	$1,121	$619	$—
Cost of revenues	121	—	—	—
	746	1,121	619	—
Operating expenses:
Research and development	4,805	8,189	2,968	7,376
General and administrative	3,248	3,622	1,602	3,518
	8,053	11,811	4,570	10,894
Loss from operations	(7,307)	(10,690)	(3,951)	(10,894)
Interest income	3	58	18	248
Loss from continuing operations before income taxes	(7,304)	(10,632)	(3,933)	(10,646)
Income tax benefit	2,230	108	—	—
Net loss from continuing operations	(5,074)	(10,524)	(3,933)	(10,646)
Net income from discontinued operations, net of tax expense	5,156	—	—	—
Net income (loss)	$82	$(10,524)	$(3,933)	$(10,646)

Net income (loss) per ordinary share - basic and diluted:
Loss from continuing operations	$(0.10)	$(0.16)	$(0.08)	$(0.09)
Income from discontinued operations	0.10	—	—	—
Net income (loss) per ordinary share	$0.00	$(0.16)	$(0.08)	$(0.09)

Weighted average ordinary shares - basic and diluted	50,139,121	65,081,903	50,165,432	116,561,917

	As of December 31,		As of June 30,
(in thousands)	2016	2017	2018
Consolidated balance sheet data:
Cash, cash equivalents and marketable securities	$21,430	$33,853	$23,669
Working capital	18,587	31,631	22,180
Total liabilities	3,198	2,911	2,449
Total shareholders’ equity	19,049	32,197	24,282

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the ‘‘Risk Factors’’ section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a clinical-stage biopharmaceutical company developing novel therapeutics that target the interplay between innate and adaptive immunity. Our programs seek to influence immune signaling and change the course of immune-mediated diseases in adults and children. Our lead drug development program utilizes our proprietary immunomodulatory technology for the treatment of Atopic Dermatitis, and we are exploring its efficacy in other dermatology indications which include Acne Vulgaris and Psoriasis, as well as other therapeutic areas.
On August 14, 2018, we reported top-line data from our Phase 2 clinical trial of PR022 in Atopic Dermatitis. In a randomized, double-blind, vehicle controlled, Phase 2 clinical trial of 122 patients, PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index (EASI) versus baseline. As we just received the data, we are working to better understand this outcome and to analyze all of the data collected in the study. We are conducting a full review to determine whether there is a path forward for our proprietary technology in Atopic Dermatitis, and to evaluate the implications for our Acne and Psoriasis programs. We will provide an update on our plans in September 2018.
While the initial clinical development focus has been on Dermatology, we are also exploring other potential applications, in immune-mediated diseases generally. While the other indications are in the early stage of evaluation, we believe that the anti-inflammatory and immunomodulatory properties of our formulations demonstrated in pre-clinical studies to date provide scientific rationale for continuing to explore other indications and, subject to the full analysis of the PR022 results, we intend to further evaluate the potential applications through pre-clinical models and other research. In addition, we are actively exploring opportunities to in-license new assets with potential in immune-mediated diseases to complement our portfolio.
We announced in July 2018 that the SEC declared effective our registration statements with respect to the listing of American Depositary Shares (ADSs), representing the Company’s ordinary shares, Nasdaq approved the ADSs for listing, and ADSs were listed for trading under the symbol “RLM”. The registration statements were filed to facilitate the creation of a trading market in the US for ADSs representing the Company's ordinary shares and in satisfaction of our obligations under a registration rights agreement entered into with investors who participated in the October 2017 private placement. Each ADS represents 25 ordinary shares. We did not register any new issuance of securities in connection with the listing. Our ordinary shares continue to be listed for trading on the Alternative Investment Market, or AIM, a market operated by the London Stock Exchange.
We entered into, and subsequently amended, a licensing arrangement with an independent distributor to manufacture, market and distribute Vashe, as a 510(k)-cleared medical device, for use in cleansing and debriding acute and chronic wounds. Pursuant to the terms of the agreement, we assigned all right and title of the Vashe trademark and the distributor retains sole responsibility and liability in connection with the manufacturing, marketing and distribution of Vashe. We receive royalties that are tiered and based upon net sales. We are entitled to receive minimum royalties of approximately $900,000 per each contract year, based upon annual net sales thresholds through March 2021.
On January 1, 2018, we adopted Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers (“Topic 606”, or “the New Revenue Standard”) and all the related amendments using the modified retrospective method. We recognized the cumulative effect of initially applying the New Revenue Standard as a $2.5 million decrease to the opening balance of accumulated deficit as of January 1, 2018. The prior period comparative information has not been restated and continues to be reported under the revenue recognition rules then in effect (Topic 605).
The most significant impact of the New Revenue Standard relate to the royalties we receive from Vashe under the licensing arrangement. We have concluded that the minimum guaranteed royalty amounts are fixed in substance and are recognized upon transferring the license to the distributor under Topic 606 rather than upon billing under Topic 605. The revenue recognized is net of the effect of the financing components calculated using customer-specific, risk-adjusted lending rates and will be recognized as interest income over time on an effective interest rate basis. As a consequence of the acceleration of revenue recognition, we will not recognize royalty income until the minimum guaranteed amount has been achieved. Any royalties in excess of the minimum guarantee will be recognized in the period they are earned.
We expect to continue to incur significant expenses and operating losses over the next several years. Net losses may fluctuate significantly from quarter to quarter and year to year, and we anticipate that our expenses will increase substantially:

•	if and to the extent that we continue ongoing clinical trials evaluating PR022 for the treatment of AD, or initiate and complete additional clinical trials of PR022 in such indication, as needed;

•	if and to the extent that we continue development of and pursue regulatory approvals for our product candidates for the treatment of Acne and Psoriasis;

•	if we seek to develop additional product candidates based upon the our proprietary technology;

•
if we ultimately establish a commercialization infrastructure and scale up external manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

•	if we seek to in-license or acquire additional product candidates for development to expand and/or diversify our product pipeline;

•	if we are required to adapt our regulatory compliance efforts to incorporate requirements applicable to any marketed products for which we may obtain regulatory approval;

•	as we maintain and protect, and to the extent that we expand, our intellectual property portfolio;

•	if we hire additional clinical, manufacturing, scientific, operational, financial, information technology or other personnel; and

•	assuming, as expected, that we incur incremental legal, accounting and other expenses operating as a public company in both the United States (U.S.) and the United Kingdom (UK).
In March 2018, we announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, our product candidate PR013, a topical solution, did not demonstrate efficacy.  As a result, we are no longer pursing the clinical development of PR013 and other than the costs of completing the trial in 2018 and closing out the program, we do not intend to make any additional investments in this program.
At June 30, 2018, we had cash, cash equivalents and marketable securities of $23.7 million, working capital of $22.2 million, and an accumulated deficit of $198.0 million. We have not generated any product revenues in relation to our drug development business and have not achieved profitable operations. We no longer have any candidates in active clinical trials. There is no assurance that we will have products approved or commercialized in the future, that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. In addition, any potential development activities, clinical and pre-clinical testing, and commercialization of our products will require significant additional capital.
Financial Operations Overview
Revenues
We earn royalty income related to our license and distribution agreement for Vashe that includes a fixed future minimum guaranteed amount. Upon adoption of the New Revenue Standard on January 1, 2018, no income from our royalty arrangement is recognized unless and until the minimum guaranteed amount has been paid.
Research and Development Expenses
We are organized and record expenses by functional department and our employees spend time on all of our development projects. Additionally, due to the platform nature of our technology, some of the efforts and expenses are attributable across multiple projects or candidates. Where practical, we capture candidate specific expenses. We categorize our research and development expenses by category and by product candidate, as shown below (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2016	2017	2017	2018
PR022	$1,945	$1,864	$860	$3,004
PR013	584	2,915	819	1,893
RLM023	—	315	—	811
Other research and development	442	702	475	555
Personnel related including share-based compensation	1,834	2,393	814	1,113
Total research and development expenses	$4,805	$8,189	$2,968	$7,376
Research and development expense consists primarily of costs incurred in connection with the development of our product candidates. We expense research and development costs as incurred. These expenses include:

•
expenses incurred under agreements with contract research organizations, or CROs, contract manufacturing organizations, or CMOs, laboratories who perform toxicology and analytical work, as well as investigative sites and consultants that conduct our clinical and pre-clinical studies and other scientific development services;

•	manufacturing scale-up expenses and the cost of acquiring, manufacturing and labeling pre-clinical study and clinical trial materials;

•	employee-related expenses, including salaries and related costs, travel and share-based compensation expense for employees engaged in research and development and quality assurance functions;

•	costs related to compliance with regulatory requirements; and

•	facilities costs, depreciation and other expenses, which include rent and utilities.
We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.
General and Administrative Expenses
General and administrative expenses consist principally of salaries and related costs for personnel in executive, administrative, and finance functions, including share-based compensation, travel expenses and recruiting expenses. Other general and administrative expenses include facility related costs, patent filing, maintenance and prosecution costs and professional fees for legal, auditing, tax and business development services, and insurance costs. Additionally, general and administrative expenses include the cost of establishing a listing on Nasdaq and maintaining a listing on AIM, a market operated by the London Stock Exchange in the United Kingdom, which includes directors’ compensation and travel, including share-based compensation, insurance and other professional fees such as legal, accounting, tax and other advisory services.
We anticipate that our general and administrative expenses will increase as a result of increased payroll, expanded infrastructure and higher consulting, legal, auditing and tax-related services associated with maintaining compliance with Nasdaq listing and U.S. Securities and Exchange Commission, or SEC, requirements, accounting and investor relations costs, and director and officer insurance premiums associated with being a public company in the United States and in the United Kingdom.
Our general and administrative expenses may increase if we expand or progress our development programs. Additionally, if and when we believe a regulatory approval of any product candidate appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, particularly as it relates to the sales and marketing of our products.
Interest Income
Interest income consists of interest earned on our cash and cash equivalents held with banks and our marketable securities. Interest income also includes the non-cash financing component of the future minimum guaranteed royalties for Vashe.
Income Taxes
We have not recorded any income tax benefits for the net losses we have incurred due to the uncertainty of realizing a benefit from those losses. Our tax benefit during 2017 represents the realization of U.S. alternative minimum tax credits that are refundable under the Tax Cuts and Jobs Act that was enacted in December 2017. Our tax benefit recognized in 2016 corresponds with an offsetting tax expense resulting from the gain on sale of the discontinued operations.

Consolidated Results of Operations
Comparison of Six Months Ended June 30, 2018 and 2017

	Six Months Ended June 30,
	2017	2018	Change
Revenues	$619	$—	$(619)
Operating expenses:
Research and development	2,968	7,376	4,408
General and administrative	1,602	3,518	1,916
	4,570	10,894	6,324
Loss from operations	(3,951)	(10,894)	(6,943)
Interest income	18	248	230
Net loss	$(3,933)	$(10,646)	$(6,713)
Revenues
Upon adoption of the New Revenue Standard on January 1, 2018, we only recognize royalty revenue from our licensing arrangement for Vashe when they exceed the minimum guaranteed royalties. Actual royalties during the six months ended June 30, 2018 did not exceed the minimum guaranteed amounts that were recognized in prior periods. During the six months ended June 30, 2017, we recognized royalty revenues of $0.6 million under the previous revenue recognition standards.
Research and Development Expenses
Research and development expenses increased by $4.4 million, or 149%, from $3.0 million for the six months ended June 30, 2017 to $7.4 million for the six months ended June 30, 2018. The increase was primarily due to net increases of $3.1 million in our clinical development cost, toxicology studies and regulatory support for our Phase 2 clinical trials for PR022 and PR013, which began in late 2017. As announced in March 2018, we are no longer pursuing the clinical development of PR013. We began our development of RLM023 during the six months ended June 30, 2018 which resulted in an increase to research and development expense of $0.8 million. We also had increases in consulting and compensation costs of $0.3 million as a result of our increase in consultants and headcount to support our clinical development efforts. We also had increases in facility and related costs of $0.2 million, primarily due to the increase of usage of facilities for the purpose of research and development activities.
General and Administrative Expenses
General and administrative expenses increased $1.9 million from $1.6 million for the six months ended June 30, 2017 to $3.5 million for the six months ended June 30, 2018. The increase was due primarily to the $1.5 million of professional services in connection with the registration of our ADSs representing our ordinary shares in 2018.
Interest Income
Interest income increased from $18,000 during the six months ended June 30, 2017 to $0.2 million for the six months ended June 30, 2018 as a result of earnings from our cash proceeds from the private placement in October 2017 and the non-cash interest income related to the financing component of our royalty receivables.

Comparison of Years Ended December 31, 2016 and 2017
The following table sets forth our results of operations for the years ended December 31, 2016 and 2017:

	Years Ended December 31,
(in thousands)	2016	2017	Change
Revenues	$867	$1,121	$254
Cost of revenues	121	—	(121)
	746	1,121	375
Operating expenses:
Research and development	4,805	8,189	3,384
General and administrative	3,248	3,622	374
	8,053	11,811	3,758
Loss from operations	(7,307)	(10,690)	(3,383)
Interest income	3	58	55
Loss from continuing operations before income taxes	(7,304)	(10,632)	(3,328)
Income tax benefit	2,230	108	(2,122)
Net loss from continuing operations	(5,074)	(10,524)	(5,450)
Net income from discontinued operations, net of tax	5,156	—	(5,156)
Net income (loss)	$82	$(10,524)	$(10,606)
Revenues
Revenues increased by $0.3 million, or 29%, from $0.9 million for the year ended December 31, 2016 to $1.1 million for the year ended December 31, 2017. The increase was primarily attributable to an increase in Steadmed Medical’s net sales of Vashe and the corresponding royalty payments due to us under our license and distribution agreement, including minimums. These increases were offset by a decrease in revenues upon the cessation of other products and services in 2016.
Cost of Revenues
Cost of revenues decreased as we are no longer offered for sale in 2017 the products and services that we offered for sale in 2016.
Research and Development Expenses
Research and development expenses increased by $3.4 million, or 70%, from $4.8 million for the year ended December 31, 2016 to $8.2 million for the year ended December 31, 2017. The increase was primarily due to net increases of $2.6 million in our pre-clinical and clinical development cost, toxicology studies and regulatory support of as we filed two INDs and thereafter initiated Phase 2 clinical trials for PR022 and PR013 during 2017. As announced in March 2018, we are no longer pursuing the clinical development of PR013. We also had increases in consulting and compensation costs of $0.3 million as a result of our increase in consultants and headcount to support our clinical development efforts and a $0.2 million increase in share-based compensation as we issued additional share options in 2017. We also had increases in facility and related costs of $0.3 million, primarily due to the increase of usage of facilities for the purpose of research and development activities.
General and Administrative Expenses
General and administrative expenses increased $0.4 million or 12%, from $3.2 million for the year ended December 31, 2016 to $3.6 million for the year ended December 31, 2017. The increase was due primarily to the fact that $1.0 million of costs, primarily associated with headcount and related, were allocated to the discontinued operations (Supermarket Retail business) in 2016 with none being allocated in 2017. There was an overall decline of $0.3 million in headcount and related cost in connection with a reduction in staff following the sale of the Supermarket business. There was a $0.1 million increase in share-based compensation and related benefits as we issued additional share options in 2017. We also had an increase in professional fees including legal and patent costs of $0.3 million. These increases were offset by decreases in our facility and related expenses of $0.6 million, primarily due to a move to a smaller facility to focus on research and development activities.
Interest Income
Interest income increased from $3,000 for the year ended December 31, 2016 to $58,000 for the year ended December 31, 2017 as a result of earnings from our cash proceeds from the private placement in October 2017.
Income Taxes
Our tax benefit of $2.2 million recognized in 2016 corresponds with an offsetting tax expense of $2.2 million resulting from the gain on sale of the discontinued operations. Our tax benefit of $0.1 million during 2017 represents the realization of U.S. alternative minimum tax credits that are refundable under the Tax Cuts and Jobs Act that was enacted in December 2017.
Income from Discontinued Operations
We had income from discontinued operations of $7.4 million, before tax impact, and $5.2 million, net of tax, during the year ended December 31, 2016 related to our Supermarket Retail business that was sold in October 2016.
Liquidity and Capital Resources
We have incurred net losses and negative cash flows from operations and expect to continue to incur significant losses for the foreseeable future. Our only source of operating cash flow is the royalty received from our out-licensing agreement for Vashe. We expect to increase our investments in research and development and general and administrative expenses in support of our drug development plans. We incurred net losses of $10.6 million and $3.9 million and negative cash flows from operations of $10.1 million and $4.7 million for the six months ended June 30, 2018 and 2017, respectively. We incurred a net loss of $10.5 million and achieved net income of $0.1 million and experienced negative cash flows from operations of $9.5 million and $6.7 million for the years ended December 31, 2017 and 2016, respectively. As of June 30, 2018, we have an accumulated deficit of $198.0 million. We believe that our existing cash, cash equivalents and marketable securities of $23.7 million as of June 30, 2018 will be sufficient to meet our capital requirements and fund our operations for at least twelve months from the date of issuance of these interim financial statements.
Based on the final analysis of the Atopic Dermatitis trial results, we will determine how to prioritize our available cash resources either for further Atopic Dermatitis development, a proof of concept study in Acne or Psoriasis or for some other purpose which might relate to potential new assets. To further advance our product candidates in clinical development and commercialization or in in-licensing or acquiring new assets, we need to raise substantial additional capital. Please see the section entitled “Cash Flows - Funding Requirements.”

Cash Flows
The following table shows a summary of our cash flows from continuing operations for the periods indicated (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2016	2017	2017	2018
Net cash used in operating activities	$(6,689)	$(9,503)	(4,675)	(10,124)
Net cash (used in) provided by investing activities	(74)	(24,527)	(108)	16,854
Net cash provided by financing activities	7	23,225	—	—
Net Cash Used in Operating Activities
During the six months ended June 30, 2018, net cash used in operating activities was $10.1 million and was primarily attributable to our $10.6 million net loss that was offset by noncash charges of $0.3 million and the net change in our operating assets and liabilities of $0.3 million. Noncash charges were primarily related to our share-based compensation expense. The change in our operating assets and liabilities was primarily attributable to $0.6 million of royalty payments received during the six months ended June 30, 2018 offset by an increase in our payables and accrued expenses due to the increase in professional services in connection with the registration of our ADSs completed in July 2018.
During the six months ended June 30, 2017, net cash used in operating activities was $4.7 million and was primarily attributable to our $3.9 million net loss and changes in our operating assets and liabilities of $0.9 million that were offset by noncash charges of $0.2 million.
During the year ended December 31, 2016, net cash used in operating activities was $6.7 million and was primarily attributable to our $5.1 million net loss, noncash charges of $1.8 million that was offset by the net change in our operating assets and liabilities of $0.2 million. Noncash charges were primarily related to our income tax benefit offset by depreciation and amortization expense and share-based compensation expense. The change in our operating assets and liabilities was primarily attributable to the increase in accounts payable and accrued expenses due to the timing of when we paid annual bonuses as well as the increase in consulting and professional services.
During the year ended December 31, 2017, net cash used in operating activities was $9.5 million and was primarily attributable to our $10.5 million net loss that was offset by noncash charges of $0.5 million and changes in our operating assets and liabilities $0.5 million.
Net Cash Provided by and Used in Investing Activities
During the six months ended June 30, 2018, net cash provided by investing activities was $16.9 million and primarily attributable to the proceeds received upon the maturity of our marketable securities of $27.8 million offset by purchases of marketable securities and property and equipment of $10.9 million and $45,000, respectively.
During the six months ended June 30, 2017, net cash used in investing activities was $0.1 million, which related to purchases of property and equipment.
During the year ended December 31, 2017, net cash used in investing activities was $24.5 million and primarily attributable to the purchase of marketable securities and property and equipment of $29.3 million and $0.2 million, respectively. These decreases in cash were offset by $5.0 in cash proceeds received upon the maturity of our marketable securities.

Net Cash Provided by Financing Activities
During the year ended December 31, 2017, we received gross proceeds of £19.3 million and net cash proceeds of $23.2 million (at an exchange rate of 1.3169, which was the exchange rate in effect on the date of receipt of proceeds) upon completion of a private placement of our ordinary shares and related warrants in October 2017.
Sources of Capital
Private Placement
In October 2017, we completed a private placement and issued 66,396,485 ordinary shares and warrants to purchase 26,558,600 ordinary shares and received $23.2 million in net proceeds. Each warrant carries an exercise price per ordinary share of 58 pence ($0.78 at an exchange rate of 1.3517 as of December 31, 2017) and a term of 2.5 years.
Funding Requirements
Our expenses are likely to increase in connection with our ongoing activities, particularly as we continue the research and development of, continue or initiate clinical trials of, and seek marketing approval for, our current or potential future product candidates and/or as we seek to in-license or acquire new assets. We currently have no products in clinical trials and we are evaluating the clinical development plans for our product candidates. We have no products approved for sale and there is no assurance that we will obtain future approvals or, if we do, that we will be able to generate revenues or achieve profitable operations. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Furthermore, having completed our Nasdaq listing, we expect to incur additional costs associated with operating as a dually listed public company in the United States and the United Kingdom. Accordingly, we may need to obtain substantial additional funding in connection with our continuing drug development operations. Based on the final analysis of the Atopic Dermatitis trial results, we will determine how to prioritize our resources and future needs, either for further Atopic Dermatitis development, a proof of concept study in Acne or Psoriasis or for some other purpose which might relate to potential new assets. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.
We expect that our cash, cash equivalents and marketable securities as of June 30, 2018 will enable us to fund our operating expenses and capital expenditure requirements for at least twelve months from August 20, 2018. Our future capital requirements will depend on many factors, including:

•	the scope, progress, results and costs of product discovery, pre-clinical studies and clinical trials associated with current or potential future product candidates;

•	the scope, prioritization and number of our research and development programs;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	our ability to establish and maintain potential collaborations on favorable terms, if at all;

•	the ability of our potential collaboration partners to exercise options to extend research and development programs;

•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•	the extent to which we acquire or in-license other product candidates, technologies or products;

•	the costs of securing manufacturing arrangements for pre-clinical, clinical and commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our product candidates.
Identifying potential product candidates and conducting pre-clinical studies and clinical trials is a time consuming, expensive and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of product candidates that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.
Adequate additional financing may not be available to us on acceptable terms, or at all and may be negatively impacted by the recently announced results of our clinical trial of PR022 in Atopic Dermatitis. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, investor ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect investor rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations at December 31, 2017:

(in thousands)	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Operating leases(1)	$1,260	$173	$337	$338	$412
Total(2)	$1,260	$173	$337	$338	$412
__________________

(1)	Reflects obligations related to our office and equipment leases in Malvern, Pennsylvania.

(2)
This table does not include contracts that are entered into in the ordinary course of business that are not material in the aggregate in any period presented above and payments under agreements with contract research organizations as such payments are contingent upon services being provided.

Off Balance Sheet Arrangements
We did not have arrangements during the periods presented, and we do not currently have, any off balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies
Our consolidated financial statements in the registration statement of which this prospectus forms a part are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.
We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the preparation of our consolidated financial statements.
Research and Development
Research and development expense consists primarily of costs incurred in connection with the development of our product candidates. We expense research and development costs as incurred. At the end of each reporting period, we compare payments made to third party service providers to the estimated progress toward completion of the applicable research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that we estimate has been made as a result of the service provided, we may record net prepaid or accrued expense relating to these costs. As of June 30, 2018, we have not made any material adjustments to our prior estimates of accrued research and development expenses.
Recent Accounting Pronouncements
See Note 3 to our consolidated financial statements beginning on page F-8 of the registration statement of which this prospectus forms a part for a description of recent accounting pronouncements applicable to our consolidated financial statements.
Qualitative and Quantitative Disclosures About Market Risk
Our consolidated financial statements are prepared using the U.S. dollar which is the functional currency of our primary operating subsidiary. The functional currency of our parent company is the pound sterling which is translated into the U.S. dollar for assets and liabilities at the exchange rate at the balance sheet dates and revenue and expenses are translated at the average exchange rates during the reporting period. Translation adjustments are not included in determining net income (loss) but are included in foreign exchange adjustment to accumulated other comprehensive income (loss), a component of shareholders’ equity.
We do not currently engage in currency hedging activities in order to reduce our currency exposure, but we may begin to do so in the future. Instruments that may be used to hedge future risks may include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations.
JOBS Act
On April 5, 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was enacted. The JOBS Act provides that, among other things, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we have irrevocably elected not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, we are entitled to rely on certain exemptions as an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b), (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years through fiscal year end following the effectiveness of our initial registration statement under the Securities Act or until we no longer meet the requirements of being an emerging growth company, whichever is earlier.
Change of Independent Auditors
On February 2, 2018, Grant Thornton UK LLP, or Grant Thornton, resigned as our independent auditors as we intended to engage new auditors in connection with our intended listing on Nasdaq. Grant Thornton did not audit our consolidated financial statements for any period subsequent to the year ended December 31, 2016.
For the year ended December 31, 2016, no report by Grant Thornton on our consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.
During the year ended December 31, 2016, and the subsequent period through February 2, 2018, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference thereto in its report upon on our audited consolidated financial statements for the year ended December 31, 2016, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
Newly Appointed Independent Registered Public Accounting Firm
On February 8, 2018, our board of directors completed an audit retender process and appointed KPMG LLP, or KPMG, as our independent registered public accounting firm to audit our consolidated financial statements prepared in accordance with U.S. GAAP for the years ended December 31, 2016 and 2017.
During the years ended December 31, 2016 and 2017, and the subsequent period preceding our engagement of KPMG as our independent registered public accounting firm, we did not consult with

KPMG, on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

BUSINESS
Overview
We are a clinical-stage biopharmaceutical company developing novel therapeutics that target the interplay between innate and adaptive immunity. Our programs seek to influence immune signalling and change the course of immune-mediated diseases in adults and children. Our lead drug development program utilizes our proprietary immunomodulatory technology - a high concentration, stabilized formulation of hypochlorous acid, or HOCl - for the treatment of Atopic Dermatitis, or AD, and we are exploring its efficacy in other dermatology indications which include Acne Vulgaris and Psoriasis, as well as other therapeutic areas.
HOCl is known as an anti-microbial molecule that is produced naturally in the body as part of the oxidative burst process, an innate immune response to infectious microbial agents. We have demonstrated that HOCl at higher concentrations acts as an immunomodulatory agent, capable of downregulating many key cytokines associated with inflammation and disease. Our proprietary technology includes a specialized method for manufacturing high purity HOCl, which yields high concentration formulations that are stabilized for certain periods of time within specific pH ranges. We possess significant know-how based in part on the four members of our research and development team who are experts in HOCl technology, with an average of 21 years of experience working with HOCl. We possess patents granted to us in the United States for composition of matter for the stabilized formulation of HOCl, methods of use and methods of manufacturing, as well as international patent protection and in-licensed HOCl technology related to our manufacturing process.
Our lead product candidate, PR022, is a non-alcohol based topical gel containing the active ingredient HOCl for the treatment of AD. AD affects an estimated 20 million people in the United States, including up to 20% of children and up to 3% of adults. Analysts estimate that this market will grow to approximately $5 billion, excluding steroids, in the United States by 2022 driven by recent market approvals of Eucrisa, Pfizer’s topical PDE-4 inhibitor for mild to moderate AD, and Dupixent, an injectable IL-4, IL-13 inhibitor for moderate to severe AD. Symptoms of AD can include rashes; dry, scaly, red skin; open, crusty and weepy sores, which can become infected; and severe and persistent pruritus, which is commonly known as itch. The current standard of care, when emollients and moisturizers no longer adequately control AD, is the use of topical steroids or injectable monoclonal antibodies for more severe cases. Steroids are known to have potentially harmful side effects.
On August 14, 2018, we announced top-line results from a Phase 2 clinical trial evaluating PR022 in patients with AD. This trial began in December 2017 and enrollment was completed in May 2018. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index, or EASI, versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD, and to evaluate the implications for our other programs including PR022 in Psoriasis and RLM023 for Acne.
Acne is the most common chronic skin condition in the United States, affecting approximately 45 million people, or 14% of the population, and is characterized by the formation of lesions on the face and neck but also extending to other parts of the body. Analysts value the prescription market for Acne at close to $4 billion in the United States in 2017, with continued growth expected. RLM023 is a topical formulation of HOCl that is optimized for Acne. We believe that a formulation based upon our proprietary HOCl technology may offer a promising treatment for Acne due to HOCl’s anti-inflammatory and anti-microbial properties. Pre-clinical in vivo and in vitro studies using our HOCl formulation have demonstrated a reduction in the expression of pro-inflammatory cytokines such as TNF-á, IL 1â, IL-8 and IL-12, which have been reported to be key cytokines associated with Acne pathogenesis.

Psoriasis is a common skin disorder characterized by the formation of inflamed, raised plaques that shed scales derived from excessive growth of skin epithelial cells. Psoriasis is the largest indication in dermatology with, according to analyst estimates, approximately $6 billion in sales in the United States in 2017, which can largely be attributed to biologics. Research has identified key cellular and molecular pathways of inflammation that contribute to disease pathogenesis of Psoriasis.  Formulations of our proprietary platform technology have been shown in vitro and in vivo to downmodulate pro-inflammatory cytokines TNF-á, IL-6, and IL-12, which have been reported at elevated levels in patients with Psoriasis and correlated to disease severity.
While our initial clinical development focus has been on Dermatology, we are also exploring other potential applications in immune-mediated diseases generally. While the other indications are in the early stage of evaluation, we believe that the anti-inflammatory and immunomodulatory properties of our formulations demonstrated in pre-clinical studies to date provide scientific rationale for continuing to explore other indications and, subject to the full analysis of the PR022 results, intend to further evaluate the potential applications through pre-clinical models and other research. In addition, we are actively exploring opportunities to in-license new assets with potential in immune-mediated diseases to complement our portfolio.
We intend to update this prospectus as to our clinical and business development plans when we announce in September 2018 any further decisions with respect thereto that we have made following further analysis of the results of our Phase 2 clinical trial of PR022 in patients with AD discussed above.
We have a highly experienced and well-regarded management team that has gained significant industry know-how through experience at leading biopharmaceutical companies, including GSK, Johnson & Johnson, Novartis and Intercept. Additionally, our Chief Medical Officer is an immunologist with significant experience in studying immune-mediating diseases in various therapeutic areas (including oncology and hematological diseases) and has advanced several drug candidates from pre-clinical development through approval and commercialization.
Ophthalmic Program
In March 2018, we announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, PR013, a topical solution containing HOCl as its active ingredient, did not demonstrate efficacy.  As a result, we are no longer pursuing the clinical development of PR013. AC and AD have different disease pathologies. AC is caused by an allergen-induced rapid inflammatory response in which allergens interact. In contrast, AD is a complex inflammatory cutaneous disorder characterized by immune-mediated inflammation and epidermal barrier dysfunction. The design of our Phase 2 clinical trials for AC and AD were also materially different. In the AC trial, the response to the drug was measured at multiple points, all within 20 minutes of treatment, and in the AD trial, the response is measured after 28 days.

Our Pipeline
Our current pipeline of product candidates is summarized in the following chart. We intend to update this pipeline when we announce in September 2018 any further decisions with respect thereto that we have made following further analysis of the results of our Phase 2 clinical trial of PR022 in patients with AD discussed above.
Our Proprietary Platform Technology
Our product candidates contain high concentrations of HOCl based on our proprietary technology. We have received composition of matter patents associated with our stabilizing formulations, as well as method of use patents which cover concentrations of HOCl at which we have observed immunomodulatory effects. Specifically, in pre-clinical studies, PR022, a topical IL-4/IL-13 inhibitor, had immunomodulatory effects. Our technology incorporates significant know-how as four people on our research and development team are leading experts in HOCl technology having an average of 21 years of experience working with HOCl. We also possess patents granted to us in the United States for composition of matter for the stabilized formulation of HOCl, methods of use and methods of manufacturing, as well as other international patent protection and in-licenses of certain other HOCl technology applications related to the manufacturing process.
The form of chlorine changes from Cl2 to HOCl to OCL- depending on the pH of its environment. HOCl is the form in which chlorine mainly exists within a certain pH range.  As depicted in the figure below, at a higher pH, available free chlorine, or AFC, exists increasingly in the form of hypochlorite ion, or OCl-.  At a lower pH, AFC exists increasingly in the form of molecular chlorine, or Cl2. Between a pH of 4.0 to 6.5, AFC is present predominantly in the form of HOCl. Our proprietary technology has allowed us to develop formulations of HOCl that endeavor to maintain the pH of HOCl within this specific pH range for certain periods of time. Our HOCl products are manufactured using a proprietary manufacturing process designed to produce formulations that deliver the highest level of pure HOCl.  Additionally, through our manufacturing process, we are producing HOCl at a high saturation level at ambient temperature that permits an increased amount of chlorine to be maintained in solution and a low residual salinity level, which are critical to control the stability of HOCl.
Our patented gel formulations of HOCl, manufactured under specified conditions, endeavor to maintain HOCl to be stabilized within a particular pH range for certain periods of time. There are a number of factors that influence the stability duration of chlorine, one of which is concentration. With an increasing concentration of chlorine, it becomes increasingly difficult to maintain HOCl within a specified pH range. Our manufacturing processes allow us to produce formulations which have lower degradation products and minimal elemental impurities, which results in a more stable product. In order to develop our patented stabilizing process and agents, we evaluated many formulations of gels and emulsions with HOCl as the active ingredient to determine excipient compatibility. HOCl is especially sensitive to most organic excipients used for topical drug formulations. We have ongoing development efforts to enhance the period of time over which HOCl is stabilized. Our proprietary buffering technology is able to produce HOCl formulations within a defined pH range where it is pure HOCl with little or no OCl- or Cl2.
Effect of pH on HOCl
Source: Realm Report (NovaChem Laboratories, Inc.)
Immune System and Immune Modulation
The body protects itself against infection through the immune system, which identifies and weakens or destroys pathogens or infectious agents, such as viruses, bacteria, fungi and other parasites. Immunity is the equilibrium between immune activation and suppression that permits the body to function in a normal and healthy way. An immune system that does not respond aggressively enough can be fatal. However, responses that are too aggressive or that are triggered by substances that are not true threats are responsible for an increasing disease burden, inducing common diseases such as AD. Accordingly, there are varieties of ways in which medical intervention can modulate a dysregulated immune response.
The immune system works through two broad phases of protection. In the innate phase, the immune system mounts a broad defense that can work against a wide range of attackers, while beginning to identify specifically what it is attacking. The innate immune system consists of non-specific cells and molecules that constantly surveil and react quickly once the presence of any antigen is detected. Cells of the innate immune system act as a physical barrier to invasion by foreign organisms, inactivate pathogens directly, recruit other immune cells through the production of cytokines and activate the adaptive immune response through antigen presentation. Then the immune system enters the adaptive immunity phase in which it targets the specific attacker and protects the body against the attacker more effectively both during the remainder of the attack and in the future.
All immune cells, including those participating in the innate and adaptive immune response, have evolved to express distinct cell surface receptors and secrete cell signaling molecules that respond to environmental cues. Immune cells consistently monitor the dynamic environmental stimuli through their unique receptors to recognize specific changes. Lymphocytes are the principal active components of the adaptive immune system responsible for engulfing and destroying identified antigens. Once an antigen is presented by a dendritic cell, the adaptive immune system responds by activating specific cellular immunity in the form of T-cells and B-cells, and by releasing cytokines and chemokines. Cytokines are small cell-signaling protein molecules secreted by numerous cells and used extensively in intercellular communication. They provide the signaling pathways that orchestrate the complex immune responses of the body.
Keratinocytes are the predominant cell type in the epidermis, the outermost layer of the skin. Upon activation, keratinocytes express a plethora of cytokines, chemokines (a class of cytokines) and accessory molecules, which can transmit both positive and negative signals to cells of innate and adaptive immunity. Abnormal expression of inflammatory mediators or their receptors in keratinocytes are relevant to the pathogenesis of chronic inflammatory skin diseases such as AD, Psoriasis and Acne.
Dendritic cells are antigen-presenting cells of the immune system. Their main function is to process antigen material and present it on the cell surface to the T-cells of the immune system. Dendritic cells act as messengers between the innate and the adaptive immune systems. Dendritic cells have been shown to play a key role in patients with chronic inflammatory skin diseases, such as AD, Psoriasis and Acne.
Cytokines, such as ILs, affect nearly every biological process, including disease pathogenesis, non-specific response to infections and specific response to antigens. Cytokines have become an important frontier in medicine and hold a vital place as diagnostic, prognostic and therapeutic agents in human disease. Although cytokines are studied today in nearly every biological discipline, cytokine-mediated effects dominate the fields of inflammation and immunology. Some chronic diseases appear to be driven by auto-inflammatory pathways whereas others have classic characteristics of auto-immune mechanisms. The understanding of immune activation has led us to better evaluate the impact of our immunomodulatory agent on relevant cytokine-mediated pathways of AD and other dermatological conditions.
PR022 for the Treatment of Atopic Dermatitis
PR022 is a proprietary, non-alcohol based, topical gel containing the active ingredient HOCl, offering a novel mechanism of action for the treatment of AD. AD is a chronic, relapsing, inflammatory disease characterized by itchy, inflamed skin, which poses a significant burden on patients’ quality of life and on the overall health care system and which is most commonly first diagnosed in childhood. Patients with AD have impaired function of their skin barrier, which, combined with skin damage as a result of the intense itching and scratching associated with the disease, puts them at risk for secondary infections due to colonization with pathogenic bacteria, particularly Staphylococcus aureus, and changes in the skin microbiome. AD is characterized by immune dysregulation.
On August 14, 2018, we announced top-line results from a Phase 2 clinical trial evaluating PR022 in patients with AD. This trial began in December 2017 and enrollment was completed in May 2018. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in EASI versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD.
AD affects an estimated 20 million people in the United States, including up to 20% of children and up to 3% of adults, and prevalence continues to increase. Of those afflicted with AD in the United States, an estimated 37% of those are diagnosed with the disease, and of those diagnosed, an estimated 45% to 50% are actively being treated by a physician. Creams and ointments (including topical corticosteroids) or systemic agents (for more severe cases) are routinely used to treat patients with AD. The U.S. market for AD treatments, excluding steroids, is estimated by analysts to grow to $5 billion by 2022 driven by recent market approvals of Eucrisa, Pfizer’s topical PDE-4 inhibitor for mild to moderate AD, and Dupixent, an injectable IL-4, IL-13 inhibitor for moderate to severe AD.

Limitations of Current Treatment Options
Current topical treatment options for AD have known safety drawbacks. Adverse effects include skin thinning, folliculitis, contact dermatitis and telangiectasia, which is commonly known as “spider veins”. Long-term use of topical corticosteroids on large body surface areas may lead to adrenal suppression. The increased use of steroid treatments has led to an increase of serious local and systemic side effects. In pediatric patients, a large proportion of AD sufferers, there is the chance for enhanced capacity for absorption and therefore side effects. Low acceptance of steroid treatment among parents of children is well known. Calcineurin inhibitors carry a boxed warning for a possible link to cancer and are therefore limited in use. Systemic therapies such as antihistamines are used as adjunct therapies to help control pruritus with limited efficacy, antibiotics are sometimes used short term to manage infection, but carry concerns of resistance, and oral corticosteroids or immunosuppressants carry associated side effects and toxicities. In addition, injectable treatments for AD are both inconvenient and costly.
Phase 2 Clinical Trial
Our IND for PR022 for AD was submitted to the FDA and took effect in 2017. In December of 2017, the first subject was dosed in our Phase 2 clinical trial of PR022, which was conducted in the United States. Enrollment was completed in May 2018. This trial was a randomized, double-blind, vehicle-controlled, multicenter, parallel-group trial to assess the safety and efficacy of PR022 topical gel for the treatment of adults with mild-to-moderate AD with a total affected body surface area, or BSA, of 5% to 20%. Approximately 120 patients from approximately 18 study sites were randomized 1:1:1 to receive PR022 Topical Gel 0.05% HOCl, PR022 Topical Gel 0.1% HOCl, or vehicle control gel. The primary endpoint measured the percentage change from baseline to Day 29 using EASI. The percentage of subjects who achieved success in Investigator’s Global Assessment, or IGA, scale is also being evaluated. Additionally, secondary endpoints assessed pruritus and quality of life on a variety of scales. Pruritus was measured throughout the study using a variety of tools such as the numeric rating scale, or NRS, and the 5-D itch questionnaire. The secondary endpoints measured the percent change from baseline in the numeric rating scale, or NRS; change in the 5 dimensions of itch scale, or 5-D itch, questionnaire; and shifts in the dermatology life quality index, or DLQUI, scores. On August 14, 2018, we announced top-line results from this Phase 2 clinical trial. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in EASI versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD.
Pre-clinical Study Results
The NC/Nga mouse model has been widely used for evaluating new therapeutic options of AD as lesions can be induced with a relevant allergen and the phenotype resembles human AD. We conducted pre-clinical preventative and therapeutic treatment studies evaluating the efficacy of PR022 topical gel in the NC/Nga mouse model.
The mice were sensitized with house dust mite allergen, or HDM, and treated topically with PR022 both preventively and therapeutically twice daily against established lesions. In the prevention model, topical application of PR022 delayed the onset of lesions and reduced the severity of lesions. In the treatment model, topical application of PR022 reduced lesions comparable to a potent topical corticosteroid. Additionally, the prevention model demonstrated fewer itching bouts in the mice treated with PR022 compared to vehicle control gel. The reduced skin thinning and absence of weight loss observed in the PR022 treatment group indicates that PR022 does not exhibit the undesired effects often induced by steroids. PR022 reduced levels of cytokines shown to be increased in patients with AD (IL-4, IL-13, TARC) and cytokines described to play a major role in the mediation of pruritis (IL-31, TSLP). Additionally, PR022 reduced the presence of T-cells in the inflammatory lesions and reduced serum Immunoglobulin E, or IgE.
Lesion Formation in Prevention Model
In the prevention model, to determine the efficacy of PR022, NC/Nga mice were treated twice weekly with HDM to induce lesions similar to human AD.  Concurrently, vehicle control gel or PR022 was applied. Mice were rated for the presence or absence of skin dryness, skin eruptions, skin edema, and wounding, each on a scale of 0 to 4, where 0 = no symptoms, 1 = mild symptoms, 2 = moderate symptoms, 3 = severe symptoms, and 4 = extreme symptoms. As shown in Figure 1, in the vehicle control gel group, lesion scores gradually increased starting 24 days after the initial HDM application. Topical application of PR022 delayed the onset of lesions and reduced the severity of lesions compared to the vehicle control gel group over 12-weeks. The p-values are shown below the figure. P-value is a conventional statistical method for measuring the statistical significance of clinical results. A p-value of 0.05 or less represents statistical significance, meaning that there is a less than 1-in-20 likelihood that the observed results occurred by chance.
Figure 1     Clinical Lesion Score After Concurrent Treatment With PR022 or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Pruritis Effect in Prevention Model
Pruritus is one of the most persistent symptoms of AD, with a high impact on quality of life. The majority of AD therapies available today focus on restoring skin barrier properties, but do not effectively manage pruritus. Therefore, a treatment that reduces both lesion formation and pruritus would be considered optimal.
As shown in Figure 2, scratching behavior, which is known to be indicative of pruritus, increased throughout the study in the vehicle control gel group, while scratching behavior was significantly reduced by topical administration of PR022.

Figure 2     Changes in Scratching Behavior During Treatment With PR022 or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Treatment of Established Lesions in Therapeutic Model
Our subsequent treatment study focused on the therapeutic effect of PR022 to reduce established lesions.
In this model, to determine the efficacy of PR022 as compared to a high potency steroid and vehicle control gel, mice were treated twice weekly with HDM until they developed at least moderate lesions. Starting at day 22, the mice were treated with PR022, the high potency steroid, betamethasone or vehicle control gel. The lesions on the mice were rated for the presence or absence of skin dryness, skin eruptions, skin edema, and wounding, each on a scale of 0 to 4, where 0 = no symptoms, 1 = mild symptoms, 2 = moderate symptoms, 3 = severe symptoms, and 4 = extreme symptoms. As shown in Figure 3, there was a steady decrease in lesion severity in the PR022 treatment group as well as in the steroid group.

Figure 3     Comparison of Lesion Severity Scores After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Effects on Ear Thickness in Therapeutic Model
Sensitization with HDM results in inflammation which is a quantitative measurement of allergic response. Mice were sensitized with HDM on their ears and significant ear swelling was noted by day 22 when the treatment began.  As shown in Figure 4, ear thickness was significantly reduced in the PR022 and betamethasone treated ears.
Figure 4     Comparison of Ear Thickness Scores After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.

Effects on Body Weight and Skin Thinning in Therapeutic Model
Two of the undesired effects of topical steroid treatment are weight loss and skin thinning. In the therapeutic model, as shown in Figures 5a and 5b, no significant change in body weight was observed in mice treated with PR022, whereas a significant decrease in body weight was observed in the betamethasone treated mice. Significantly greater skin thinning was observed in the betamethasone treated mice compared to the mice treated with PR022.
Figure 5a     Comparison of Body Weight After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Figure 5b     Comparison of Skin Thickness After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Effects on Cytokine Levels in Therapeutic Model
Elevated levels of pro-inflammatory cytokines, observed in patients with AD, result in a coordinated immune response. To characterize this immune response, the levels of cytokines in the back skin of the mice were measured. As shown in Figure 6, levels of all cytokines tested: IL-4, IL-13, IL 1β, IL-6, TNF-α, TARC, IL-31 and TSLP were significantly reduced by treatment with PR022 and betamethasone.
Figure 6     Cytokine Concentration in Back Skin After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.

Effects on Dendritic Cells in Therapeutic Model
Dendritic cells act as an important component between the innate and adaptive immune system. Cytokines activate dendritic cells whose primary function is to present antigen material to immature T-cells and B-cells leading to their activation. As shown in Figure 7, PR022 and betamethasone significantly reduced the number of activated dendritic cells present in auricular lymph nodes.
Figure 7      Dendritic Cell Counts After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Effects on T-Cells and B-Cells in Therapeutic Model
Current thinking is that T-cells and B-cells are involved in the pathophysiology of AD. T-cells are mainly activated by dendritic cells and other antigen presenting cells. T-cells release cytokines and chemokines in response to activation. One subgroup of T-cells is referred to as Naïve CD4+ T-cells, which mature into several types of T-cells (Th1, Th2, Th17, Treg) depending on the cytokines present. Another subgroup of T-cells is referred to as CD4+ T-helper cells, which activate other immune cells generally through the production of cytokines. Another type of lymphocyte is referred to as B-cells, which secrete antibodies.
As shown in Figure 8, both PR022 and betamethasone treated groups displayed significantly lower counts for each type of T-cell. As shown in Figure 9, both PR022 and betamethasone treated groups also displayed significantly lower counts for each type of B-cell.

Figure 8     T-Cell Counts After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Figure 9     B-Cell Counts After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
Effects on Serum IgE levels
High serum levels of IgE indicate that there has been an adaptive immune response to repeat exposure to HDMs. As shown in Figure 10 treatment with PR022 and betamethasone significantly reduced the levels of IgE in serum.

Figure 10     Serum IgE Levels After Treatment With PR022, Betamethasone or Vehicle Control Gel
* = p < 0.05 and ** = p < 0.01.
In-vitro Study Results of Effect of Hypochlorous Acid on Cytokine Production in Keratinocytes and Dendritic cells
Studies were performed to evaluate the effect of HOCl on cytokines produced by murine keratinocytes and dendritic cells. Activated cells were pre-incubated with three different concentrations of HOCl (0.00075%, 0.0015% and 0.003%) or vehicle control. As shown in Figure 11, treatment with HOCl produced a dose-dependent decrease of IL-8 and TSLP cytokine levels in keratinocytes and as shown in Figure 12, treatment with HOCl produced a dose-dependent decrease of IL-12 and TNF-α cytokines secretion in dendritic cells.
Figure 11    In-vitro Cytokine Levels in Keratinocyte Cells Treated with HOCl or Vehicle Control
* = p < 0.05 and ** = p < 0.01.

Figure 12    In-vitro Cytokine Levels in Dendritic Cells Treated with HOCl or Vehicle Control
* = p < 0.05 and ** = p < 0.01.
Aurstat Licensing History
In 2013, our HOCl based hydrogel was cleared by the FDA as a medical device for the management and relief of pain, burning and itching experienced with various dermatoses, including AD, allergic contact dermatitis and radiation dermatitis. That same year, we out-licensed this hydrogel to Onset Dermatologics, which launched the product under the tradename Aurstat Anti-Itch Hydrogel. In 2014, Onset Dermatologics, then part of Precision Dermatology, was acquired by Valeant Pharmaceuticals, and we exercised our right to terminate the out-licensing agreement. We subsequently withdrew the product from the market in order to evaluate the potential opportunity to develop an HOCl based topical formulation into a drug, which we now refer to as PR022. While Aurstat and PR022 are similar in formulation, we developed PR022 gel with improved properties, including a higher concentration of HOCl, enhanced physical and chemical stability, more consistent viscosity and an improved manufacturing process which yields higher purity.
Aurstat Initial Clinical Data
In 2013, Dr. Brian Berman initiated a clinical study, sponsored by Onset Dermatologics, which demonstrated that Aurstat manufactured at 0.045% HOCl had a significant effect on pruritis at Day 1 and Day 3 of treatment when applied twice daily or as needed, indicating both rapid onset and sustained anti-pruritic effects. Dr. Berman conducted a blinded, randomized (2:1) study evaluating the effects of Aurstat compared to an untreated control on the pruritis of 30 subjects with mild to moderate AD. Pruritis and tolerability were assessed at baseline through the third day using the VAS scale, which measures pruritis, and investigator and subject assessment of tolerability. Dr. Berman observed that treatment with Aurstat reduced pruritus in subjects with mild to moderate AD as early as the initial day of treatment and lasting through the final day of study treatment. As shown in Figure 13, the group treated with Aurstat experienced significantly reduced itch compared to the untreated group. At Day 3, 73.7% of subjects treated with Aurstat experienced reduced itch (p=0.009) while 70% of subjects in the untreated control group had worse itch. Treatment with Aurstat at least twice daily was well-tolerated by the patient population, and there were no serious adverse events and no treatment-related discontinuations reported in the study.

Figure 13     Itch Response of Patients Treated with Aurstat or Untreated at Day 3
Source: Berman et al. ‘Evaluation of an Anti-Itch Hydrogel Containing 0.045% Hypochlorous Acid (HOCl) versus Untreated Control in the Treatment of Atopic Dermatitis Associated Pruritus’ Presented at the 2013 Fall Clinical Dermatology Conference, Las Vegas, NV.
RLM023 for the Treatment of Acne
Acne Vulgaris, which is common Acne, is the most common chronic skin condition. The disease can range from mild to severe cystic acne and is associated with significant physical and psychosocial effects on quality of life, including permanent scarring, depression and anxiety. The two main factors involved in the development of Acne are clogged pores and / or the presence of bacteria, leading to irritation, lesions and inflammation. Studies have demonstrated a central role of inflammation in the development of Acne lesions and have opened new opportunities for therapeutic intervention that target inflammation.  Acne affects approximately 45 million people, or 14% of the population, in the United States. Analysts valued the prescription market for Acne at close to $5 billion in the United States for 2017, including retinoids such as Epiduo and Absorica and antibiotics such as Solodyn and Aczone, with continued growth expected.
On August 14, 2018, we announced top-line results from a Phase 2 clinical trial evaluating PR022 in patients with AD. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in EASI versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD, and to evaluate the implications for our other programs including RLM023 for Acne.
Current Limitations of Acne Treatments
Current topical treatment options for Acne have known safety drawbacks. Antibiotics and antibacterials are used to manage infection associated with Acne, but long term use is not indicated due to concerns of resistance. Retinoids, often considered the mainstay therapy, can cause dryness, erythema, irritation photosensitivity and carry a Category C pregnancy risk requiring women of child bearing age to use birth control or other measures to protect against pregnancy. Oral contraceptives are also sometimes used to manage acne, but carry cardiovascular risks and are contraindicated in pediatric and male patients. Recent product introductions in Acne have been combinations of approved antibiotics / antibacterials and retinoids, and therefore carry the compounded risks described above. There have been no new clinically meaningful therapies approved to treat Acne in over a decade.
In in vitro and in vivo pre-clinical studies, our HOCl formulation demonstrated a reduction in the expression of pro-inflammatory cytokines such as TNF-α, IL 1β, IL-8 and IL-12 (see Figures 6, 11 and 12), which have been reported to be key cytokines associated with Acne pathogenesis.
PR022 for the Treatment of Psoriasis
Psoriasis is a common chronic autoimmune disorder of the skin characterized by focal formation of inflamed, raised plaques that constantly shed scales derived from excessive growth of skin epithelial cells. Research has identified key cellular and molecular pathways of inflammation that contribute to the pathogenesis of Psoriasis. Approximately 12 million people in the United States suffer from Psoriasis, of whom an estimated 7.5 million have been diagnosed with the skin disease, and an estimated 50% to 60% are actively being treated for the disease.  Psoriasis is the largest indication in dermatology, which per analysts estimates, it generated approximately $6 billion in sales in the United States in 2017, which can largely be attributed to biologics.
Mild to moderate Psoriasis is typically treated with topical therapies such as corticosteroids or vitamin D analogs. Moderate to severe Psoriasis may be treated with topical therapies, systemic immunosuppressive or immunomodulatory drugs (biologics) or phototherapy. While all of these therapies can help reduce the skin irritation and plaques in patients with Psoriasis, and may also reduce pruritus to some degree, they may not adequately resolve these symptom in patients.
Pre-clinical studies of our HOCl formulation have shown in vitro and in vivo to down modulate pro-inflammatory cytokines TNF-α, IL-6, and  IL-12 (see Figures 6 and 12), which have been reported at elevated levels in patients with Psoriasis and correlated to disease severity.
On August 14, 2018, we announced top-line results from a Phase 2 clinical trial evaluating PR022 in patients with AD. Preliminary top-line results from the study demonstrated that PR022 showed no difference from vehicle in the primary endpoint of percent change in EASI versus baseline. We are conducting a complete analysis of the results of this study in order to determine whether there is a path forward for our proprietary technology in AD, and to evaluate the implications for our other programs including PR022 for the treatment of Psoriasis.
Potential Additional Indications
In addition to the indications discussed above, we are also considering the possible utilization of our proprietary platform technology in Prurigo Nodularis, Epidermolysis Bullosa and Bullous Pemphigoid. We have not yet conducted any research and development and have no product candidates in the pipeline for these indications at present. We will evaluate the results of our Phase 2 study of PR022 in Atopic Dermatitis to determine the impact on these potential additional indications.
Prurigo Nodularis, or PN, is a chronic dermatologic condition, associated with severe pruritus that markedly affects the quality of life in patients.  The vicious cycle of repeated itching and scratching leads to formation of raised, inflamed skin nodules that can develop sores or become hard and crusty. To date, no treatment for PN has been approved in the United States. Recently, higher levels of the pruritic cytokine IL-31, which our HOCl formulations have been shown to reduce, were found in the skin of patients with PN than in other pruritic skin diseases.
Epidermolysis bullosa, or EB, is an inherited disorder characterized by blistering of the skin following minor friction or mechanical trauma. Currently there is no effective therapy or cure for EB. The disease is primarily managed with symptomatic therapy. EB is generally caused by abnormalities in the site of attachment of the epidermis to dermis, suggesting that a topical product could be beneficial. Several studies have suggested that EB patients’ skin shows increased signaling and overexpression of IL1β, which our HOCl based formulations have been shown to downregulate.
Bullous Pemphigoid, or BP, is an autoimmune blistering disease. BP is characterized by spontaneous flare-ups and remissions. It classically presents as generalized pruritic plaques and tense sub-epithelial blisters. Steroids and immunosuppressants are used to manage the disease, but long term use of both is linked to negative side effects. IgE, which PR022 has been shown to downregulate, has been implicated in the pathogenesis of BP.
Clinical Results of Discontinued Ophthalmic Product Candidate
In March 2018, we announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, PR013, a topical solution containing HOCl as its active ingredient, did not demonstrate efficacy. As a result, we are no longer pursuing the clinical development of PR013.
Competition
We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical and specialty pharmaceutical companies, academic institutions and governmental agencies and public and private research institutions. We are aware of a significant number of commercialized products as well as products in development in each of the three therapeutic areas that we target in our clinical development pipeline. We consider PR022’s prospective competitors for the treatment of AD to be topical steroids; Eucrisa, a topical PDE-4 inhibitor; and Dupixent, an injectable IL-4 and IL-13 inhibitor for moderate to severe AD. Certain calcineurin inhibitors, such as Elidel, are also prescribed for the treatment of AD. Standard treatments for Acne include antibiotics, antibacterials, retinoids and oral contraceptives. There are a number of treatments for Psoriasis on the market, including biologics, topical therapies such as corticosteroids or vitamin D, as well as systemic immunosuppressive drugs, or phototherapy.
Intellectual Property Summary
We strive to protect and enhance our proprietary technologies and inventions that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection related to our proprietary technologies and inventions, including our product candidates, in the United States and other jurisdictions that we believe are important to the development and implementation of our business.
As of March 23, 2018, our intellectual property portfolio included thirteen issued U.S. patents, eight pending U.S. patent applications, 27 issued foreign patents in countries including Canada, Australia, China and Mexico, and European validations in European Patent Convention member states such as Germany, France, Great Britain and Italy. We also had 33 foreign patent applications pending, as well as one patent pending under the Patent Cooperation Treaty and one U.S. provisional application pending, at such date. Our patents and applications claim methods of treatment with HOCl, as well as stabilized HOCl compositions and uses thereof, and electrochemical methods for making HOCl.
The patent portfolio relating to PR022 includes four patent families.The first patent family was filed in the U.S., and includes one issued patent, an allowed pending application, as well as two continuation applications. The issued U.S. patent claims methods for treating conditions characterized by chronic type 1 or type 4 hypersensitivity with HOCl. The issued U.S. patent has a Patent Term Adjustment of 1150 days putting its expiration at August 10, 2031, not including any patent term extensions that may apply upon product approval.

The second patent family was filed in the United States, United Arab Emirates, Australia, Brazil, Canada, Chile, China, Europe, Hong Kong, Japan, Mexico, and South Africa. This family includes five issued US patents, and patents issued in Australia, China, Hong Kong, Mexico, and South Africa. There are also two patent applications pending in the U.S., including one application that is allowed, with patents also pending in United Arab Emirates, Brazil, Canada, Chile, China, Europe, Japan, and Mexico. Patents in this family expire March 19, 2032, not including patent term extensions that may apply upon product approvals. In particular, U.S. patents in this family include claims to stabilized HOCl solutions or formulations and methods of use, and include claims to methods of treating inflammatory conditions with the stabilized HOCl solution or formulation. The allowed U.S. application claims the composition-of-matter for Realm’s PR022 formulation.
The third patent family was nationalized in 2017 in the U.S., Australia, Canada, China, Europe, Israel, Mexico, Japan, South Korea, and Singapore. This application family discloses dose-dependent anti-inflammatory properties of HOCl, and claims methods of treating various skin inflammatory disorders. Applications in this family are expected to expire December 16, 2034 in the U.S., and December 16, 2035 outside the U.S.
The fourth patent family was also nationalized in 2017 in the U.S., Australia, Canada, China, Europe, Israel, Mexico, Japan, South Korea, and Singapore. This application family discloses dose-dependent anti-inflammatory properties of HOCl, including methods of treating various inflammatory disorders, of the skin and other tissues and organs. Applications in this family are expected to expire March 27, 2035 in the U.S., and March 28, 2036 outside the United States.
In addition, we are the exclusive licensee from Professor Vitold Bakhir of two U.S. patents relating to devices for producing HOCI. We are the licensee of all rights to one U.S. patent which claims an assembly of electrochemical cells for production of HOCl, and which is used for preparing the API in our product candidates. The exclusive license, as last amended on September 2, 2016, includes the right to enforce and sublicense and expires on March 10, 2028. We have sublicensed this patent to Chemstar in connection with our intellectual property license to Chemstar for floral preservative and produce wash fields. Our license to Chemstar further includes an exclusive field-limited license to certain patents relating to our HOCl production technologies and certain patents relating to our stabilized HOCl solution, as well as foreign counterparts relevant to Chemstar’s field. We maintain full control of the first Professor Bakhir patent, with the first right to enforce upon infringement in the field by a third party. We have a license to a second patent from Professor Bakhir effective April 4, 2018, which includes an exclusive license in the field of pharmaceuticals and pharmaceutical development. This patent covers electrochemical cells invented by Professor Bakhir, and which are used for preparing the API in our product candidates, and has a term to February 26, 2030. This second Professor Bakhir patent is not subject to the Chemstar license. We are responsible for maintaining both patents licensed from Professor Bakhir.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
United States Government Regulation
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the drug development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves:

•
completion of pre-clinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations, including laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety and efficacy of the proposed drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements, and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	satisfactory completion of an FDA inspection of selected clinical sites to assure compliance with GCPs and the integrity of the clinical data;

•	payment of user fees; and

•	FDA review and approval of the NDA.
Clinical Trials
We expect that all of our current product candidates will be reviewed by the FDA on a de novo basis, which means that extensive clinical testing will be required. Prior to the initiation of clinical testing, a sponsor must submit to the FDA an investigational new drug, or IND, application to the FDA, including the results of pre-clinical studies, manufacturing information, analytical data and any available clinical data or literature. Some pre-clinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial while it is being conducted. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.
Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined. In Phase 1, the drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an initial indication of its effectiveness. In Phase 2, the drug typically is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase 3, the drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the safety and efficacy of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.
Progress reports detailing the results of the clinical trials must be submitted, at least annually, to the FDA, and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements, or if the drug has been associated with unexpected serious harm to patients.
Marketing Approval
Assuming successful completion of the required clinical testing, the results of the pre-clinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision.
In addition, under the Pediatric Research Equity Act, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.
The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and / or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.
The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCP requirements.
The testing and approval process for an NDA requires substantial time, effort and financial resources, and takes several years to complete. Data obtained from pre-clinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval of an NDA on a timely basis, or at all.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or pre-clinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Orange Book Listing
In seeking approval for a drug through an NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, known as the Orange Book. Any applicant who files an Abbreviated New Drug Application, or ANDA, seeking approval of a generic equivalent version of a drug listed in the Orange

Book referencing a drug listed in the Orange Book must certify, for each patent listed in the Orange Book for the referenced drug, to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA, (2) such patent has expired, (3) the date on which such patent expires or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. The fourth certification described above is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA. The applicant may also elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. This section viii statement does not require notice to the patent holder or NDA owner. There might also be no relevant patent certification.
If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the applicant. Even if the 45 days expire, a patent infringement lawsuit can be brought and could delay market entry, but it would not extend the FDA-related 30-month stay of approval.
Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications, manufacturing changes or other labeling claims, are subject to further testing requirements and prior FDA review and approval. There also are continuing annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as application fees for supplemental applications with clinical data.
Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs.
In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label, although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.
Federal and State Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations
In addition to FDA restrictions on marketing of pharmaceutical products, federal and state healthcare laws and regulations restrict business practices in the biopharmaceutical industry. These laws may impact, among other things, our current and future business operations, including our clinical research activities, and proposed sales, marketing and education programs and constrain the business or financial arrangements and relationships with healthcare providers and other parties through which we market, sell and distribute our products for which we obtain marketing approval. These laws include anti-kickback and false claims laws and regulations, data privacy and security, and transparency laws and regulations, including, without limitation, those laws described below.
The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor.
The reach of the federal Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, which, among other things, amended the intent requirement of the federal Anti-

Kickback Statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act and the civil monetary penalties statute.
The federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses.
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, impose certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization on certain health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates, independent contractors that perform certain services involving the use or disclosure of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions.
The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other transfers of value made to physicians and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members.
We may also be subject to state and foreign law equivalents of each of the above federal laws; state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or that otherwise restrict payments that may be made to healthcare providers; state and local laws that require the registration of pharmaceutical sales representatives; as well as state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Coverage and Reimbursement
Market acceptance and sales of any drug products depend in part on the extent to which reimbursement for drug products will be available from third party payors, including government health administration authorities, managed care organizations and other private health insurers. third party payors decide which drug products they will pay for and establish reimbursement levels. third party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for drug products are made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage, and adequate reimbursement, for the drug product. Additionally, a third party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Each payor determines whether or not it will provide coverage for a drug product, what amount it will pay the manufacturer for the therapy, and on what tier of its formulary it will be placed. The position on a payor’s list of covered drugs, or formulary, generally determines the co-payment that a patient will need to make to obtain the drug product and can strongly influence the adoption of such drug product by patients and physicians. Patients who are prescribed drug products for their conditions and providers prescribing such drug products generally rely on third party payors to reimburse all or part of the associated costs. Patients are unlikely to use a drug product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the drug product.
Reimbursement by a third party payor may depend upon a number of factors, including the third party payor's determination that a drug product is neither experimental nor investigational, safe, effective, and medically necessary, appropriate for the specific patient, cost-effective, supported by peer-reviewed medical journals and included in clinical practice guidelines.
Third party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. Even if reimbursement is available, the level of reimbursement is unpredictable. Inadequate coverage and reimbursement can impact the demand for, or the price of, drug products. If coverage and adequate reimbursement are not available, or are available only to limited levels, drug products may not be successfully commercialized. Further, adequate third party payor reimbursement may not be available to enable price levels sufficient to realize appropriate returns on investment in drug product development.
In addition, the federal government and state legislatures have continued to implement cost containment programs, including price controls and restrictions on coverage and reimbursement. To contain costs, governmental healthcare programs and third party payors are increasingly challenging the price, scrutinizing the medical necessity and reviewing the cost-effectiveness of drug products.
Impact of Healthcare Reform on our Business
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug product candidates, restrict or regulate post-approval activities, and affect the profitable sale of drug product candidates.
Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and / or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (i) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (ii) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs; (iii) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (iv) increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP; (v) expanded the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability; (vi) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70%, commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; (vii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (viii) established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug.
Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. On December 22, 2017, new legislation was signed into law (H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018,” or the Tax Cuts and Jobs Act) that significantly revised the U.S. Internal Revenue Code of 1986, as amended, or the Code. The Tax Cuts and Jobs Act includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013, and due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have an adverse effect on customers for our drug candidates, if approved, and, accordingly, our financial operations.
Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and / or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Manufacturing and Supply
We outsource the manufacturing of our product candidates to various parties who are responsible for producing API, manufacturing the drug formulations and packaging, and randomizing / labeling the product for clinical trials. We intend to continue to outsource the manufacturing of any product candidates if and when they are approved for marketing and commercialized.
Employees
We had 15 full-time employees as of June 30, 2018. None of our employees are represented by any collective bargaining unit. We believe that we maintain good relations with our employees.
Property and Facilities
Our headquarters are located in Malvern, Pennsylvania, and consist of approximately 7,000 square feet of office and lab space, which houses our in-house R&D function, under a lease that expires in 2025. We may require additional space and facilities as our business expands.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings relating to claims arising from the ordinary course of business. There are currently no claims or actions pending against us that, in the opinion of our management, are likely to have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of March 31, 2018.

NAME	AGE	POSITION(S)
Executive Officers:
Alex Martin	50	Chief Executive Officer and Director
Marella Thorell	51	Chief Financial Officer, Chief Operating Officer, Company Secretary and Director
Christian Peters, M.D., PhD	56	Chief Medical Officer
Non-Executive Directors:
Charles Spicer	53	Chairman of the Board of Directors and Independent Non-Executive Director
Joseph William Birkett	70	Independent Non-Executive Director
Ivan Gergel, M.D.	57	Independent Non-Executive Director
Balkrishan (Simba) Gill, PhD	53	Independent Non-Executive Director
Sanford (Sandy) Zweifach	62	Independent Non-Executive Director
Executive Officers
Alex Martin joined Realm Therapeutics in June 2015 as Chief Executive Officer (CEO) and Executive Director. He brings more than 25 years of experience having held senior positions in both private and public companies principally in the pharmaceutical and biopharmaceutical industry. He previously served as a CEO of Affectis Pharmaceuticals AG, Chief Operating Officer of Intercept Pharmaceuticals (Nasdaq: ICPT) and Chief Business Officer at Bioxell S.p.A, which was acquired by Cosmo Pharmaceuticals S.A. He began his career at SmithKline Beecham Pharmaceuticals before joining Novartis as Vice President, Global Business Development & Licensing. Prior to Realm, Mr. Martin served as President at moksha8 Pharmaceuticals Inc., a leading Latin American specialty pharmaceutical company. Mr. Martin holds a BA from Cornell University and an MBA from Harvard.
Marella Thorell was appointed Chief Financial Officer and Executive Director in March 2013 and was appointed Chief Operating Officer in October 2014. Previously, she was a key member of the Realm Therapeutics senior leadership team, and has been Company Secretary since October 2011. She offers more than 25 years of experience in finance, operations, and human resources. Previously, she was the President of Thorell Consulting, a business consulting firm. Ms. Thorell worked at Campbell Soup Company (NYSE: CPB), where she held a number of financial and management roles. She began her career and earned her CPA accounting qualification with Ernst & Young LLP. Ms. Thorell holds a BS in Business from Lehigh University.
Christian Peters, MD, PhD joined Realm Therapeutics in April 2016 as the Chief Medical Officer (CMO). He has over 25 years’ experience, including 15 years of successful clinical development and commercialization in a number of senior leadership positions in the pharmaceutical industry, and more than 10 years of clinical and research experience in academic settings. Prior to Realm, Dr. Peters served as CMO of Therakos. He oversaw corporate strategy and execution for Global Clinical Development, Regulatory Affairs, Pharmacoeconomics and Medical/Scientific Affairs. He previously held a number of senior positions at CSL Behring, and its predecessor Aventis Behring LLC, and at Therakos, then owned by Johnson & Johnson. He received his M.D. and Ph.D. in cellular immunology from the Free University Berlin Medical School in Germany

Non-Executive Directors
Charles Spicer joined Realm Therapeutics in June 2013 as an Independent Non-Executive Director and was named Non-Executive Chairman in June 2014. He has more than 20 years of experience working within the healthcare sector and specifically medtech and life sciences segments. Mr. Spicer is a Non-Executive Chairman of IXICO plc (LSE: IXI), Creo Medical Group plc (LSE: CREO) and 11 Health & Technologies Limited and chairs a U.K. Department of Health Invention for Innovation (i4i) Funding Panel. Mr. Spicer has also served as a Non-Executive of Aircraft Medical Limited and Stanmore Implants. Previously he was Chief Executive of MDY Healthcare plc, an AIM-quoted strategic investment company focused on medtech, and prior to that head of healthcare at Numis Securities and Nomura International. Mr. Spicer was awarded an MA in history from Cambridge University.
Joseph William Birkett joined Realm Therapeutics in 1999 as an Independent Non-Executive Director and currently serves as Senior Independent Non-Executive Director and as Chairman of the Audit Committee. Mr. Birkett is an independent consultant and investor who has served on the board of a wide range of companies, both public and private, throughout his career. Following receipt of a BSc in Economics from Sheffield University, he qualified as an FCA with Touche Ross (now Deloitte & Touche LLP) before pursuing a career in finance, global investment banking, and private equity.
Ivan Gergel, M.D. joined Realm Therapeutics in January 2017 as an Independent Non-Executive Director and serves on the Remuneration Committee. Dr. Gergel was Senior Vice President Drug Development and Chief Medical Officer at Nektar Therapeutics. He has more than 25 years of pharmaceutical leadership and drug development experience. Prior to Nektar, Dr. Gergel was Executive Vice President R&D and Chief Scientific Officer at Endo Pharmaceuticals and a Senior Vice President R&D at Forest Laboratories (subsequently acquired by Actavis / Allergan) and he has advanced multiple compounds from research through approval. Dr. Gergel received his M.D. from The Royal Free Medical School of The University of London and an MBA from the Wharton School of the University of Pennsylvania.
Balkrishan (Simba) Gill, Ph.D. joined Realm Therapeutics in 2016 as an Independent Non-Executive Director and serves as Chairman of the Remuneration Committee. He is currently President, CEO and a member of the board of directors of Evelo Biosciences, which he joined in September 2015. He is also the executive Chairman of Blackfynn Inc. Dr. Gill has served as a Venture Partner at Flagship Pioneering, a life sciences innovation enterprise, since 2015. From 2006 to 2015, Dr. Gill served as the President and Chief Executive Officer of moksha8 Pharmaceuticals, Inc. Dr. Gill has an MBA from INSEAD and completed his Ph.D., with a focus on developing humanized antibodies to treat cancer, at King’s College, London.
Sanford (Sandy) Zweifach joined Realm Therapeutics in December 2017 as an Independent Non-Executive Director and serves on the Audit Committee. Mr. Zweifach has over 25 years’ experience in the life sciences industry, with a focus in corporate partnering, business development, operations, private and public investing, and capital raising. He is the Founder and Chief Executive Officer of Nuvelution Pharma, Inc.  Previously, Mr. Zweifach was the founder and CEO of Ascendancy Healthcare, Inc. He has also been a Partner at Reedland Capital Partners, CEO of Pathways Diagnostics, Managing Director / CFO of Bay City Capital, and President and CFO of Epoch Biosciences, which was acquired by Nanogen. He currently serves as the Chairman of Lyric Pharmaceuticals Inc. and  IMIDomics SL. He received his BA in Biology from UC San Diego and an MS in Human Physiology from UC Davis.

Foreign Private Issuer Exemption
As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. While we intend to follow most Nasdaq corporate governance rules, we intend to follow U.K. corporate governance practices in lieu of Nasdaq corporate governance rules as follows:

•
We do not intend to comply with Nasdaq Rule 5605(b)(1), which requires that our board of directors be comprised of a majority of independent directors. Such requirements are not required under the laws of England and Wales. However, we do make an assessment of the independence of our directors under U.K. corporate governance practices and have concluded that the majority of our directors are independent based upon those standards.

•
We do not intend to follow Nasdaq Rule 5605(d)(1) regarding the compensation committee charter or Nasdaq Rule 5605(d)(2) regarding compensation committee composition. Such requirements are not required under the laws of England and Wales. However, we do maintain a remuneration committee in line with U.K. corporate governance practices. See the section entitled “Management - Committees of Our Board of Directors - Remuneration Committee” for additional information.

•
While we intend to follow Nasdaq Rule 5605(e)(1)(A) with respect to having director nominees selected by independent directors constituting a majority of our board's independent directors in a vote in which only independent directors participate, we do not intend to follow Nasdaq Rule 5605(e)(2) regarding the adoption of a formal written charter or board resolution, as applicable, addressing the nominations process. Such requirements are not required under the laws of England and Wales.

•
We do not intend to follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under the laws of England and Wales. In accordance with generally accepted business practice, our Articles of Association provide alternative quorum requirements that are generally applicable to meetings of shareholders. See the section entitled “Description of Share Capital and Articles of Association - Quorum of General Meetings”.

We must comply with Nasdaq Rule 5640 Notification of Noncompliance and Rule 5640 Voting Rights. Further, we must have an audit committee that satisfies Rule 5605(c)(3), which addresses audit committee responsibilities and authority, and that consists of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii), subject to a transition period for newly public companies.
Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They are, however, subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC Rules.
Composition of Our Board of Directors
Our board of directors is currently composed of seven members. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. However, our board of directors has determined that Charles Spicer, Joseph William Birkett, Dr. Ivan Gergel, Dr. Balkrishan (Simba) Gill and Sanford (Sandy) Zweifach do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these directors is “independent” as that term is defined under Nasdaq rules. There are no family relationships among any of our directors or senior management.

At every annual general meeting each director shall retire from office who is required to do so in accordance with any corporate governance policy adopted from time to time by the Company, and each director shall in any event retire at that annual general meeting unless he or she was appointed or re-appointed as a director at either of the last two general meetings before that annual general meeting. A director retiring at a meeting shall, if he or she is not re-elected at such meeting, retain office until the conclusion of the meeting or adjourned meeting at which he or she is due to retire. See the section entitled “Description of Share Capital and Articles of Association — Articles of Association — Directors.”
Committees of Our Board of Directors
The audit committee, which consists of Joseph William Birkett, Sanford (Sandy) Zweifach and Alex Martin, assists the board of directors in overseeing our accounting and financial reporting processes. Mr. Birkett serves as chairman of the audit committee. The audit committee consists exclusively of members of our board who are financially literate, and Mr. Birkett and Mr. Zweifach are considered “audit committee financial experts” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in Nasdaq Rule 5605(c) and Rule 10A-3 as follows: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. Our board of directors has determined that each of Mr. Birkett and Mr. Zweifach are independent directors under Nasdaq listing rules and under Rule 10A-3 under the Exchange Act and we are relying on the independence phase-in with respect to Mr. Martin. The audit committee is governed by a charter that complies with Nasdaq rules. The audit committee’s responsibilities include:

•	recommending the appointment of the independent auditor to shareholders for approval at the general meeting of shareholders;

•	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•	evaluating the independent auditor’s qualifications, performance and independence, and presenting its conclusions to the full board of directors on at least an annual basis;

•	reviewing and discussing with management and our independent registered public accounting firm our financial statements and our financial reporting process; and

•	reviewing procedures for detection of fraud, whistleblowing and prevention of bribery, and reports on systems for internal financial control, financial reporting and risk management.
Remuneration Committee
The remuneration committee, which consists of Dr. Balkrishan (Simba) Gill and Dr. Ivan Gergel, advises the board in determining executive compensation. The remuneration committee’s responsibilities include:

•	identifying, reviewing and proposing policies relevant to the salary, annual incentives equity and other compensation of our directors, executive officers and all other employees;

•
evaluating the performance of each executive officer, the chairman of the board, the company secretary and such members of the executive management as it is designated to consider, in light of such policies and reporting to the board;

•	reviewing the design of all employee share option scheme or equity incentive plans in operation from time to time; and

•	reviewing, approving or ratifying any related party transactions between the company and any director, executive officer or related party.
Code of Business Conduct and Ethics
In connection with our listing on Nasdaq, we adopted a revised Code of Business Conduct and Ethics applicable to our employees, executive officers and directors.
Compensation of Executive Officers and Directors
For the year ended December 31, 2017, the aggregate compensation accrued or paid to the non-executive members of our board of directors and to our principal executive officer and principal financial officer / principal accounting officer for services in all capacities was $1.8 million.
The following table provides information regarding the compensation awarded to, earned by or paid to our principal executive officer and principal financial officer / principal accounting officer for the year ended December 31, 2017.

Name and Principal Position	Salary ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total ($)
Alex Martin Chief Executive Officer	$370,000	$162,681	$277,500	$51,419	$861,601
Marella Thorell Chief Financial Officer and Chief Operating Officer	$300,000	$68,601	$187,500	$39,280	$595,381
__________________

(1)
The amounts in this column represent the aggregate grant date fair value of the options granted during 2017 and exclusive of any additional options issued on previous option grants as made under certain antidilution provisions. The grant date fair value of the options was computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with his or her option awards. The assumptions made in valuing the option awards reported in this column are described in Note 10 to our consolidated financial statements included in this prospectus.

(2)
In December 2017, Mr. Martin and Ms. Thorell were granted 830,000 and 350,000 options, respectively, to purchase ordinary shares at an exercise price of £0.39 per share. Additionally, in October 2017 as a result of our private placement and as permitted under the terms of our equity incentive plan, the number of shares issuable pursuant to options to purchase ordinary shares previously awarded to Mr. Martin and Ms. Thorell was increased by 1,985,326 and 671,747 shares, respectively, such that each of their percentages of our outstanding share capital following the private placement represented by their respective outstanding options was the same as it is had been prior to the private placement. Option exercise prices, vesting terms and expiry dates for these options remained unchanged.

(3)
The amounts in this column represent performance bonuses earned by the named executive officers in the calendar year 2017 based upon the achievement of pre-established performance objectives. See “Compensation of Executive Officers and Directors — Executive Director Employment Agreements” below.

(4)
Amounts in this column reflect the payment of medical insurance premiums, life and disability insurance premiums, and 401(k) employer contributions. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. Mr.

Martin and Ms. Thorell are entitled to a monthly car allowance of $1,500 and $1,000, respectively, pursuant to their employment agreements.

Executive Director Employment Agreements
Alex Martin
We and our U.S. subsidiary, Realm Therapeutics, Inc., entered into an employment agreement with Mr. Martin in May 2015. This agreement entitles Mr. Martin to receive an initial annual base salary of not less than $370,000 per year and subject to annual adjustments as determined by the remuneration committee. Mr. Martin is eligible to receive an annual bonus of 50% of his base salary, which may be adjusted up or down based on his performance, such bonus amount to be determined in the Company’s sole discretion. Mr. Martin’s agreement also stipulated that he is entitled to receive 1,000,000 options to purchase our ordinary shares. These options were issued in June 2015 with an exercise price of £0.2975 per share ($0.45 per share at an exchange rate of 1.5267). The options vest over a three year period and upon the achievement of performance objectives as defined by our remuneration committee. As of December 31, 2017, Mr. Martin’s options granted in June 2015 were two-thirds vested. During his employment with us, Mr. Martin is eligible to participate in all of our long term incentive plans, including future equity awards.
Mr. Martin is also entitled to the same fringe benefits that we provide to our other executives from time to time. If Mr. Martin’s employment with the company is terminated without cause, or if he resigns for good reason (as such terms are defined in the agreement), he will also be entitled to receive severance equal to continuation of his base salary and auto allowance, in effect at the time of termination, for twelve months following his date of termination and will be eligible for reimbursement for medical coverage premiums or to remain on our health insurance plans for up to the same period. Mr. Martin is also entitled to a pro rata portion of his annual bonus and based upon the timing of termination. Mr. Martin’s severance benefits are conditioned on, among other things, his execution of our standard separation agreement and a general release of claims in our favor. The agreement provides that if payments and benefits payable to Mr. Martin in connection with a change in control would result in adverse tax consequences under Sections 280G and 499 of the Code, such payments will be cut back to the extent necessary to avoid such adverse tax consequences unless Mr. Martin would be better off on an after-tax basis receiving the full amount of such payments and benefits.
The agreement provides that Mr. Martin’s employment with us is at-will.  If required by the company, the agreement further provides that Mr. Martin will resign from his position on our board of directors effective as of the date of his termination for any reason. The agreement, and as further revised in another agreement, contains a twelve month non-competition covenant and a twelve month non-solicitation covenant by Mr. Martin.
Marella Thorell
We and our U.S. subsidiary, Realm Therapeutics, Inc., entered into an employment agreement with Ms. Thorell in March 2013. This agreement entitles Ms. Thorell to receive an initial annual base salary of not less than $250,000 per year and subject to annual adjustments as determined by the remuneration committee. Ms. Thorell is eligible to receive an annual bonus of up to 50% of her base salary, which may be adjusted up or down based on her performance, such bonus amount to be determined in the company’s sole discretion. During her employment with us, Ms. Thorell is eligible to participate in all of our long term incentive plans, including future equity awards.
Ms. Thorell is also entitled to the same fringe benefits that we provide to our other executives from time to time. If Ms. Thorell’s employment with the company is terminated without cause, or if she resigns for good reason (as such terms are defined in the agreement), Ms. Thorell will also be entitled to receive severance equal to continuation of her base salary and auto allowance, in effect at the time of termination, for twelve months following her date of termination and will be eligible for reimbursement for medical coverage premiums or to remain on our health insurance plans for up to the same period. Ms.

Thorell is also entitled to a pro rata portion of her annual bonus and based upon the timing of termination. Ms. Thorell’s severance benefits are conditioned on, among other things, her execution of our standard separation agreement and a general release of claims in our favor. The agreement provides that if payments and benefits payable to Ms. Thorell in connection with a change in control would result in adverse tax consequences under Sections 280G and 499 of the Code, such payments will be cut back to the extent necessary to avoid such adverse tax consequences unless Ms. Thorell would be better off on an after-tax basis receiving the full amount of such payments and benefits.
Non-Executive Director Letters of Appointment
Non-executive directors are engaged on letters of appointment that set out their duties and responsibilities. The remuneration of our non-executive directors is determined by our board as a whole, based on a review of current practices in other companies. Fees and other compensation paid to non-executive directors who served during 2017 are set out in the table below. Fees include basic fees, fees paid to committee chairmen and fees paid to our non-executive chairman.

Name	Fees	Option Awards ($)(3)	All Other Compensation(4)	Total ($)
Charles Spicer Chairman of Board of Directors	$64,408	$19,600	$—	$84,008
Joseph William Birkett Chairman of Audit Committee	$34,780	$19,600	$—	$54,380
Balkrishan (Simba) Gill, PhD Chairman of the Remuneration Committee	$34,780	$19,600	$36,000	$90,380
Ivan Gergel, M.D.(1) Director	$28,984	$44,099	$—	$73,083
Sanford (Sandy) Zweifach(1) Director	$2,415	$29,400	$—	$31,815
Matthew Hammond(2) Director	$26,568	$—	$—	$26,568
Daniel Hegglin(2) Director	$—	$—	$—	$—
__________________

(1)	Dr. Gergel and Mr. Zweifach were appointed to our board of directors in January and December of 2017, respectively.

(2)
Mr. Hammond and Mr. Hegglin resigned from our board of directors in November 2017. Mr. Hegglin waived the fees that he would otherwise have been entitled to in his capacity as director, prior to his resignation.

(3)
In December 2017, Mr. Spicer, Mr. Birkett, Dr. Gill and Dr. Gergel were each granted 100,000 options to purchase ordinary shares at an exercise price of £0.39 per share. Upon their appointment in 2017, Dr. Gergel and Mr. Zweifach were granted 65,000 and 150,000 options, respectively, to purchase ordinary shares at an exercise price of £0.30 and £0.39 per share, respectively. Additionally, in October 2017 as a result of our private placement and as permitted under the terms of our equity incentive plan, the number of shares issuable pursuant to options to purchase ordinary shares previously awarded to Mr. Spicer, Mr. Birkett, Dr. Gill and Dr. Gergel was increased by 178,589, 92,649, 132,355 and 86,031, respectively, such that each of their percentages of our outstanding share capital following the private placement represented by their respective outstanding options was the same as it is had been prior to the private placement. Option exercise prices, vesting terms and expiry dates for these options remained unchanged.

(4)	Amounts in this column reflect the payment of a monthly advisory fee of $3,000 pursuant to a consulting agreement with us, which has concluded.

Realm Therapeutics 2016 Executive Omnibus Incentive Plan
We operate the Realm Therapeutics 2016 Executive Omnibus Incentive Plan, or the Plan, an equity compensation plan adopted by our board of directors in June 2016. The Plan provides that a variety of equity instruments can be issued to employees. Since adoption, options to acquire our ordinary shares are the only equity awards that have been granted under the Plan. As of June 30, 2018, there were 11,264,808 options outstanding under the Plan.
Eligibility, Awards and Administration
The Plan is administered by the Remuneration Committee of our board of directors which sets the terms and conditions of all equity awards granted under the Plan. Equity awards are granted at the discretion of the Remuneration Committee. We may grant equity awards to directors, consultants and other non-employees outside the Plan, but such grants are subject to certain terms set out in the Plan.
Vesting, Exercise Price, Term and Exercise
Under the Plan, our Remuneration Committee may determine the vesting schedule of an equity award and whether the vesting of an award will be subject to the satisfaction of a performance condition. Options granted to executive directors must be subject to vesting based on performance conditions. Thus far, only options granted to our executive directors have been made subject to vesting based on performance conditions which are measured over a three year period. Time based vesting options generally vest in equal annual installments over a three year period. All options granted to date under the Plan have exercise prices equal to the fair value of the underlying ordinary shares on the date of the grant. Once an option has vested, it may be exercised until the end of its term, which is either the fifth or tenth anniversary of the date of grant, after which time it will lapse. Options are exercisable in cash or as otherwise determined by the board of directors
Limitation on Awards
Subject to certain exceptions, no eligible employee may be granted options that, at the time they are granted, would cause the market value of shares subject to the options granted to the employee in respect of a financial year to exceed 200% of the employee’s base salary.
Plan Lapse
If a participant ceases to hold office or employment with us as a result of dismissal for gross misconduct, any option the participant holds, whether vested or unvested, will lapse. If a participant ceases to hold office or employment with us for any reason other than dismissal for gross misconduct then: (i) if the option is already vested, it may be exercised within ninety days from the date of cessation of services if such cessation did not occur as a result of the participant’s death, and within twelve months from the date of cessation of services if such cessation occurred as a result of the participant’s death; and (ii) if the option is not already vested, it will vest on the normal vesting date as described above, unless our board of directors determines that the option will vest on the date of cessation of services. Where an option vests in these circumstances, any performance condition will be taken into account and, unless our Remuneration Committee determines otherwise, will be pro-rated for time.
Variation of Share Capital
In the event of any variation of our share capital (including any demerger, capitalization, rights issue, open offer or any consolidation, sub-division or reduction of capital), our Remuneration Committee may make such adjustments as it considers appropriate.
Insurance and Indemnification
To the extent permitted by the U.K. Companies Act 2006, we are empowered to indemnify our directors and executive officers against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to ensure such persons against certain liabilities. We have entered into a deed of indemnity with each of our directors and executive officers. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS
The following is a description of related party transactions we have entered into since January 1, 2015 with any members of our board of directors or executive officers and the holders of more than 5% of our ordinary shares.
2017 Private Placement
On October 12, 2017, we issued an aggregate of 66,396,485 units, consisting of 66,396,485 of our ordinary shares and warrants to purchase up to 26,558,600 of our ordinary shares, at a price per unit of £0.29. Each warrant has an exercise price per ordinary share of £0.58 and a term of 2.5 years. We utilized the net proceeds of the private placement of units primarily to advance our drug development programs and for general corporate purposes. The table below summarizes the issuance of such units, with each unit consisting of one of our ordinary shares and one warrant to purchase 0.40 of our ordinary shares, that were issued to members of our board of directors, our executive officers or holders of more than 5% of our voting securities.

5% or Greater Shareholders:	Units Purchased
OrbiMed Private Investments VI, LP	25,537,109
BVF Partners LP	15,322,266
RA Capital Management, LLC	11,491,699
Abingworth Bioequities Master Fund Ltd	6,384,277
Sussex Trading Company Limited	827,586

Executive Officers and Non-Executive Directors:
Charles Spicer	86,207
Alex Martin	148,115
In connection with the foregoing private placement of securities, we entered into a registration rights agreement with the purchasers of the securities, pursuant to which we granted such purchasers the right to have their ordinary shares and ordinary shares issuable upon the exercise of warrants purchased in the private placement registered with the SEC for resale in the United States. The registration statement of which this prospectus forms a part has been filed in part in satisfaction of such purchasers’ rights thereunder.
In connection with the foregoing private placement of securities, we also entered into relationship agreement with OrbiMed Private Investments VI, LP, which together with its affiliates we refer to as OrbiMed, and N+1 Singer Advisory LLP, pursuant to which OrbiMed and we agreed that all transactions, agreements, relationships and arrangements entered into between OrbiMed and us will only be made on an arm’s length basis and on normal commercial terms, and that we will be capable at all times of carrying on our business independently of OrbiMed.
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with certain of our executive officers and service agreements with our non-executive directors. See the section entitled “Management — Compensation of Executive Officers and Directors.”

Deeds of Indemnity
We have entered into a deed of indemnity with each of our directors and executive officers. These agreements and our Articles of Association require us to indemnify our directors and executive officers to the fullest extent permitted by law. See the section entitled “Management — Compensation of Executive Officers and Directors — Insurance and Indemnification.”

PRINCIPAL AND REGISTERED HOLDERS
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of June 30, 2018, by:

•	each beneficial owner of 5% or more of our outstanding ordinary shares, each of whom is a Registered Holder;

•	each of our directors and executive officers, each of whom is a Registered Holder;

•	all of our directors and executive officers as a group; and

•	each of our other shareholders, in addition to the foregoing, who is a Registered Holder hereunder.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of June 30, 2018. Percentage ownership calculations are based on 116,561,917 ordinary shares issued and outstanding as of June 30, 2018 plus, consistent with SEC rules on disclosure of beneficial ownership, shares that each security holder has the ability to acquire within 60 days of June 30, 2018, due to outstanding options becoming vested or outstanding warrants being exercisable. The percentage of shares beneficially owned before offering shown on the table reflect these incremental shares that a security holder has the ability to acquire within the time frame noted. To the extent that any Registered Holder sells ADSs representing its ordinary shares following registration, the Registered Holder’s percentage ownership will decrease accordingly. We have included pro forma columns in the table, representing ownership numbers and percentages at the lowest level of ownership that would exist if the Registered Holders sold 100% of the Registered Shares owned by them, which may or may not happen.

Except as otherwise indicated in the table below, addresses of the directors and executive officers are c/o Realm Therapeutics plc, 267 Great Valley Parkway, Malvern, PA 19355.

	NUMBER OF SHARES BENEFICIALLY OWNED BEFORE OFFERING	PERCENTAGE OF SHARES BENEFICIALLY OWNED BEFORE OFFERING	NUMBER OF SHARES BEING REGISTERED IN THE OFFERING	PRO FORMA POTENTIAL NUMBER OF SHARES BENEFICALLY OWNED FOLLOWING THE OFFERING**	PRO FORMA POTENTIAL PERCENTAGE OF SHARES BENEFICALLY OWNED FOLLOWING THE OFFERING**
5% or Greater Shareholders:
OrbiMed Private Investments VI, LP (1)	35,751,953	28.2%	35,751,953	0	0%
BVF Partners LP (2)	21,451,173	17.5%	21,451,173	0	0%
RA Capital Management, LLC(3)	16,088,379	13.3%	16,088,379	0	0%
Invesco Asset Management Limited (4)	11,162,965	9.6%	11,162,965	0	0%
Abingworth Bioequities Master Fund Ltd (5)	8,937,988	7.5%	8,937,988	0	0%
Sussex Trading Company Limited(6)	6,429,915	5.5%	6,429,915	0	0%
Oracle Management Limited (7)	6,397,190	5.4%	6,397,190	0	0%
Daniel Hegglin(8)	5,909,091	5.1%	5,909,091	0	0%

Executive Officers and Directors:
Charles Spicer (9)	467,188	*	308,413	158,775	*
Alex Martin (10)	2,243,653	1.9%	307,361	1,936,292	1.7%
Marella Thorell (11)	437,258	*	50,000	387,258	*
Christian Peters, MD, PhD (12)	444,258	*	57,000	387,258	*
Joseph William Birkett (13)	143,029	*	92,686	50,343	*
Ivan Gergel, MD (14)	50,343	*	0	50,343	*
Balkrishan (Simba) Gill, PhD (15)	131,667	*	0	131,667	*
Sanford (Sandy) Zweifach (16)	—	—	—	—	—
All current directors and executive officers as a group (8 persons)	3,917,396	3.4%	997,470	2,919,926	2.5%

Other Registered Holders:
Kanton Services Limited (17)	4,629,196	4.0%	4,629,196	0	0%
Polar Capital Funds Plc – Biotechnology Fund (18)	4,290,235	3.6%	4,290,235	0	0%
Killik & Co. (19)	803,794	*	803,794	0	0%
N+1 Singer Advisory LLP (20)	56,783	*	56,783	0	0%
Belsize Asset Management (21)	214,513	*	214,513	0	0%
Cleveland Capital (22)	214,513	*	214,513	0	0%
JSJ International Limited (23)	120,691	*	120,691	0	0%
__________________
** Unlike an initial public offering, any disposition by the Registered Holders of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Registered Holders may or may not elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. Such dispositions, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices, and the post-offering ownership figures in these columns represent the lowest level of ownership that would exist if the Registered Holders sold 100% of the Registered Shares owned by them, which may or may not happen.

*	Represents beneficial ownership of less than one percent.

(1)
Consists of 35,751,953 ordinary shares that are registered hereby, including 25,537,109 ordinary shares and 10,214,844 shares issuable upon exercise of outstanding warrants. OrbiMed Capital GP VI LLC or GP VI is the sole general partner of OrbiMed Private Investments VI, LP or OPI VI.  OrbiMed Advisors LLC or OrbiMed Advisors, is the managing member of GP VI.  By virtue of such relationships, GP VI and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares.  Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein. Each of GP VI, OrbiMed Advisors, Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein disclaims beneficial ownership of the shares held by OPI VI, except to the extent of its or his pecuniary interest therein if any.  The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(2)
Consists of 21,451,173 ordinary shares that are registered hereby, including 15,322,266 ordinary shares and 6,128,907 shares issuable upon exercise of outstanding warrants. The address of BVF Partners LP is One Sansome Street 30th Floor, San Francisco, CA 94949.

(3)
Consists of 16,088,379 ordinary shares that are registered hereby, including 11,491,699 ordinary shares and 4,596,680 shares issuable upon exercise of outstanding warrants. The address of RA Capital Management, LLC is 20 Park Plaza Suite 1200, Boston, MA 02116.

(4)	Consists of 11,162,965 ordinary shares that are registered hereby. The address of Invesco Limited is Perpetual Park, Perpetual Park Drive, Henley on Thames, U.K., RG1 1HH.

(5)
Consists of 8,937,988 ordinary shares that are registered hereby, including 6,384,277 ordinary shares and 2,553,711 shares issuable upon exercise of outstanding warrants. The address of Abingworth Bioequities Master Fund Ltd. is 38 Jermyn Street, London SW1Y 6DN.

(6)	Consists of 6,429,915 ordinary shares that are registered hereby, including 6,098,880 ordinary shares and 331,035 ordinary shares issuable upon the exercise of outstanding warrants.

(7)	Consists of 6,397,190 ordinary shares that are registered hereby, including 5,426,780 ordinary shares and 970,410 ordinary shares issuable upon exercise of outstanding warrants.

(8)	Consists of 5,909,091 ordinary shares that are registered hereby.

(9)
Consists of 308,413 ordinary shares that are registered hereby, including 273,930 ordinary shares and 34,483 ordinary shares issuable upon exercise of outstanding warrants, and 158,775 ordinary shares issuable upon the exercise of outstanding options that are not registered hereby. Does not include 254,904 ordinary shares issuable upon exercise of outstanding options that have not vested.

(10)
Consists of 307,361 ordinary shares that are registered hereby, including 248,115 ordinary shares and 59,246 ordinary shares issuable upon exercise of outstanding warrants, and 1,936,292 ordinary shares issuable upon the exercise of outstanding options that are not registered hereby. Does not include 2,379,034 ordinary shares issuable upon exercise of outstanding options that have not vested.

(11)
Consists of 50,000 ordinary shares that are registered hereby and 387,258 ordinary shares issuable upon exercise of outstanding options that are not registered hereby. Does not include 1,124,517 ordinary shares issuable upon exercise of outstanding options that have not vested.

(12)
Consists of 57,000 ordinary shares that are registered hereby and 387,258 ordinary shares issuable upon exercise of outstanding options that are not registered hereby. Does not include 1,124,517 ordinary shares issuable upon exercise of outstanding options that have not vested.

(13)
Consists of 92,686 ordinary shares that are registered hereby and 50,343 ordinary shares issuable upon exercise of outstanding options that are not registered hereby. Does not include 200,688 ordinary shares issuable upon exercise of outstanding options that have not vested.

(14)
Consists of 50,343 ordinary shares issuable upon exercise of outstanding options that are not registered hereby. Does not include 200,688 ordinary shares issuable upon exercise of outstanding options that have not vested.

(15)
Consists of 131,667 ordinary shares issuable upon exercise of outstanding options that are not registered hereby. Does not include 200,688 ordinary shares issuable upon exercise of outstanding options that have not vested.

(16)	Does not include 150,000 ordinary shares issuable upon exercise of outstanding options that have not vested.

(17)	Consists of 4,629,196 ordinary shares that are registered hereby.

(18)
Consists of 4,290,235 ordinary shares that are registered hereby, including 3,064,453 ordinary shares and 1,225,782 ordinary shares issuable upon exercise of outstanding warrants. The address of Polar Capital Funds Plc – Biotechnology Funds is Hamilton House Block 2, National Technology Park, Plassey, Limerick, V94 YHD 6.

(19)	Consists of 803,794 ordinary shares that are registered hereby, including 574,138 ordinary shares and 229,656 ordinary shares issuable upon exercise of outstanding warrants.

(20)	Consists of 56,783 ordinary shares issuable upon exercise of outstanding warrants. The address of Nplus1 Singer Advisory LLP is One Bartholomew Lane, London EC2N 2AXM.

(21)	Consists of 214,513 ordinary shares that are registered hereby, including 153,223 ordinary shares and 61,290 ordinary shares issuable upon exercise of outstanding warrants.

(22)	Consists of 214,513 ordinary shares that are registered hereby, including 153,223 ordinary shares and 61,290 ordinary shares issuable upon exercise of outstanding warrants.

(23)	Consists of 120,691 ordinary shares that are registered hereby, including 86,208 ordinary shares and 34,483 ordinary shares issuable upon exercise of outstanding warrants.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States.
General
We were initially formed as a public limited company with registered number 5789798 under the laws of England and Wales on April 21, 2006 under the name PuriCore plc. On December 7, 2016, we changed our name to Realm Therapeutics plc. Our registered office is c/o CMS Cameron McKenna LLP, Cannon Place, 78 Cannon Street, London EC4N 6AF, United Kingdom. The principal legislation under which we operate and our ordinary shares are issued is the U.K. Companies Act 2006.
Share Capital
As of June 30, 2018, we had 116,561,917 shares outstanding, with a nominal value of £0.10 per share. Each issued ordinary share is fully paid.
Warrants
At a general meeting of the shareholders of the Company held on October 9, 2017, the directors were authorized to issue 26,558,600 warrants entitling the holders to acquire ordinary shares at a price of 58 pence per share, expiring in April 2020. In addition, 358,573 other warrants exist which entitles the holder to acquire ordinary shares at a price of £0.4943 per share, expiring in December 2018. As at June 30, 2018, these warrants remain outstanding.
Ordinary Shares
In accordance with the articles of association, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.
Share Register
We are required by the U.K. Companies Act 2006 to keep a register of our shareholders. Under the laws of England and Wales, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Equiniti.
Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying these ADSs. For discussion of these ADSs and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus. Holders of ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in the section entitled “Description of American Depositary Shares” in this prospectus.

Under the U.K. Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the U.K. Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of shareholders; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
The laws of England and Wales generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).
On June 6, 2017, our shareholders approved the exclusion of preemptive rights until the earlier of our next annual general meeting in respect of the allotment of up to a maximum amount of £3,344,362 of ordinary shares of £0.10 each.
Articles of Association
Shares and Rights Attaching to Them
Objects
The objects of our company are unrestricted.
Share Rights
Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights or restrictions as we may resolve by ordinary resolution of the shareholders or, in the absence of any such determination or in so far as such ordinary resolution of the shareholders does not make specific provision, as the board may determine.
Voting Rights
Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote;

•
on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•
on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the U.K. Companies Act 2006, as described in “Description of Share Capital and Articles of Association — Differences in Corporate Law — Voting Rights” in this prospectus, a poll may be demanded by:

•	the chairman of the meeting;

•	not less than five shareholders or proxies having the right to vote at the meeting;

•	a shareholder or proxy, or shareholders or proxies together, representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

•
a shareholder or proxy, or shareholder or proxies, holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Restrictions on Voting
No shareholder shall, unless the board otherwise decides, be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all sums payable by him in respect of that share have been paid.
The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and method of payment) pay at the time or times so specified the amount called on his shares.
Dividends
We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our financial position but, if at any time, our share capital is divided into different classes the board may not pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends if, at the time of payment, any preferential dividend is in arrears. Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.
No dividend or other monies payable by us on or in respect of any share shall bear interest against us unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and us. Any dividend unclaimed after a period of twelve years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.
Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.
The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.
Change of Control
There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control.
Distributions on Winding Up
If we are wound up the liquidator may, with the sanction of a special resolution of the Board and with any other sanction required law, divide amongst the members in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be so divided and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members as the liquidator shall think fit. However, no member shall be compelled to accept any shares or other securities on which there is any liability.
The power of sale of a liquidator shall include a power to sell shares wholly or partially for debentures or other obligations of another body corporate, whether already constituted or about to be constituted for the purpose of carrying out the sale.
Variation of Rights
All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three‑fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of the shares of the class, subject to the U.K. Companies Act 2006 and the terms of their issue. The U.K. Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.
Alteration to Share Capital
We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, or sub‑divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the U.K. Companies Act 2006. We may redeem or purchase all or any of our shares as described in the section entitled “Description of Share Capital and Articles of Association — Other U.K. Law Considerations — Purchase of Own Shares.”
Preemption Rights
In certain circumstances, our shareholders may have statutory preemption rights under the U.K. Companies Act 2006 in respect of the allotment of new shares as described in the sections entitled “Description of Share Capital and Articles of Association — Preemptive Rights” and “Description of Share

Capital and Articles of Association — Differences in Corporate Law — Preemptive Rights” in this prospectus.
Transfer of Shares
Any shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.
In the case of uncertificated shares, directors may take such action as they consider appropriate to achieve a transfer. The U.K. Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer based system.
The board may decline to register any transfer of any share:

•	which is not a fully paid share;

•	where the transfer is not lodged at our registered office or such other place as the directors have appointed;

•
where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

•	where the transfer is in respect of more than one class of share; and

•	where the number of joint holders to whom the share is to be transferred exceeds four.
If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.
CREST
To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system, which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The articles of association are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form.
Shareholder Meetings
Annual General Meetings
In accordance with the U.K. Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the U.K. Companies Act 2006, as described in the sections entitled “Description of Share Capital and Articles of Association — Differences in Corporate Law — Annual General Meeting” and “Description of Share Capital and Articles of Association — Differences in Corporate Law — Notice of General Meetings” in this prospectus.
Notice of General Meetings
The arrangements for the calling of general meetings are described in “Description of Share Capital and Articles of Association — Differences in Corporate Law — Notice of General Meetings” in this prospectus.

Quorum of General Meetings
No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.
Class Meetings
The provisions in the articles of association relating to general meetings apply to every separate general meeting of the holders of a class of shares.
Directors
Number of Directors
We may not have less than two directors on the board of directors but shall not be subject to any maximum. We may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time.
Appointment of Directors
Subject to the provisions of the articles of association, we may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board of directors. However, any person that is not a director retiring from the existing board must be recommended by the board of directors or the person must have confirmed in writing to us their willingness to be elected as a director not less than seven days nor more than 42 clear days before the general meeting at which the relevant resolution is proposed.
At every annual general meeting each director shall retire from office who is required to do so in accordance with any corporate governance policy adopted from time to time by the Company, and each director shall in any event retire at that annual general meeting unless he or she was appointed or re-appointed as a director at either of the last two general meetings before that annual general meeting. A director retiring at a meeting shall, if he is not re-elected at such meeting, retain office until the conclusion of the meeting or adjourned meeting at which he is due to retire.
The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re‑elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re‑election of such director shall have been put to the meeting and lost.
Directors’ Interests
If a situation arises in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests (other than a situation that cannot reasonably be regarded as likely to give rise to a conflict of interest or a conflict of interest arising in relation to a transaction or arrangement with the Company), the board may authorize in accordance with the U.K. Companies Act 2006 the director’s interest and the continuing performance by the relevant director of his duties as a director on such terms as the board may determine.
Subject to the requirements under sections 175, 177 and 182 of the U.K. Companies Act 2006, a director shall declare the nature and extent of such conflicts.
Any such authorization will be effective only if:

•	the meeting at which the matter is considered is quorate without counting the director in question or any other interested director; and

•	the matter was agreed to without the interested director voting or, if the director did vote, would have been passed if their vote was not counted.

The Board may (whether while authorizing or subsequently) make any such authorization subject to any conditions or limits it expressly imposes but such authorization is otherwise given to the fullest extent permitted. The Board may withdraw or vary such authorization at any time.
A director may participate in the decision-making process and count in the quorum and vote on a proposed decision of the board which is concerned with such director’s interests (subject to any restrictions imposed by the other directors when providing such consent) if such director has declared the nature and extent of any interest of his and provided a majority of the other directors consent, or if one of the following situations applies:

•	the director’s interest arises solely through an interest in shares, debentures or other securities of or otherwise in or through the Company;

•	an ordinary resolution of the Company permits the director to count in the quorum and vote on the proposed decision;

•	the director’s interest cannot reasonably be regarded as likely to give rise to a material conflict of interest;

•	the conflict of interest arises from one of the following:

–	a guarantee, security or indemnity given, or to be given, by or to the director in respect of an obligation incurred by or on behalf of the Company or any of its subsidiary undertakings;

–
a subscription, or agreement to subscribe, for shares or other securities of the Company or any of its subsidiary undertakings, or to underwrite, sub-underwrite or guarantee an offer of any such shares or securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

–
arrangements pursuant to which benefits are made are made available to employees and directors, or former employees and directors, of the Company or any of its subsidiaries which do not provide special benefits for directors or former directors;

–	the purchase or maintenance of insurance which the Company is empowered to purchase or maintain for directors or officers;

–	the giving to the director of an indemnity against liabilities incurred or to be incurred by the director in the execution and discharge of his duties;

–
the provision of funds to the director to meet expenditure incurred or to be incurred by the director in defending criminal or civil proceedings against him or in connection with any application under certain provisions of the U.K. Companies Act 2006 or otherwise enabling him to avoid incurring that expenditure; or

–
proposals concerning another company in which the director is interested directly or indirectly (whether as officer, shareholder or otherwise), if the director and any other persons connected with him do not to his knowledge hold an interest in shares representing 1% or more of the issued shares of any class of the equity share capital of that company (or of any third company through which his or their interest is derived) or of the voting rights available to shareholders of the relevant company.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting, the question shall be determined by a resolution of the board or such committee (with such director being excluded from voting on the resolution).
Directors’ Fees and Remuneration
Unless otherwise determined by ordinary resolution of the shareholders, there shall be paid to the directors (other than any director who for the time being holds an executive office or employment with us or a subsidiary of our) such fees for their services in the office of director as the directors may determine, not exceeding £500,000 per annum or such larger amount as the shareholders, by ordinary resolution decide, divided between the directors as they may determine or, failing an agreement, equally.
The emoluments of any director holding executive office for his services as such shall be determined by the board of directors, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by us for the provision of pensions, life assurance or other benefits for employees or their dependents, or the payment of a pension or other benefits to him or his dependents on or after retirement or death, apart from membership of any such scheme or fund.
Each director may be paid all expenses reasonably incurred by them in attending board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures, or otherwise in connection with the exercise of powers and the discharge of responsibilities in relation to us.
Borrowing Powers
The board may exercise all the powers to borrow money, to indemnify, to guarantee and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.
Indemnity
Every director or former director of our group may be indemnified against all liabilities incurred by him in connection with any negligence, default, breach of duty or breach of trust by him in relation to us or in connection with our activities as a trustee of an occupational pension scheme or otherwise as our officer.
Other U.K. Law Considerations
Notification of Voting Rights
A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.
Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the U.K. Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze‑out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze‑out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the U.K. Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.
Sell Out
The U.K. Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (2) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the U.K. Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.
Purchase of Own Shares
Under the laws of England and Wales, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends
Under the U.K. Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non‑consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales.
It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.
City Code on Takeovers and Mergers
As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers, or the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•
who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous twelve months.

Exchange Controls
There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non‑resident holders of our ordinary shares or ADSs representing our ordinary shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the articles of association on the right of non‑residents to hold or vote shares.
Differences in Corporate Law
The applicable provisions of the U.K. Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the U.K. Companies Act 2006 applicable to us and the General Corporation Law of the State

of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and the laws of England and Wales.

	England and Wales	Delaware
Number of Directors
Under the U.K. Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.
Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors
Under the U.K. Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the U.K. Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors
Under the laws of England and Wales, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by a single resolution of the shareholders, such resolution must not be put to shareholders unless a resolution that it should so be made has first been agreed to by the shareholders without any vote being given against it.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the U.K. Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period, beginning with the day following our annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
General Meeting
Under the U.K. Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding nay paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves or any of them representing more than one half of the total voting rights of all of them convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Under the U.K. Companies Act 2006, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting, subject to a company’s Articles of Association providing for a longer period. Subject to a company’s Articles of Association providing for a longer period, at least 14 clear days’ notice is required for other general meetings, which fulfill certain conditions. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the U.K. Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	England and Wales	Delaware
Pre-emptive Rights
Under the U.K. Companies Act 2006, “equity securities,” being (1) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (2) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless the period during which any such offer may be accepted has expired or the company has received notice of acceptance or refusal, or an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the U.K. Companies Act 2006.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot
Under the U.K. Companies Act 2006, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the U.K. Companies Act 2006.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

	England and Wales	Delaware
Liability of Directors and Officers
Under the U.K. Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the U.K. Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with our activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•
any breach of the director’s duty of loyalty to the corporation or its stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
•
any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
Voting Rights
Under the model articles for public companies, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or our articles of association, shareholders shall vote on all resolutions on a show of hands. Under the U.K. Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under the laws of England and Wales, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions
The U.K. Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations, or takeovers. These arrangements require:
the approval at a shareholders’ or creditors’ or class thereof representing 75% in value, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•
the approval of the board of directors; and
•
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	England and Wales	Delaware
Standard of Conduct for Directors
Under the laws of England and Wales, a director owes various statutory and fiduciary duties to the company, including:
to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
to act in accordance with our constitution and only exercise his powers for the purposes for which they are conferred;
to exercise independent judgment;
to exercise reasonable care, skill, and diligence;
not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and
a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	England and Wales	Delaware
Stockholder Suits
Under the laws of England and Wales, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in our internal management. Notwithstanding this general position, the U.K. Companies Act 2006 provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order where our affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•
state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Stock Exchange Listing
American Depositary Shares, or ADSs, each representing 25 ordinary shares of Realm Therapeutics plc, are listed on Nasdaq under the symbol “RLM”. Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange, under the ticker symbol “RLM”.
Registrar of Shares, Depositary for ADSs
Our share register is maintained by Equiniti. The share register reflects only record owners of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. Citibank, N.A. has agreed to act as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is Citibank, N.A., London Branch. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs. For discussion on ADSs representing our ordinary shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch.
We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to registration number 333-225310 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 25 ordinary shares that are on deposit with the depositary or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs and ADSs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations. You agree to comply with information requests from us pursuant to applicable laws, stock exchange rules and our Articles of Association. We may restrict transfers of ADSs and take other actions necessary to comply with any applicable ownership restrictions.
The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
Any ordinary shares being offered pursuant to this prospectus will be deposited by the Registered Holders named in this prospectus with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to such Registered Holders.
The depositary may also create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly allotted and issued, fully paid, not subject to any call for the payment of further capital and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

•	you are duly authorized to deposit the ordinary shares;

•
the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.
If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

•	comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADR and applicable law;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and England and Wales considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•
temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Articles of Association” in this prospectus.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•
In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•
In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

The depositary will not join in demanding a vote by poll.
Securities for which no voting instructions have been received will not be voted (except (a) if voting is by show of hands, in which case all the depositary will vote all deposited securities in accordance with voting instructions received from a majority of holders who provided voting instructions, and (b) as otherwise contemplated herein). If voting is by poll and the depositary does not receive timely voting instructions from a holder of ADSs, such holder shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by such ADSs in any manner such person wishes, which may not be in your best interests; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of deposited securities may be adversely affected. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fee
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares
Up to $0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
Distribution of ADSs pursuant to (i) share dividends or other distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
ADS services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary
The normal charge by the Depositary for the issuance of ADS upon deposit of ordinary shares has been waived for a period of six months following July 3, 2018. As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.
ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.
In the event of refusal to pay the depositary fees or charges, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees and charges from any distribution to be made to the ADS holder.
The depositary has agreed to waive the fees and charges it would otherwise be due for the issuance of ADSs upon deposit of ordinary shares for the six months following July 3, 2018. However, after such initial grace period, the depositary will be entitled to the fees set forth above. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give ADS holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement subject to certain conditions. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with the termination of the deposit agreement, the depositary may, but shall not be obligated to, independently and without the need for any action by us, make available to holders a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Transmission of Notices, Reports and Proxy Soliciting Material
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by any ADS holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
Pre-Release Transactions
Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker / dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker / dealers before receiving ADSs for cancellation. These transactions are commonly referred to as ”pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate, such limit being subject to change or disregard in the depositary’s discretion) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions. The depositary does not intend to authorize pre-release transactions except in extraordinary circumstances.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by ADS holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by ADS holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable ADS holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the ADS holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to ADS holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable ADS holders.
Governing Law / Waiver of Jury Trial
The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE IRREVOCABLY YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST U.S. OR THE DEPOSITARY.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of ADSs representing our ordinary shares in the United States or of our ordinary shares in the United Kingdom, or the perception that such sales may occur, could adversely affect prevailing market prices of such ADSs and of our ordinary shares. As of June 30, 2018, we had outstanding 116,561,917 ordinary shares and no ADSs representing our ordinary shares. Holders of ordinary shares registered hereby are able to deposit such shares with the depositary in exchange for ADSs representing such shares at the ratio referred to on the cover page of this prospectus, which ADSs will be freely tradeable. Holders of issued but unexercised options to purchase our ordinary shares will have to comply with one of the exceptions from U.S. registration requirements set forth below in order to exchange any ordinary shares issued upon exercise thereof.
Rule 144
In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell ADSs representing our ordinary shares pursuant to Rule 144 of the Securities Act, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who are our affiliates at the time of, or any time during the 90 days preceding, a sale of ADSs representing such shares, are subject to additional restrictions, as follows:

•	such person may sell within any three month period only a number of ADSs representing our ordinary shares that does not exceed the greater of either of the following:

•
1% of the number of ADS representing our ordinary shares then outstanding (including any ordinary shares issuable upon withdrawal of ADSs), as if all such shares had been deposited in exchange for ADSs; or

•	the average weekly trading volume of ADSs representing our ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided that, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable. Prior to the 90th day following the effective date of the registration statement of which this prospectus forms a part when we become subject to the Exchange Act periodic reporting requirements, non-affiliates who have not been affiliates of ours within the 90 days preceding the sale and who acquired their securities at least one year following their sale by us or our affiliates, may freely resell such securities under Rule 144.
Rule 701
In general, under Rule 701 under the Securities Act, any of our employees, board members, senior management, consultants or advisors who purchases ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part, or the effective date, is entitled to resell such shares 90 days after the effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirement.

Regulation S
Regulation S provides generally that sales made in offshore transactions, as well as the resale of any such securities issued by foreign private issuers (including into the United States), are not subject to the registration or prospectus delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS
The following summary contains a description of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs representing our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ADSs representing our ordinary shares.
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ordinary shares or ADSs representing our ordinary shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our ordinary shares or ADSs representing our ordinary shares as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding our ordinary shares or ADSs representing our ordinary shares as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to our ordinary shares or ADSs representing our ordinary shares;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our ordinary shares or ADSs representing our ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons required under Section 451(b) of the Code to conform to the timing of income accruals with respect to our ADSs representing our ordinary shares or the ordinary shares represented by such ADSs;

•	persons that own or are deemed to own (including by attribution) ten percent or more of our ordinary shares by voting power or value; and

•	persons holding our ordinary shares or ADSs representing our ordinary shares in connection with a trade or business, permanent establishment, or fixed base outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our ordinary shares or ADSs representing our ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares or ADSs representing our ordinary shares and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of such ordinary shares or ADSs representing our ordinary shares.
The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our ordinary shares or ADSs representing our ordinary shares who is eligible for the benefits of the Treaty and is:

i.	a citizen or individual resident of the United States;

ii.	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

iii.	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

iv.
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of our ordinary shares or ADSs representing our ordinary shares in their particular circumstances.
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs representing our ordinary shares for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs representing our shares and our company if, as a result of such actions, the holders of ADSs representing our shares are not properly treated as beneficial owners of the underlying ordinary shares.
Passive Foreign Investment Company Rules
Based on our financial statements and the projected composition of our income and valuation of our assets, including goodwill, we believe that we were classified as a passive foreign investment company, or PFIC, for 2017 and we expect to be classified as a PFIC for the current tax year. If we are classified as a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.
For this purpose, cash is a passive asset and passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).
The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs representing our ordinary shares, such U.S. Holder will be subject to special tax rules discussed below and could suffer adverse tax consequences.
A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year. The total value of our assets for purposes of the asset test generally will be calculated using the market price of our ordinary shares or ADSs representing our ordinary shares, which may fluctuate considerably. Fluctuations in the market price of the ordinary shares or ADSs representing our ordinary shares may result in our being a PFIC for any taxable year. Because of the uncertainties involved in establishing our PFIC status, our United States tax counsel expresses no opinion regarding our PFIC status.
If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares or ADSs representing our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs representing our ordinary shares, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder makes a “QEF Election” (defined below) or is eligible to make and makes a mark-to-market election (as described below), with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs representing our ordinary shares the U.S. Holder holds at their fair market value as of the date of such deemed sale and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs representing our ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs representing our ordinary shares. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if such election becomes available.
For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including a pledge) of our ordinary shares or ADSs representing our ordinary shares, unless (i) such U.S. Holder makes a QEF Election or (ii) our ordinary shares or ADSs representing our ordinary shares constitute “marketable“ securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs representing our ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs representing our ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs representing our ordinary shares cannot be treated as capital gains, even if a U.S. Holder holds the ordinary shares or ADSs representing our ordinary shares as capital assets.
If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and / or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.
U.S. Holders can avoid the interest charge on excess distributions or gain relating to our ordinary shares or ADSs representing our ordinary shares by making a mark-to-market election with respect to the ordinary shares or ADSs representing our ordinary shares, provided that the ordinary shares or ADSs representing our ordinary shares are “marketable.” Ordinary shares or ADSs representing our ordinary shares will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs representing our ordinary shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs representing our ordinary shares will be listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs representing our ordinary shares remain listed on Nasdaq and are regularly traded, and you are a holder of ADSs representing our ordinary shares, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs representing our ordinary shares.
A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of our ordinary shares or ADSs representing our ordinary shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs representing our ordinary shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs representing our ordinary shares over the fair market value of the ordinary shares or ADSs representing our ordinary shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs representing our ordinary shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the ordinary shares or ADSs representing our ordinary shares cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs representing our ordinary shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.
Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each lower-tier PFIC as a qualified electing fund, or a QEF Election, in the first taxable year we (and our relevant subsidiaries) are treated as a PFIC with respect to the U.S. Holder. If such election remains in place while we and any lower-tier PFIC subsidiaries are PFICs, we and our subsidiaries will not be treated as PFICs with respect to such U.S. Holder. A U.S. Holder must make the QEF Election for us and for each of our subsidiaries that is a PFIC by attaching a separate properly completed IRS Form 8621 for each such PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. We intend to provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and to cause each lower-tier PFIC which we control to provide such information with respect to such lower-tier PFIC.
If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the holder. A U.S. Holder will increase its tax basis in its ordinary shares or ADSs representing our ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ordinary shares or ADSs representing our ordinary shares that is not included in the holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ordinary shares or ADSs representing our ordinary shares in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the ordinary shares or ADSs representing our ordinary shares. U.S. Holders should note that if they make QEF Elections with respect to us and lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their ordinary shares or ADSs representing our ordinary shares for any taxable year significantly in excess of any cash distributions (which may be zero) received on the ordinary shares or ADSs representing our ordinary shares for such taxable year. U.S. Holders should consult their tax advisors regarding making QEF Elections in their particular circumstances.
Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.
Taxation of Distributions
Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on our ordinary shares or ADSs representing our ordinary shares, other than certain pro rata distributions of ordinary shares or ADSs representing our ordinary shares , will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment may not apply if we are treated as a PFIC with respect to the U.S. Holder. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs representing our ordinary shares or rights to acquire ordinary shares or ADSs representing our ordinary shares) will be the fair market value of such property on the date of distribution.
For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. Because no U.K. income taxes will be withheld from dividends on ordinary shares or ADSs representing our ordinary shares, there will be no creditable foreign taxes associated with any dividends that a U.S. Holder will receive. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisers regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.
Sale or Other Taxable Disposition of Ordinary Shares and ADSs Representing Our Ordinary Shares
Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of our ordinary shares or ADSs representing our ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs representing our ordinary shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs representing our ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.
If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs representing our ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs REPRESENTING OUR ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to our ordinary shares or ADSs representing our ordinary shares, subject to certain exceptions (including an exception for ordinary shares or ADSs representing our ordinary shares held in accounts maintained by certain U.S. financial institutions). Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of our ordinary shares or ADSs representing our ordinary shares.
United Kingdom Taxation
The following paragraphs are intended as a general guide to current U.K. tax law and HM Revenue & Customs published practice applying as of the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ADSs representing our ordinary shares. They do not constitute legal or tax advice and do not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ADSs representing our ordinary shares. Unless otherwise specified, they relate only to persons who are absolute beneficial owners of the ADSs representing our ordinary shares (and where the ADSs representing our ordinary shares are held as investments, and are not held through an Individual Savings Account or a Self Invested Personal Pension) and who are resident (and in the case of individuals, domiciled or deemed domiciled) for tax purposes solely in the United Kingdom and do not have a permanent establishment or fixed base in any other jurisdiction with which the holding of the ADSs representing our ordinary shares is connected, or U.K. Holders. These paragraphs are written on the basis that the Company is and remains solely resident in the United Kingdom for tax purposes.
These paragraphs may not relate to certain classes of U.K. Holders, such as (but not limited to):

•	persons who are connected with the Company;

•	insurance companies;

•	charities;

•	collective investment schemes;

•	pension schemes;

•	brokers or dealers in securities or persons who hold ordinary shares or ADSs representing our ordinary shares otherwise than as an investment;

•
persons who have (or are deemed to have) acquired their ordinary shares or ADSs representing our ordinary shares by virtue of an office or employment or who are or have been officers or employees of the Company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.
THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs REPRESENTING OUR ORDINARY SHARES OBTAIN THEIR OWN TAX ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF ADSs REPRESENTING OUR ORDINARY SHARES. IN PARTICULAR, NON‑U.K. RESIDENT OR DOMICILED PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAX AGREEMENTS.
The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) cast some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs representing our ordinary shares as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs representing our ordinary shares is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.
Dividends
Withholding Tax
Dividends paid by the Company will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the holders of ADSs representing our ordinary shares.
Income Tax
An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the Company. An individual holder of ADSs represnting our ordinary shares who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the Company unless he or she carries on (whether solely or in partnership) any trade, profession, or vocation in the United Kingdom through a branch or agency to which the ADSs representing our ordinary shares are attributable (subject to certain exceptions for trading through independent agents, such as some brokers and investment managers).
All individual U.K. Holders will receive a tax-free dividend allowance in the 2018 /2019 tax year of £2,000 per annum. Dividend income in excess of this tax-free allowance will (subject to the availability of any income tax personal allowance) currently be charged at the highest marginal rate of 7.5% for basic rate taxpayers, 32.5% for higher rate taxpayers, and 38.1% for additional rate taxpayers. Dividend income is treated as the top slice of the total income chargeable to U.K. income tax.
Corporation Tax
A corporate holder of ADSs representing our ordinary shares who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from the Company unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ADSs representing our ordinary shares are attributable.
Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from the Company so long as the dividends qualify for exemption, which is likely to be the case, provided the dividends fall within an exempt class and certain conditions are met (including anti-avoidance conditions).

If the conditions for exemption are not satisfied, or such corporate U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends at the current rate of 19%.
Chargeable Gains
A disposal of ADSs representing our ordinary shares by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.
If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate becomes liable to U.K. capital gains tax on the disposal (or deemed disposal) of ADSs representing our ordinary shares, the current applicable rate would be 20%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 10%, save to the extent that any capital gains when aggregated with the U.K. Holder’s other taxable income and gains in the relevant tax year exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 20%.
If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ADSs representing our ordinary shares, the main rate of U.K. corporation tax (currently 19%) would apply. An indexation allowance may be available to such a holder to give an additional deduction based on the indexation of its base cost by reference to the U.K. Retail Price Index for December 2017. An indexation allowance can only reduce a gain on a future disposal, and cannot create a loss. An indexation allowance is not generally available in respect of disposals of assets acquired on or after January 1, 2018.
A holder of ADSs representing our ordinary shares which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ADSs unless they are carrying on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder of ADSs representing our ordinary shares, through a permanent establishment) to with which the ADSs representing our ordinary shares are attributable. However, an individual holder of ADSs representing our ordinary shares who is treated as resident outside the United Kingdom for the purposes of a double tax treaty, or who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of ADSs representing our ordinary shares during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).
Any gains or losses in respect of currency fluctuations relating to the ADSs representing our ordinary shares would be brought into account on the disposal.
Stamp Duty and Stamp Duty Reserve Tax
The discussion below relates to holders of ordinary shares or ADSs representing our ordinary shares wherever resident.
Issue of Ordinary Shares
No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the underlying ordinary shares in the Company.

Transfers of Ordinary Shares
Neither U.K. stamp duty nor SDRT should arise on transfers of the underlying ordinary shares (including instruments transferring ordinary shares and agreements to transfer ordinary shares) on the basis that the ordinary shares are admitted to trading on AIM, provided the following requirements are (and continue to be) met:

•
the ordinary shares are admitted to trading on AIM, but are not listed on any market (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986), and this has been certified to Euroclear; and

•	AIM continues to be accepted as a “recognized growth market” as construed in accordance with section 99A of the Finance Act 1986).
In the event that either of the above requirements is not met, stamp duty or SDRT will apply to transfers of, or agreements to transfer, ordinary shares. Where applicable, the purchaser normally pays the stamp duty or SDRT.
Transfers of ADSs Representing Our Ordinary Shares
No U.K. stamp duty will in practice be payable on a written instrument transferring an ADS representing our ordinary shares or on a written agreement to transfer an ADS representing our ordinary shares, provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the U.K. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS representing our ordinary shares could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% (rounded up to the nearest £5) of the value of the consideration.
No SDRT will be payable in respect of a transfer or an agreement to transfer an ADS representing our ordinary shares.

PLAN OF DISTRIBUTION
The registration statement of which this prospectus forms a part has been filed in part in respect of our obligations under a Registration Rights Agreement, dated September 21, 2017, concerning an aggregate of 66,396,485 ordinary shares (of which the registrant is hereby registering 66,254,529 of such ordinary shares) that it privately placed with investors on October 12, 2017 and an aggregate of 26,558,600 ordinary shares issuable upon the exercise of warrants issued on the same date to such investors, who are identified in this prospectus as the Registered Holders. The registrant is also registering pursuant to such registration statement an aggregate of 34,044,772 ordinary shares held by other shareholders identified herein. We refer to the aggregate 126,857,901 ordinary shares registered pursuant to such registration statement as the Registered Shares. Any Registered Shares offered and sold in the United States by the Registered Holders will be in the form of ADSs. The Registered Holders are also permitted to sell ordinary shares not represented by ADSs in private or offshore transactions, including on AIM, a market operated by the London Stock Exchange, which resales are not covered by this prospectus. Unlike an initial public offering, any resale by the Registered Holders of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Registered Holders may, or may not, elect to sell Registered Shares represented by ADSs as and to the extent that they may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchange in the United States at prevailing market prices.
The Registered Holders may dispose of all or a portion of the ordinary shares owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If ADSs representing our ordinary shares are sold through underwriters or broker-dealers, the Registered Holders will be responsible for any applicable underwriting discounts or commissions or agent's commissions. ADSs representing our ordinary shares may be sold on Nasdaq or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of disposition, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the disposition, at varying prices determined at the time of disposition, or at negotiated prices. These dispositions may be effected in transactions, which may involve crosses or block transactions. The Registered Holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions and offshore transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Registered Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.
The Registered Holders also may resell all or a portion of the shares in offshore transactions or open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
Broker-dealers engaged by the Registered Holders may arrange for other broker-dealers to participate in dispositions. If the Registered Holders effect such transactions by selling ADSs representing our ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive applicable commissions in the form of discounts, concessions or commissions from the Registered Holders or commissions from purchasers of ADSs representing our ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto.
In connection with dispositions of ADSs representing our ordinary shares or otherwise, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ADSs representing our ordinary shares in the course of hedging in positions they assume. The Registered Holders may also sell ADSs representing our ordinary shares short and if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective by the Commission, the Registered Holders may deliver ADSs representing our ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Registered Holders may also loan or pledge ADSs representing our ordinary shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Registered Holders have been advised that they may not use ordinary shares registered on the registration statement of which this prospectus forms a part to cover short sales of our ordinary shares (or ADSs representing ordinary shares) made prior to the date the registration statement of which this prospectus forms a part has been declared effective by the SEC.
The Registered Holders may, from time to time, pledge or grant a security interest in some or all of the warrants or ADSs representing our ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs representing our ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Registered Holders to include the pledgee, transferee or other successors in interest as Registered Holders under this prospectus. The Registered Holders also may transfer and donate the ADSs representing our ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Registered Holders and any broker-dealer or agents participating in the distribution of the ADSs representing our ordinary shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such dispositions. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the ADSs representing our ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Registered Holders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Each Registered Holder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute ADSs representing our ordinary shares. Upon the Company being notified in writing by a Registered Holder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs representing our ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Registered Holder and of the participating broker-dealer(s), (ii) the number of ADSs representing our ordinary shares involved, (iii) the price at which such ADSs representing our ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.
Each Registered Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of ADSs representing our ordinary shares by the Registered Holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs representing our ordinary shares to engage in market-making activities with respect thereto. All of the foregoing may affect the marketability of ADSs representing our ordinary shares and the ability of any person or entity to engage in market-making activities with respect thereto.
We will pay all expenses of the registration of ADSs representing our ordinary shares pursuant to the registration rights agreement with respect thereto, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws, if any; provided, however, that each Registered Holder will pay all underwriting discounts and selling commissions, if any. We have agreed to pay for the legal expenses of one of the Registered Holders up to an aggregate of $50,000. We will indemnify the Registered Holders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Registered Holders will be entitled to contribution. We may be indemnified by the Registered Holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Registered Holders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
We are not party to any arrangement with any Registered Holder or any broker-dealer with respect to dispositions of ADSs or ordinary shares, other than the Registration Rights Agreement described in the foregoing paragraph. Therefore, we will not have any input if, when and how any Registered Holder elects to dispose of ADSs representing such Registered Holder’s ordinary shares or the price or prices at which any such disposition may occur, and there can be no assurance that any Registered Holder will exchange its ordinary shares for ADSs or dispose of any or all of the ADSs representing such ordinary shares even if so exchanged pursuant to the deposit agreement. We will not receive proceeds from any disposition of Registered Shares in the form of ADSs by the Registered Holders.
We offer no assurances that an active trading market for ADSs representing our ordinary shares will develop or, if developed, be maintained.

EXPENSES OF THIS OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred in connection registration of the ordinary shares registered hereby. With the exception of the registration fee payable to the SEC and the Nasdaq listing fee, all amounts are estimates.

EXPENSE	AMOUNT
SEC registration fee	$8,309
Nasdaq listing fee	50,000
FINRA filing fee	—
Printing expenses	65,000
Legal fees and expenses	750,000
Accounting fees and expenses	500,000
Miscellaneous	100,000
Total	$1,473,309

LEGAL MATTERS
The validity of the ordinary shares registered hereby and certain other matters of the laws of England and Wales have been passed upon for us by Cooley (UK) LLP, London, England and certain matters of U.S. law have been passed on for us by Cooley LLP, New York, New York.

EXPERTS
The consolidated financial statements of Realm Therapeutics plc as of December 31, 2016 and 2017 and for the years then ended, have been included in this prospectus and the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.
In addition, uncertainty exists as to whether the courts of England and Wales would:

•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
We have been advised by Cooley LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•
England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•
the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•
the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.
Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs representing our ordinary shares. This prospectus, which forms a part of the registration statement on Form F-1, does not contain all of the information that is included in such registration statement and the exhibits and schedules thereto. Certain information is omitted and you should refer to such registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to such registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
You may review a copy of our registration statement on Form F-1 as well as the registration statement on Form F-6, including exhibits thereto and any schedules filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (www.sec.gov) that contains reports and other information regarding issuers like us that file electronically with the SEC.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
We maintain a corporate website at www.realmtx.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Realm Therapeutics plc:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Realm Therapeutics plc and subsidiaries (the Company) as of December 31, 2016 and 2017, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2018.
Philadelphia, Pennsylvania
April 13, 2018

Realm Therapeutics plc
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2016	2017
Assets
Current assets:
Cash and cash equivalents	$21,430	$9,508
Marketable securities	—	24,345
Royalty receivable	266	444
Prepaid expenses and other assets	89	245
Total current assets	21,785	34,542
Property and equipment, net	139	246
Other assets	323	320
Total assets	$22,247	$35,108
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$969	$1,009
Accrued expenses	2,229	1,902
Total liabilities	3,198	2,911

Commitments (Note 8)

Shareholders’ equity:
Ordinary shares, £0.10 nominal value: 154,897,265 ordinary shares authorized at December 31, 2017: 50,165,432 and 116,561,917 ordinary shares were issued and outstanding at December 31, 2016 and 2017, respectively	15,492	24,259
Additional paid-in capital	182,809	197,722
Accumulated other comprehensive loss	(3)	(11)
Accumulated deficit	(179,249)	(189,773)
Total shareholders’ equity	19,049	32,197
Total liabilities and shareholders’ equity	$22,247	$35,108
See accompanying notes to consolidated financial statements.

Realm Therapeutics plc
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Years Ended December 31,
	2016	2017
Revenues	$867	$1,121
Cost of revenues	121	—
	746	1,121
Operating expenses:
Research and development	4,805	8,189
General and administrative	3,248	3,622
	8,053	11,811
Loss from operations	(7,307)	(10,690)
Interest income	3	58
Loss from continuing operations before income taxes	(7,304)	(10,632)
Income tax benefit	2,230	108
Net loss from continuing operations	(5,074)	(10,524)
Net income from discontinued operations, net of tax	5,156	—
Net income (loss)	82	(10,524)
Other comprehensive income (loss):
Unrealized gain on investments	—	13
Foreign exchange translation adjustment	(11)	(21)
Total comprehensive income (loss)	$71	$(10,532)

Net income (loss) per ordinary share - basic and diluted:
Loss from continuing operations	$(0.10)	$(0.16)
Income from discontinued operations	0.10	—
Net income (loss) per ordinary share	$0.00	$(0.16)

Weighted average ordinary shares - basic and diluted	50,139,121	65,081,903
See accompanying notes to consolidated financial statements

Realm Therapeutics plc
Statements of Changes in Shareholders’ Equity
(in thousands, except shares)

	Ordinary Shares		Additional Paid-in Additional	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2016	50,135,432	$15,488	$182,582	$8	$(179,331)	$18,747
Exercise of share options	30,000	4	3	—	—	7
Share-based compensation expense	—	—	224	—	—	224
Currency translation adjustments	—	—	—	(11)	—	(11)
Net income	—	—	—	—	82	82
Balance at December 31, 2016	50,165,432	15,492	182,809	(3)	(179,249)	19,049
Issuance of ordinary shares and warrants, net of insurance costs	66,396,485	8,767	14,458	—	—	23,225
Share-based compensation expense	—	—	455	—	—	455
Unrealized gain on investments	—	—	—	13	—	13
Currency translation adjustments	—	—	—	(21)	—	(21)
Net loss	—	—	—	—	(10,524)	(10,524)
Balance at December 31, 2017	116,561,917	$24,259	$197,722	$(11)	$(189,773)	$32,197
See accompanying notes to consolidated financial statements

Realm Therapeutics plc
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2016	2017
Cash flows from operating activities:
Net loss from continuing operations	$(5,074)	$(10,524)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities
Loss on disposal of property and equipment	39	10
Depreciation and amortization	126	86
Noncash interest income	—	(4)
Share-based compensation	224	455
Deferred income taxes	(2,230)	—
Changes in operating assets and liabilities:
Royalty receivable	(190)	(178)
Prepaid expenses and other assets	(404)	(153)
Accounts payable and accrued expenses	820	805
Net cash used in continuing operating activities	(6,689)	(9,503)
Net cash provided by discontinued operating activities	1,750	—
Net cash used in operating activities	(4,939)	(9,503)

Cash flows from investing activities:
Purchase of marketable securities	—	(29,324)
Proceeds from sale of marketable securities	—	5,000
Proceeds from sale of property and equipment	—	5
Purchases of property and equipment	(74)	(208)
Net cash used in continuing investing activities	(74)	(24,527)
Net cash provided by (used in) discontinued investing activities	11,019	(1,093)
Net cash provided by (used in) investing activities	10,945	(25,620)

Cash flows from financing activities:
Proceeds from the issuance of ordinary shares and warrants	—	23,225
Proceeds from exercise of share options	7	—
Net cash provided by continuing financing activities	7	23,225
Net cash provided by discontinued financing activities	—	—
Net cash provided by financing activities	7	23,225

Effect of exchange rate changes on cash	(40)	(24)

Net increase (decrease) in cash and cash equivalents	5,973	(11,922)
Cash and cash equivalents, beginning of year	15,457	21,430
Cash and cash equivalents, end of year	$21,430	$9,508
See accompanying notes to consolidated financial statements

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

1. Organization and description of business
Realm Therapeutics plc (the Company), a company incorporated under the laws of England and Wales, which is domiciled in the United Kingdom (U.K.), is a clinical-stage biopharmaceutical company focused on developing novel therapeutics for immune-mediated diseases in adults and children. The Company is using its proprietary immunomodulatory platform technology, a high concentration, stabilized formulation of hypochlorous acid, or HOCl, to develop prescription, topical drugs for the treatment of Atopic Dermatitis, or AD, and other dermatological indications, including Acne Vulgaris, or common Acne, Psoriasis and certain additional indications. The Company’s lead product candidate, PR022, is an HOCl non-alcohol based topical gel for the treatment of AD that is in a Phase 2 clinical trial.
In March 2018, the Company announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, its product candidate, PR013, a topical solution containing HOCl as its active ingredient, did not demonstrate efficacy.  As a result, the Company is no longer pursing the clinical development of PR013 and other than the costs of completing the trial in 2018 and closing out the program, the Company does not intend to make any additional investments in this program.
In October 2016, the Company completed the sale of its Supermarket Retail business to facilitate its continued focus on and provide resources in support of its development of novel immunomodulatory therapies as drugs.
2. Liquidity
At December 31, 2017, the Company had cash, cash equivalents and marketable securities of $33.9 million, working capital of $31.6 million, and an accumulated deficit of $189.8 million. The Company has incurred net losses and negative cash flows from operations and expects to continue to incur significant losses for the foreseeable future. The only source of revenue, following the sale of the Supermarket Retail business in October 2016, is the royalty revenue generated from its marketing agreement for Vashe. The Company has no pharmaceutical products approved for sale and there is no assurance that it will obtain future approvals, or if the Company does, it will be able to generate revenues or achieve profitable operations.
The Company is increasing its investments in research and development in support of its drug development plans. Development activities, clinical and pre-clinical testing, and commercialization of the Company’s products will require significant additional capital. Management believes that the Company’s existing cash, cash equivalents and marketable securities are sufficient to fund the Company’s planned operations for at least twelve months from the date of issuance of these financial statements.
The Company anticipates that its expenses will increase significantly in connection with its ongoing activities as it:

•	continue the ongoing and planned clinical development of PR022 and RLM023;

•	initiate pre-clinical studies (including toxicology) and clinical trials for any future product candidates that we may pursue;

•	build a portfolio of product candidates through the potential acquisition or in-license of drugs or product candidates and technologies;

•	develop, maintain, expand and protect the Company’s intellectual property portfolio;

•	manufacture, or have manufactured, clinical and ultimately commercial supplies of the Company’s product candidates;

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

•	seek marketing approvals for the Company’s current and future product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which the Company may obtain marketing approval;

•	hire additional administrative, clinical, regulatory and scientific personnel; and

•	incur additional costs associated with operating as a dually listed public company following the completion of this registration.
3. Basis of presentation and summary of significant accounting policies
The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).
Principles of consolidation
The consolidated financial statements include the accounts of Realm Therapeutics plc and its wholly‑owned subsidiaries: Realm Therapeutics, Inc., and non-operating entities PuriCore Europe Limited and PuriCore Scientific Limited. All inter‑company balances and transactions have been eliminated in consolidation. For the year ended December 31, 2016, the Company has classified the results of operations and cash flows of its Supermarket Retail business as discontinued operations. Unless indicated otherwise, the information in the notes to the consolidated financial statements relates to the Company’s continuing operations.
Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.
Foreign currency translation
The Company’s reporting currency is the U.S. dollar given the majority of its operations are located in the U.S. and transactions are denominated in U.S. dollars. The functional currency of Realm Therapeutics plc, the parent, is the pound sterling and its assets and liabilities are translated at the rate of exchange at year-end, while the statements of operations are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss).
Fair value of financial instruments
At December 31, 2016 and 2017, the Company’s financial instruments included marketable securities, accounts payable and accrued expenses. The carrying amount of accounts payable and accrued expenses approximates fair value due to the short-term maturities of these instruments. The carrying value of marketable securities is the estimated fair value.

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2016 and 2017, cash equivalents consisted of certificates of deposit, U.S Treasuries and government‑backed money market funds.
Marketable securities
The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. As of December 31, 2017, all investments are classified as available for sale and carried at their estimated fair value. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income (loss). The Company periodically reviews its investments in equity securities for impairment and adjusts these investments to their fair value when a decline in market value is deemed to be other than temporary. If losses on these securities are considered to be other than temporary, the loss is recognized in earnings.
Property and equipment
Property and equipment are recorded at cost. Depreciation and amortization is determined using the straight-line method over the estimated useful lives ranging from 3 to 7 years. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the assets, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.
Impairment of long-lived assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated. Impairment charges are recognized at the amount by which the carrying amount of an asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company has not recognized any impairment of long-lived assets for the years ended December 31, 2016 and 2017.
Revenue recognition
The Company entered into, and subsequently amended, a licensing arrangement with an independent distributor to manufacture, market and distribute Vashe, a wound care product. Pursuant to the terms of the agreement, the Company assigned all right and title of the Vashe trademark and the distributor retains sole responsibility and liability in connection with the manufacturing, marketing and distribution of Vashe. The Company receives royalties that are tiered and based upon net sales. The Company is entitled to receive minimum royalties based upon annual net sales thresholds through March 2021.
Generally, the Company receives royalty payments from its distributor within 30 days after the end of each quarter. As such, the royalty revenues reported are based upon actual royalty revenues earned by the Company, including minimums.
Research and development expenses
Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and pre-clinical development and related supply and manufacturing costs, and regulatory compliance costs. At the end of the reporting period, the Company compares payments made to third party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record net prepaid or accrued expense relating to these costs.
Upfront milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered.
Share-based compensation
The Company measures equity classified share-based awards granted to employees and directors based on the estimated fair value on the date of grant and recognizes compensation expense of those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company recognizes compensation expense for performance based awards when the performance condition is probable of achievement.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, which is described more fully in Note 10.
Stock-based awards granted to consultants and non-employees are measured based on the fair value of the award on the date on which the related services are completed. Compensation expense is recognized over the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A reduction in the carrying value of the net deferred tax assets is required when it is not more likely than not that such deferred tax assets are realizable.
Net loss per ordinary share
Basic loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as warrants and options which would result in the issuance of incremental ordinary shares. For the year ended December 31, 2016, the Company reported discontinued operations, and is required to use loss from continuing operations as the “control number” or benchmark to determine whether potential ordinary shares are dilutive or antidilutive. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations due to the fact that a net loss from continuing operations existed for the years ended December 31, 2016 and 2017.

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

The following potentially dilutive securities outstanding as of December 31, 2016 and 2017 have been excluded from the computation of diluted weighted average shares outstanding, as they would be anti-dilutive:

	Years Ended December 31,
	2016	2017
Share options	4,250,668	11,418,175
Warrants	154,229	26,917,173
	4,404,897	38,335,348
Recent accounting pronouncements
In May 2014, the FASB issued ASU, No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires an entity to disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about:
Contracts with customers — including revenue and impairments recognized, disaggregation of revenue and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations).
Significant judgments and changes in judgments — determining the timing of satisfaction of performance obligations (over time or at a point in time), and determining the transaction price and amounts allocated to performance obligations.
Certain assets — assets recognized from the costs to obtain or fulfill a contract.
This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.
The Company has completed its assessment of the impact of the new revenue standard on the Company’s consolidated financial statements. The Company will adopt the new standard and its related amendments effective January 1, 2018 using the modified retrospective method with the impact of the adoption reflected in opening accumulated deficit. The expected impact of the standard relates to the Company’s license and distribution agreement for Vashe, primarily regarding the recognition of the future minimum royalty payments. Under the new standard, minimum royalty payments are included in the transaction price as variable consideration, subject to a constraint. Therefore, the future minimum payments are recognized at a point in time rather than over the future periods. The Company estimates that the cumulative impact of the adoption of Topic 606 will be a decrease of $2.5 million in the opening balance of its accumulated deficit on January 1, 2018 and a corresponding increase in royalty receivables, subject to change based on further analysis and application of the standard. Subsequent to adopting the new standard, the Company will recognize the receipt of royalty payments as a reduction in royalty receivables. Royalties in excess of the estimated future minimum royalty amount will be recognized when they are earned.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize all leases, including operating leases, with a term greater than twelve months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. The guidance will be effective for annual and interim periods beginning after December 15, 2018. The Company is currently

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU 2016‑09, Compensation — Improvements to Employee Share‑Based Payment Accounting, which simplifies several aspects of the accounting for employee share‑based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new standard is effective for annual reporting periods beginning after December 15, 2017. The adoption of this guidance is not expected to be material to the consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard and its impact on the Company’s consolidated statement of cash flows.
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): “Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The guidance will be effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the effect that this guidance may have on its consolidated financial statements.

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

4. Discontinued operations
In order to focus exclusively on drug development and to provide resources to advance its business plan, the Company divested its Supermarket Retail business. The sale was completed in October 2016 for net proceeds of $10.7 million. As of December 31, 2016, there were $1.1 million of costs associated with the sale that were accrued, which were paid during the year ended December 31, 2017. The operating results of the discontinued operations only reflect revenues and expenses that are directly attributable to the business that was eliminated from ongoing operations. The key components from discontinued operations were as follows (in thousands, except per share data):

For the Year Ended December 31, 2016
Revenues	$14,760
Cost of revenues	8,731
6,029
Operating expenses:
Selling, general and administrative expenses	3,631
Research and development expenses	1,023
4,654
Income from operations	1,375
Interest income	174
Gain on sale of discontinued operations	5,863
Income from discontinued operations before income taxes	7,412
Income tax expense	(2,256)
Net income from discontinued operations	$5,156
Basic and diluted earnings per share from discontinued operations	$0.10
5. Fair value and marketable securities
As of December 31, 2017, marketable securities were comprised of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government agency	$20,857	$14	$—	$20,871
Certificates of deposit	3,475	—	(1)	3,474
	$24,332	$14	$(1)	$24,345
The Company follows FASB’s accounting guidance on fair value measurements for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements to be classified and disclosed in one of the following three categories:

•	Level 1 — Quoted prices (unadjusted in active markets for identical assets or liabilities)

•	Level 2 — Inputs other than quoted prices in active markets that are observable either directly or indirectly

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value.
The Company has classified assets and liabilities measured at fair value on a recurring basis as follows (in thousands):

	December 31, 2017
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents(1)	$8,978	$8,978	$8,978	$—	$—
U.S. government agency	20,871	20,871	—	20,871	—
Certificates of deposit	3,474	3,474	3,474	—	—
	$33,323	$33,323	$12,452	$20,871	$—
__________________

(1)
Includes cash sweep accounts, U.S. Treasury money market mutual fund, and bank certificates of deposit and U.S. Treasury bills that have a maturity of three months or less from the original acquisition date.

	December 31, 2016
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents(2)	$20,322	$20,322	$20,322	$—	$—
__________________

(2)	U.S. Treasury money market fund.

6. Property and equipment
Property and equipment, net, consisted of (in thousands):

	December 31,
	2016	2017
Laboratory and other equipment	$214	$271
Office equipment	198	68
Computer equipment and software	445	130
Leasehold improvements	697	57
	1,554	526
Less: Accumulated depreciation and amortization	(1,415)	(280)
	$139	$246

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

Depreciation and amortization expense from continuing operations was $0.1 million and $0.1 million for the years ended December 31, 2016 and 2017, respectively.
7. Accrued expenses
Accrued expenses consisted of (in thousands):

	December 31,
	2016	2017
Compensation and related benefits	$1,575	$994
Consulting and professional fees	325	105
Research and development expenses	90	745
Other	239	58
	$2,229	$1,902
8. Commitments
Research and development arrangements
In the course of normal business operations, the Company enters into agreements with contract research organizations (CROs), to assist in the performance of research and development and pre‑clinical activities. Expenditures to CROs may represent a significant cost in pre‑clinical and clinical development for the Company in future periods. The Company can elect to discontinue the work under these agreements at any time but with some termination provisions being applicable. The Company could also enter into collaborative research, contract research, manufacturing, and supplier agreements in the future, which may require upfront payments and even long-term commitments of cash.
Leases
In December 2016, the Company’s existing office lease expired and was extended for a short term. A new 96‑month lease for new office space beginning April 1, 2017 was executed in 2017. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not yet paid. Landlord allowances for tenant improvements are deferred and recognized as a reduction to rent expense on a straight line basis and over the entire lease term. The Company also leases office equipment with non-cancellable lease terms between five and seven years.
Rent expense under operating leases was $0.2 million and $0.1 million for the years ended December 31, 2016 and 2017, respectively.
Future minimum rental payments under non-cancellable operating leases at December 31, 2017 are as follows (in thousands):

For the years ending December 31,
2018	$173
2019	168
2020	169
2021	167
2022	171
Thereafter	412
$1,260

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

Employment agreements
The Company has entered into employment agreements with certain key executives, providing for compensation and severance in certain circumstances, as defined in the agreements.
Retirement plans
The Company maintains a defined contribution 401(k) retirement plan, which covers all U.S. employees. Employees are eligible upon their date of hire. Under the 401(k) plan, participating employees may defer up to 100% of their pre‑tax salary but not more than statutory limits. The Company has a safe harbor plan and makes a contribution to employee accounts of 3% of compensation (as defined by the plan), subject to statutory limits, which vest immediately. During the years ended December 31, 2016 and 2017, the Company incurred costs of $0.1 million and $0.1 million respectively, related to the retirement plan.
9. Shareholders’ equity
Ordinary shares
As of December 31, 2017, the Company had 154,897,265 ordinary shares authorized on a fully diluted share capital basis. Each ordinary share entitles the holder to vote on all matters submitted to a vote of the Company’s shareholders. Ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors.
In October 2017, the Company completed a private placement with existing and new investors and issued 66.4 million units for net proceeds after expenses of $23.2 million. Each unit consisted of one ordinary share and one warrant to subscribe for 0.4 ordinary shares at a purchase price of 58 pence ($0.78).
Warrants to purchase ordinary shares
As of December 31, 2017, outstanding warrants to purchase ordinary shares were as follows (at an exchange rate of 1.3517):

	Warrants Outstanding	Exercise Price	Maturity Date
Issued in December 2013	358,573	49 pence (66 cents)	December 3, 2018
Issued in October 2017	26,558,600	58 pence (78 cents)	April 10, 2020
	26,917,173
10. Share‑based compensation
The Company operates the Realm Therapeutics 2016 Executive Omnibus Incentive Plan (the Plan), an equity compensation plan under which a variety of equity instruments can be issued to employees. As of December 31, 2017, there were 238,017 shares available for future issuance under the Plan.
The amount and terms of grants are determined by the Company’s board of directors. The term of the options may be up to 10 years, and options are exercisable in cash or as otherwise determined by the board of directors. Generally, options vest annually over a three year period or, for certain key executives, vest upon the achievement of performance conditions measured over a three year period.
All options granted have exercise prices equal to the fair value of the underlying ordinary shares on the date of the grant.

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

The Company recorded share‑based compensation expense in the following expense categories of its consolidated statements of operations for the years ended December 31, 2016 and 2017 (in thousands):

	Years Ended December 31,
	2016	2017
Research and development	$38	$209
General and administrative	186	246
	$224	$455
The fair value of options is estimated using the Black‑Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk‑free interest rate and dividend yield. The fair value of each grant of options during the year ended December 31, 2016 and 2017 was determined using the methods and assumptions discussed below.

•
The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•	The expected volatility is based on historical volatility of the Company’s ordinary shares commensurate with the expected term assumption.

•	The risk‑free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•	The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.
For the years ended December 31, 2016 and 2017, the grant date fair value of all option grants was estimated at the time of grant using the Black‑Scholes option‑pricing model using the following weighted average assumptions:

	Years Ended December 31,
	2016	2017
Expected term (in years)	5.0	3.7
Expected volatility	43.1%	33.2%
Risk-free rate	1.6%	1.8%
Dividend yield	—	—

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

The per share weighted average fair value of the options granted during the years ended December 31, 2016 and 2017 was estimated at $0.15 and $0.15 per share, respectively. The following table summarizes the activity related to stock option grants to employees and nonemployees for the years ended December 31, 2016 and 2017:

	Number of Shares under Option	Weighted- average Exercise Price per Option	Weighted- Average Remaining Contractual Life (in years)
Outstanding at January 1, 2016	2,458,168	$0.67
Granted	2,627,500	0.36
Exercised	(30,000)	0.22
Expired	(755,000)	0.41
Forfeited	(50,000)	0.34
Outstanding at December 31, 2016	4,250,668	0.46
Granted	2,531,000	0.51
Anti-dilution adjustment to number of options	5,087,728	0.42
Expired	(326,196)	1.21
Forfeited	(125,025)	0.40
Outstanding at December 31, 2017	11,418,175	$0.45	4.69
Exercisable at December 31, 2017	4,095,946	$0.48	2.92
Vested and expected to vest at December 31, 2017	11,418,175	$0.45	4.69
As of December 31, 2017, there was $0.3 million in unrecognized compensation cost that is expected to be recognized over an estimated weighted‑average amortization period of 1.0 year. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2017 was $0.9 million and $0.4 million, respectively.
11. Income taxes
Loss from continuing operations before income taxes was as follows (in thousands):

	Years Ended December 31,
	2016	2017
U.K.	$(928)	$(1,297)
U.S.	(6,376)	(9,335)
	$(7,304)	$(10,632)

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

Income tax benefit from continuing operations consists of the following (in thousands):

	Years Ended December 31,
	2016	2017
Current tax benefit:
U.K.	$—	$—
U.S. federal	—	108
U.S. state and local	—	—
Total current tax benefit	—	108
Deferred tax benefit:
U.K.	—	—
U.S. federal	1,951	—
U.S. state and local	279	—
Total deferred tax benefit	2,230	—
Income tax benefit	$2,230	$108
A reconciliation of income tax benefit from continuing operations as reflected in the financial statements was as follows:

	Years Ended December 31,
	2016	2017
Income tax expense at U.K. statutory rate	20.0%	19.3%
Foreign rate differential	11.5	11.4
State taxes, net of federal benefit	3.8	5.8
Permanent differences	(0.6)	(0.1)
Tax Cuts and Jobs Impact	—	(79.4)
Change in valuation allowance	(4.2)	43.5
Other	—	0.5
Effective tax rate	30.5%	1.0%
The principal components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2016	2017
Deferred income tax assets:
Net operating losses	$19,434	$15,261
Property and equipment	232	29
Accrued expenses and other	250	115
Tax credits	741	626
Valuation allowance	(20,657)	(16,031)
Deferred income tax assets, net	$—	$—

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

As of December 31, 2017, the Company had net operating loss (NOL) carry forwards of $9.3 million from its operations in the U.K., which are available to reduce certain future U.K. taxable income. As of December 31, 2017, the Company had U.S. federal and state NOLs of $60.9 million and $11.1 million, respectively. The Company has U.S. research and development credits of $0.6 million and U.S. Alternative Minimum Tax credits of $0.1 million that have an indefinite carryforward period. These AMT credits are now refundable under U.S. law resulting in an income tax benefit in 2017. The U.S. NOLs may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three‑year period in excess of 50%. This could limit the amount of NOLs and credits that the Company can utilize annually to offset future U.S. taxable income or tax liabilities, if any. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. While an analysis has not been completed, the Company believes that the private placement completed in October 2017 likely caused an ownership change which would give rise to the limitations on the federal and state NOLs. These federal and state carry forwards will begin to expire in 2020 through 2037
ASC 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a full valuation allowance against its deferred tax assets at December 31, 2016 and 2017 because the Company’s management has determined that is it more likely than not that these assets will not be fully realized. The Company experienced a net decrease in the valuation allowance of $4.6 million for the year ended December 31, 2017, primarily due to a reduction in the U.S. federal tax rate.
The Company files income tax returns in the U.K., the U.S., and various states within the U.S. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. The Company’s tax years in the U.S. are still open under statute from 2014 to present. However, applicable taxing authorities may review and adjust tax credit or NOL carryforwards generated in closed years that are utilized in open years.
The Company’s policy is to record interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2016 and 2017, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the top U.S. federal corporate tax rate from 35 percent to 21 percent; requiring companies to pay a onetime transition tax on certain un-repatriated earnings of foreign subsidiaries; generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; creating the base erosion anti-abuse tax (BEAT), a new minimum tax; creating a new limitation on deductible interest expense; and changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.
The Tax Act reduces our U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Act, the Company revalued its ending net deferred tax assets and liabilities at December 31, 2017.

Realm Therapeutics plc
Notes to Consolidated Financial Statements
For the years ended December 31, 2016 and 2017

The Tax Act provided for a one-time transition tax on the deemed repatriation of post-1986 undistributed foreign subsidiary earnings and profits (E&P). The Company has minimal operations at their controlled foreign corporation and, as such, any transition tax would be immaterial.
The global intangible low-taxed income tax and base erosion provisions are effective for taxable years beginning after December 31, 2017. The Company does not currently expect these provisions to have a material impact on its tax rate as there is minimal activity at their controlled foreign corporations and they are currently below the gross receipts threshold for purposes of the base erosion provisions.
Due to the timing of the new tax law and the substantial changes it brings, the Staff of the U.S. Securities and Exchange Commission (the SEC) issued Staff Accounting Bulletin No. 118 (SAB 118), which provides registrants a measurement period to report the impact of the new U.S. tax law. During the measurement period, provisional amounts for the effects of the law are recorded to the extent a reasonable estimate can be made. To the extent that all information necessary is not available, prepared or analyzed, companies may recognize provisional estimated amounts for a period of up to one year following enactment of the Tax Act. The Company recorded amounts as provisional and will continue to monitor for future updates to guidance or interpretations issued by the IRS.
12. Related party transactions
During the year ended December 31, 2017, the Company received net proceeds of $23.2 million upon issuing ordinary shares and warrants for ordinary shares, of which $1.2 million was from existing investors and executives.
In connection with providing scientific and business advisory services, the Company had engaged the consulting services of a director and compensation for services is provided at a fixed fee of $3,000 per month.
13. Subsequent events
The Company has evaluated subsequent events from the balance sheet date through the date at which the consolidated financial statements were available to be issued, and determined there are no other items requiring disclosure beyond those already disclosed.

Realm Therapeutics plc
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	December 31, 2017	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$9,508	$16,236
Marketable securities	24,345	7,433
Royalty receivable	444	757
Prepaid expenses and other assets	245	203
Total current assets	34,542	24,629
Property and equipment, net	246	252
Royalty receivable, net of current portion	—	1,570
Other assets	320	280
Total assets	$35,108	$26,731
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,009	$1,233
Accrued expenses	1,902	1,216
Total liabilities	2,911	2,449

Shareholders’ equity:
Ordinary shares, £0.10 nominal value: 154,897,265 ordinary shares authorized at June 30, 2018: 116,561,917 ordinary shares were issued and outstanding at June 30, 2018 and December 31, 2017	24,259	24,259
Additional paid-in capital	197,722	198,009
Accumulated other comprehensive loss	(11)	(27)
Accumulated deficit	(189,773)	(197,959)
Total shareholders’ equity	32,197	24,282
Total liabilities and shareholders’ equity	$35,108	$26,731
See notes to unaudited interim consolidated financial statements.

Realm Therapeutics plc
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Six Months Ended June 30,
	2017	2018
Revenues	$619	$—
Operating expenses:
Research and development	2,968	7,376
General and administrative	1,602	3,518
	4,570	10,894
Loss from operations	(3,951)	(10,894)
Interest income	18	248
Net loss	(3,933)	(10,646)
Other comprehensive loss:
Unrealized loss on investments	—	(13)
Foreign exchange translation adjustment	9	(3)
Total comprehensive loss	$(3,924)	$(10,662)

Net loss per ordinary share - basic and diluted	$(0.08)	$(0.09)

Weighted average ordinary shares - basic and diluted	50,165,432	116,561,917
See notes to unaudited interim consolidated financial statements.

Realm Therapeutics plc
Statements of Changes in Shareholders’ Equity
(in thousands, except share data)

	Ordinary Shares		Additional Paid-in Additional	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2017	116,561,917	$24,259	$197,722	$(11)	$(189,773)	$32,197
Adoption of ASC 606	—	—	—	—	2,460	2,460
Share-based compensation	—	—	287	—	—	287
Unrealized loss on investments	—	—	—	(13)	—	(13)
Currency translation adjustments	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	(10,646)	(10,646)
Balance at June 30,2018	116,561,917	$24,259	$198,009	$(27)	$(197,959)	$24,282
See notes to unaudited interim consolidated financial statements.

Realm Therapeutics plc
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2017	2018
Cash flows from operating activities:
Net loss	$(3,933)	$(10,646)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on disposal of property and equipment	3	—
Depreciation and amortization	39	39
Noncash interest income	—	(70)
Share-based compensation	141	287
Changes in operating assets and liabilities:
Royalty receivable	(210)	647
Prepaid expenses and other assets	3	81
Accounts payable and accrued expenses	(718)	(462)
Net cash used in operating activities	(4,675)	(10,124)

Cash flows from investing activities:
Purchase of marketable securities	—	(10,932)
Proceeds from sale of marketable securities	—	27,831
Purchases of property and equipment	(108)	(45)
Net cash (used in) provided by continuing investing activities	(108)	16,854
Net cash used in discontinued investing activities	(1,093)	—
Net cash (used in) provided by investing activities	(1,201)	16,854

Effect of exchange rate changes on cash	$9	(2)

Net (decrease) increase in cash and cash equivalents	(5,867)	6,728
Cash and cash equivalents, beginning of period	21,430	9,508
Cash and cash equivalents, end of period	15,563	$16,236
Supplemental cashflow information:
Adjustment to royalty receivables upon adoption of ASC 606	—	$(2,460)
See notes to unaudited interim consolidated financial statements.

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

1. Organization and description of business
Realm Therapeutics plc (the Company), a company incorporated under the laws of England and Wales, which is domiciled in the United Kingdom (U.K.), is a clinical-stage biopharmaceutical company developing novel therapeutics that target the interplay between innate and adaptive immunity. The Company's programs seek to influence immune signaling and change the course of immune-mediated diseases in adults and children. Realm's lead drug development program utilizes the Company's proprietary immunomodulatory technology for the treatment of Atopic Dermatitis, and the Company is exploring its efficacy in other dermatology indications which include Acne Vulgaris and Psoriasis, as well as other therapeutic areas.
On August 14, 2018, the Company reported top-line data from its Phase 2 clinical trial of PR022 in Atopic Dermatitis. In a randomized, double-blind, vehicle controlled, Phase 2 clinical trial of 122 patients, PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index (EASI) versus baseline. As the data was just received, the Company, is working to better understand this outcome and to analyze all of the data collected in the study. The Company is conducting a full review to determine whether there is a path forward for its proprietary technology in Atopic Dermatitis, and to evaluate the implications for its Acne and Psoriasis programs. The Company expects to provide an update on its plans in September 2018.
While the initial clinical development focus has been on Dermatology, the Company is also exploring other potential applications, in immune-mediated diseases generally. While the other indications are in the early stage of evaluation, Realm believes that the anti-inflammatory and immunomodulatory properties of its formulations demonstrated in pre-clinical studies to date provide scientific rationale for continuing to explore other indications and, subject to the full analysis of the PR022 results, intends to further evaluate the potential applications through pre-clinical models and other research. In addition, the Company is actively exploring opportunities to in-license new assets with potential in immune-mediated diseases to complement its portfolio.
In March 2018, the Company announced that in a Phase 2 clinical trial for Allergic Conjunctivitis, or AC, an ophthalmic disease, its product candidate, PR013, a topical solution containing HOCl as its active ingredient, did not demonstrate efficacy. As a result, the Company is no longer pursing the clinical development of PR013 and other than the costs of completing the trial in 2018 and closing out the program, the Company does not intend to make any additional investments in this program.
In October 2016, the Company completed the sale of its Supermarket Retail business to facilitate its continued focus on and provide resources in support of its development of novel immunomodulatory therapies as drugs. The cash flows related to the payment of transaction costs associated with this sale have been presented as discontinued operations within investing activities during the six months ended June 30, 2017.

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

2. Liquidity
At June 30, 2018, the Company had cash, cash equivalents and marketable securities of $23.7 million, working capital of $22.2 million, and an accumulated deficit of $198.0 million. The Company has incurred net losses and negative cash flows from operations and expects to continue to incur significant losses for the foreseeable future. The Company has no pharmaceutical products approved for commercialization from which to generate revenue and there is no assurance that it will obtain future approvals, or if the Company does, it will be able to generate revenues.
Management believes that the Company’s existing cash, cash equivalents and marketable securities are sufficient to fund the Company’s operations for at least twelve months from the date of issuance of these financial statements.
The Company expects to continue to incur significant expenses and operating losses over the next several years. Company net losses may fluctuate significantly from quarter to quarter and year to year, and the Company anticipates that its expenses will increase substantially:

•
if and to the extent that it continues ongoing clinical trials evaluating PR022 for the treatment of Atopic Dermatitis, or initiate and complete additional clinical trials of PR022 in such indication, as needed;

•	if and to the extent that it continues development of and pursues regulatory approvals for its product candidates for the treatment of Acne and Psoriasis;

•	if it seeks to develop additional product candidates based upon the Company’s proprietary technology;

•
if it ultimately establishes a commercialization infrastructure and scale up external manufacturing and distribution capabilities to commercialize any product candidates for which it may obtain regulatory approval;

•	if it seeks to in-license or acquire additional product candidates for development to expand and/or diversify its product pipeline;

•	if it is required to adapt its regulatory compliance efforts to incorporate requirements applicable to any marketed products for which it may obtain regulatory approval;

•	as it maintains and protects, and to the extent that it expands, its intellectual property portfolio ;

•	if it hires additional clinical, manufacturing, scientific, operational, financial, information technology or other personnel; and

•	assuming that it incurs incremental legal, accounting and other expenses operating as a public company in both the United States (U.S.) and the United Kingdom (UK).
3. Basis of presentation and summary of significant accounting policies
The accompanying unaudited interim consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).
In the opinion of management, the accompanying unaudited interim consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of June 30, 2018 and its results of operations and cash flows for the six months ended June 30, 2018 and 2017. Operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2018.
The unaudited interim consolidated financial statements, presented herein, do not contain the required disclosures under GAAP for annual consolidated financial statements. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and related notes as of and for the year ended December 31, 2017 included in the Company’s Registration Statement filed with the Securities and Exchange Commission (SEC) on July 3, 2018 on Form F-1. Since the date of such financial statements, there have been no changes to the Company’s significant accounting policies.
Use of estimates
The preparation of the unaudited interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.
Revenue recognition
The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) effective January 1, 2018 using the modified retrospective method with the impact of the adoption reflected in opening accumulated deficit. The impact of Topic 606 relates to the Company’s license and distribution agreement for Vashe, primarily regarding the recognition of the future minimum guaranteed royalty payments. Under Topic 606, minimum royalty payments are included in the transaction price as variable consideration, subject to a constraint. Therefore, the future minimum payments are recognized at a point in time rather than over the future periods. The revenue recognized is net of the effect of significant financing components calculated using customer-specific, risk-adjusted lending rates and will be recognized as interest income over time on an effective interest rate basis.
The Company recognized the cumulative impact of the adoption of Topic 606 with a decrease of $2.5 million in the opening balance of its accumulated deficit on January 1, 2018 and a corresponding increase in royalty receivable. The comparative information for the prior period has not been restated and continues to be reported under the revenue recognition rules then in effect (Topic 605). Royalties in excess of the estimated future minimum royalty amount will be recognized if and when they are earned. The Company concluded that the minimum guaranteed royalty amounts are fixed in substance and are recognized upon transferring the license to the distributor under Topic 606 rather than upon billing under Topic 605. As a consequence of the acceleration of revenue recognition, we will not recognize royalty income until the minimum guaranteed amount has been achieved. Any royalties in excess of the minimum guarantee will be recognized as revenue in the period they are earned.

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

Adoption of Topic 606 had no impact to cash provided by (used in) operating, investing, or financing activities within the Company’s unaudited interim consolidated statement of cash flows. In accordance with Topic 606, the disclosure of the impact of adoption to the Company’s unaudited interim consolidated statement of operations and consolidated balance sheet was as follows (in thousands):

	Six Months Ended June 30, 2018
	As Reported	Effect of Change	Amounts under ASC 605
Revenues	$—	$434	$434
Operating Expenses:
Research and development	7,376	—	7,376
General and administrative	3,518	—	3,518
	10,894	—	10,894
Loss from operations	(10,894)	434	(10,460)
Interest income	248	(70)	178
Net loss	$(10,646)	$364	$(10,282)

	June 30, 2018
Assets	As Reported	Effect of Change	Amounts under ASC 605
Royalty receivable	$757	$(526)	$231
Royalty receivable, net of current portion	$1,570	$(1,570)	$—
Shareholders' Equity
Accumulated deficit	$(197,959)	$(2,096)	$(200,055)
Net loss per ordinary share
Basic loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as warrants and options which would result in the issuance of incremental ordinary shares. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations due to the Company’s net loss for the six months ended June 30, 2017 and 2018.
The following potentially dilutive securities outstanding as of June 30, 2017 and 2018 have been excluded from the computation of diluted weighted average shares outstanding, as they would be anti-dilutive:

	Six months ended June 30,
	2017	2018
Share options	3,924,468	11,263,655
Warrants	154,229	26,917,173
	4,078,697	38,180,828
Recent accounting pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize all leases, including operating leases, with a term greater than twelve months on the balance sheet. This update also requires

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

lessees and lessors to disclose key information about their leasing transactions. The guidance will be effective for annual and interim periods beginning after December 15, 2018. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU 2016‑09, Compensation - Stock Compensation (Topic 718) Improvements to Employee Share‑Based Payment Accounting, which simplifies several aspects of the accounting for employee share‑based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new standard is effective for annual reporting periods beginning after December 15, 2017. The adoption of this guidance effective January 1, 2018, was not material to the consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard and its impact on the Company’s consolidated statement of cash flows.
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The guidance will be effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. The adoption of this guidance effective as of January 1, 2018, was not material to the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Under this ASU, an entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of costs (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period) The guidance is applicable to public business entities for fiscal years beginning after December 15, 2019 and interim periods within those years with early adoption permitted. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

4. Fair value and marketable securities
As of December 31, 2017 and June 30, 2018, marketable securities were comprised of the following (in thousands):

	June 30, 2018
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government agency	$7,432	$1	$—	$7,433

	December 31, 2017
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government agency	$20,857	$14	$—	$20,871
Certificates of deposit	3,475	—	(1)	3,474
	$24,332	$14	$(1)	$24,345
The Company follows FASB’s accounting guidance on fair value measurements for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements to be classified and disclosed in one of the following three categories:

•	Level 1 - Quoted prices (unadjusted in active markets for identical assets or liabilities)

•	Level 2 - Inputs other than quoted prices in active markets that are observable either directly or indirectly

•	Level 3 - Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions
This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value.
The Company has classified assets and liabilities measured at fair value on a recurring basis as follows (in thousands):

	June 30, 2018
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents(1)	$14,315	$14,315	$14,315	$—	$—
U.S. government agency	7,432	7,433	—	7,433	—
	$21,747	$21,748	$14,315	$7,433	$—

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

	December 31, 2017
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents(1)	$8,978	$8,978	$8,978	$—	$—
U.S. government agency	20,871	20,871	—	20,871	—
Certificates of deposit	3,474	3,474	3,474	—	—
	$33,323	$33,323	$12,452	$20,871	$—
__________________

(1)
Includes cash sweep accounts, U.S. Treasury money market mutual fund, and bank certificates of deposit and U.S. Treasury bills that have a maturity of three months or less from the original acquisition date.

5. Accrued expenses
Accrued expenses consisted of (in thousands):

	December 31, 2017	June 30, 2018
Compensation and related benefits	$994	$427
Consulting and professional fees	105	40
Research and development expenses	745	692
Other	58	57
	$1,902	$1,216
6. Share‑based compensation
The Company operates the Realm Therapeutics 2016 Executive Omnibus Incentive Plan (the Plan), an equity compensation plan under which a variety of equity instruments can be issued to employees. As of June 30, 2018, there were 392,537 shares available for future issuance under the Plan.
The amount and terms of grants are determined by the Company’s board of directors. The term of the options may be up to 10 years, and options are exercisable in cash or as otherwise determined by the board of directors. Generally, options vest annually over a three year period or, for certain key executives, vest upon the achievement of performance conditions measured over a three year period.
All options granted have exercise prices equal to the fair value of the underlying ordinary shares on the date of the grant.

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

The Company recorded share‑based compensation expense in the following expense categories of its consolidated statements of operations for the six months ended June 30, 2017 and 2018 (in thousands):

	Six Months Ended June 30,
	2017	2018
Research and development	$51	$108
General and administrative	90	179
	$141	$287
The fair value of options is estimated using the Black‑Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk‑free interest rate and dividend yield. The fair value of each grant of options during the six months ended June 30, 2017 and 2018 was determined using the methods and assumptions discussed below.

•
The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•	The expected volatility is based on historical volatility of the Company’s ordinary shares commensurate with the expected term assumption.

•	The risk‑free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•	The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.
For the six months ended June 30, 2017 and 2018, the grant date fair value of all option grants was estimated at the time of grant using the Black‑Scholes option‑pricing model using the following weighted average assumptions:

	Six Months Ended June 30,
	2017	2018
Expected term (in years)	5.0	6.0
Expected volatility	43.2%	44.4%
Risk-free rate	1.8%	2.8%
Dividend yield	—	—

Realm Therapeutics plc
Notes to Unaudited Interim Consolidated Financial Statements

The per share weighted average fair value of the options granted during the six months ended June 30, 2017 and 2018 was estimated at $0.16 and $0.20 per share, respectively.
The following table summarizes the activity related to stock option grants to employees and nonemployees for the six months ended June 30, 2018:

	Number of Shares under Option	Weighted- average Exercise Price per Option	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2017	11,418,175	$0.45
Granted	90,000	0.56
Expired	(244,520)	1.56
Outstanding at June 30, 2018	11,263,655	0.42	3.95
Exercisable at June 30, 2018	4,686,061	$0.40	2.49
Vested and expected to vest at June 30, 2018	11,263,655	$0.42	3.95
As of June 30, 2018, there was $0.4 million in unrecognized compensation cost that is expected to be recognized over an estimated weighted‑average amortization period of 1.74 year. The aggregate intrinsic value of options outstanding and options exercisable as of June 30, 2018 was $1.0 million and $0.5 million, respectively.
7. Subsequent events
The Company has evaluated subsequent events from the balance sheet date through the date at which the consolidated financial statements were available to be issued, and determined there are no other items requiring disclosure beyond those already disclosed except as follows:
On August 14, 2018, the Company reported top-line data from its Phase 2 clinical trial of PR022 in Atopic Dermatitis. In a randomized, double-blind, vehicle controlled, Phase 2 clinical trial of 122 patients, PR022 showed no difference from vehicle in the primary endpoint of percent change in Eczema Area Severity Index (EASI) versus baseline. As the data was just received, the Company, is working to better understand this outcome and to analyze all of the data collected in the study. The Company is conducting a full review to determine whether there is a path forward for its proprietary technology in Atopic Dermatitis, and to evaluate the implications for its Acne and Psoriasis programs. The Company expects to provide an update on its plans in September 2018.
On July 3, 2018, the Company was approved for listing of 5,074,316 American Depositary Shares, or ADSs, on the Nasdaq Stock Market, under the symbol “RLM”. Each ADS represents 25 ordinary shares. Holders of registered ADSs are permitted to sell ordinary shares not represented by ADSs in private transactions, including on Alternative Investment Market, or AIM, a market operated by the London Stock Exchange.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6. Indemnification of Directors and Officers.
Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:
Current and former members of the registrant’s board of directors and its officers may be indemnified for:

(a)	any liability incurred by such person in connection with any negligence, default, breach of duty, or breach of trust in relation to the registrant or an associated company;

(b)	any liability incurred by such person in connection with the activities of the registrant or an associated company in its capacity as a trustee of an occupational pension scheme; and

(c)	any other liability incurred by such person as an officer of the registrant or an associated company.
In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.
Item 7. Recent Sales of Unregistered Securities.
Set forth below is information regarding share capital issued by Realm Therapeutics since April 13, 2015:

1.
The registrant issued options to purchase an aggregate of 11,263,655 of its ordinary shares, including options to purchase 6,363,500 ordinary shares for purposes of compensation and options to purchase 5,087,732 ordinary shares for purposes of anti-dilution adjustments to previously outstanding securities following the private placement in October 2017.

2.
On October 12, 2017, the registrant issued an aggregate of 66,396,485 units, consisting of 66,396,485 ordinary shares and warrants to purchase up to 26,558,600 ordinary shares, at a price per unit of £0.29.

The offers, sales and issuances of the securities described above were exempt from registration (i) under Section 4(a)(2) of the Securities Act in transactions did not involve any public offering, (ii) under Regulation D promulgated under the Securities Act for sales for offers, sales and issuances made to accredited investors, (iii) under Regulation S promulgated under the Securities Act for offers, sales and issuances not made to persons in the United States and as to which no directed selling efforts were made in the United States, or (iv) under Rule 701 promulgated under the Securities Act in transactions under compensatory benefit plans and contracts relating to compensation.
Item 8. Exhibits and Financial Statement Schedules
Exhibits
The exhibits to this registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein.

Financial Statement Schedules
None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1†
Asset Purchase Agreement among Chemstar Corp., Realm Therapeutics, Inc. and the Registrant, dated September 19, 2016 (incorporated by reference to Exhibit 2.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

3.1	Articles of Association of Realm Therapeutics plc (incorporated by reference to Exhibit 3.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 of Amendment No. 3 to the Registration Statement on Form F-6 (No. 333-225310), filed on July 2, 2018)
4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3
Form of Warrant issued by the Registrant to certain investors on October 12, 2017 (incorporated by reference to Exhibit 4.3 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

5.1	Opinion of Cooley (UK) LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
10.1	Realm Therapeutics 2016 Executive Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
10.2†
Master Services Agreement and Exclusive Patent License between Realm Therapeutics, Inc. and Vitold Mikhailovich Bakhir, dated October 1, 2014, as amended (incorporated by reference to Exhibit 10.2 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

10.3†
Technology Transfer Agreement between the Realm Therapeutics, Inc. and Vitold M. Bakhir, dated April 4, 2018 (incorporated by reference to Exhibit 10.3 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

10.4†
Intellectual Property License Agreement between the Realm Therapeutics, Inc. and Chemstar Corp., dated October 7, 2016 (incorporated by reference to Exhibit 10.4 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

10.5
Form of Deed of Indemnity between the Registrant and each of its executive officers and directors (incorporated by reference to Exhibit 10.5 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

10.6
Relationship Agreement between the Registrant, Nplus1 Singer Advisory LLP and OrbiMed Private Investments VI, LP (incorporated by reference to Exhibit 10.6 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

10.7
Registration Rights Agreement among the Registrant and certain investors, dated September 21, 2017 (incorporated by reference to Exhibit 10.7 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)

16.1	Letter from Grant Thornton (incorporated by reference to Exhibit 16.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
23.1	Consent of independent registered public accounting firm
23.2	Consent of Cooley (UK) LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement of form F-1 (No. 333-225121), filed on July 3, 2018)
__________________

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a confidential treatment request that has been granted by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 21 day of August, 2018.

REALM THERAPEUTICS PLC

By:	/s/ Alex Martin
Alex Martin
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE

By:	/s/ Alex Martin	Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2018
Alex Martin

By:	/s/ Marella Thorell	Chief Financial Officer, Chief Operating Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 21, 2018
Marella Thorell

By:	*	Chairman of the Board of Directors	August 21, 2018
Charles Spicer

By:	*	Director	August 21, 2018
Joseph William Birkett

By:	*	Director	August 21, 2018
Ivan Gergel

By:	*	Director	August 21, 2018
Balkrishan (Simba) Gill

By:	*	Director	August 21, 2018
Sanford (Sandy) Zweifach

Realm Therapeutics, Inc.
	/s/ Alex Martin	Authorized Representative in the United States	August 21, 2018
By: Alex Martin Title: Chief Executive Officer

*By:	/s/ Marella Thorell		August 21, 2018
Marella Thorell
Attorney-in-fact